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TABLE OF CONTENTS
BANCTEC, INC. INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

As filed with the Securities and Exchange Commission on July 24, 2008.

Registration No. 333-145255

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BANCTEC, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	7374 (Primary standard industrial classification code number)	75-1559633 (I.R.S. Employer Identification No.)

2701 E. Grauwyler Road
Irving, Texas 75061
(972) 821-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

J. Coley Clark
Chairman and Chief Executive Officer
BancTec, Inc.
2701 E. Grauwyler Road
Irving, Texas 75061
(972) 821-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexander D. Lynch, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue,
New York, NY 10153
Telephone: 212-310-8971
Facsimile: 212-310-8007

Approximate date of commencement of proposed sale to public:
As soon as practicable after the Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated July 24, 2008

PROSPECTUS

46,575,000 Shares

Common Stock

        This prospectus relates to up to 46,575,000 shares of the common stock of BancTec, Inc., which may be offered for sale from time to time by the selling stockholders named in this prospectus. The selling stockholders acquired the shares of common stock offered by this prospectus in a private equity placement in reliance on exemptions from registration under the Securities Act of 1933 and from trades effected through The PORTAL Market thereafter. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted.

        We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly from the selling stockholders or alternatively through underwriters or broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. Please read "Plan of Distribution."

        There is no public market for our common stock. Sales of our common stock are currently effected through The PORTAL Market and the last sales price, occurring July 15, 2008, was $3.55 per share. We have applied to have our common stock approved for listing on The NASDAQ Capital Market under the symbol "BTEC". Following the date of this prospectus, we anticipate that our shares will be listed on The NASDAQ Capital Market and that the selling shareholders may sell all or a portion of their shares from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the prevailing market price or at negotiated prices.

        Investing in our common stock involves a high degree of risk. You should read the section entitled "Risk Factors" beginning on page 11 for a discussion of certain risk factors that you should consider before investing in our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2008

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        We are including the following discussion to inform you of some of the risks and uncertainties that can affect the Company.

        This prospectus contains various statements, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, that are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income and capital spending. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "potential," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties include, but are not limited to, the following:

  •
  dependence on sales to a small number of key clients;

  •
  the timely development of products and services based on new or evolving technologies and the production and acceptance of our products and services by the market;

  •
  our ability to successfully implement our business strategy, including continued growth of our Business Process Outsourcing ("BPO") services in our Europe, the Middle East and Africa geographic unit and in our North, Central and South America geographic unit, and sustain our historical growth rate;

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  operations in international markets, including the application of international and foreign domestic laws and regulations;

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  increased competition in the payment processing, document and content processing and IT services industries;

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  our ability to attract and retain qualified personnel;

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  risks and costs related to any operational failures in our outsourcing or transaction processing facilities; and

  •
  risks and costs with becoming a publicly traded company.

        These and other important factors, including those discussed under "Risk Factors" and "Management Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

MARKET DATA

        This prospectus includes industry and market data that we obtained from various sources, including periodic industry publications, third-party studies and surveys and internal research and estimates. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, we have not independently verified such data, and this information could prove inaccurate. Industry and market data could be inaccurate because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from sources cited herein.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including, in particular, the "Risk Factors" section beginning on page 12 of this prospectus and the financial statements and related notes included elsewhere in this prospectus. As used in this prospectus, unless the context otherwise requires or indicates, references to "BancTec," "the Company," "we," "our," and "us" refer to BancTec, Inc.

About BancTec

        We provide payment processing, document and content processing and information technology ("IT") services, helping more than 2,000 clients in 50 countries simplify the management of their information, business processes and technology infrastructure. We provide products and services that automate complex, high-volume, data-intensive business processes for the financial services, utilities, telecom, government, global outsourcing, manufacturing and healthcare industries.

        We offer our clients a complete portfolio of payment processing and document and content processing services consisting of hardware and software, infrastructure services, business solutions and BPO services. We also provide infrastructure services to the IT services industry, with focused deployment and ongoing support services for original equipment manufacturers ("OEMs") and IT outsourcing ("ITO") providers. Our offerings are built around core technology products and industry knowledge that we have developed over decades of working closely with our clients.

        We have developed senior level relationships with our clients by serving as a strategic provider of mission-critical products and services. Our clients include ten of the largest commercial banks in the United States, five of the largest banks in the United Kingdom, one of the world's largest computer OEMs and two of the largest global ITO providers. We have direct sales coverage in 14 countries across North America and Europe. We also sell hardware and software in emerging markets through resellers and distributors in 36 other countries throughout Asia, Latin America, the Middle East and Africa.

Our Industry

        Our clients, businesses and organizations are facing increasing challenges to improve their operating efficiencies which has led to a growing trend to outsource non-core business processes and to consolidate technology and operating platforms. We believe these trends create valuable opportunities for us to provide our products and services.

        Payment Processing.    The payment processing industry involves the capture, extraction, assessment and archive of financial data from all paper and electronic payments. According to Gartner, Inc. ("Gartner"), global BPO payment processing was approximately a $10.6 billion market in 2004, of which two-thirds was represented by the U.S. market ($7.1 billion). By 2009, Gartner forecasts the global market to be $18.4 billion (an 11.3% compound annual growth rate) with the U.S. market forecasted to represent nearly 70% of the global market. To assist our clients in centralizing processing and instituting remote check capture, we provide payment processing and outsourcing services, including check processing, remittance processing, and international payments and receivable processing.

        Document & Content Processing.    The document and content processing industry involves the electronic capture of a variety of documents and forms combined with intelligent integration of the captured data or content into appropriate business applications. According to IDC (a subsidiary of International Data Group, Inc.), a global provider of market intelligence, the worldwide market for document and content processing grew 5.1% to $46.0 billion and the U.S. market grew 5.9% to

$21.4 billion in 2006. To enable our clients to comply with changing regulations and increase their ability to use information more effectively, we provide products and services to simplify capturing, processing and archiving of information across the enterprise.

        IT Services.    The IT services industry involves the support, maintenance and deployment of all IT assets, including hardware, such as computers, network equipment, servers, printers and other peripherals, that are integral components of IT infrastructures. According to IDC, the worldwide market for hardware deployment and support in 2006 was $54.4 billion and is forecasted to grow at a compound annual growth rate of 5.8% through 2011. Our clients outsource their maintenance and IT infrastructure services to us, which enables them to increase efficiency, reduce costs and better serve the needs of their customers.

Our Strategy

        The key elements of our growth strategy include:

        Expand Our Client Relationships.    We intend to continue to provide our clients with a high degree of client service, flexible customization of products and services and a dedicated focus on their business needs. By leveraging our senior level relationships with our clients and instituting account management teams and programs, we believe we can enhance the quality, quantity and responsiveness of our offerings.

        Grow Recurring Revenue and Improve Operating Margins.    We seek to establish and maintain long-term relationships with our clients utilizing multi-year contracts that include the payment of monthly or transactional fees which will enable us to generate recurring revenue. In addition, by managing our operating expenses and combining all non-sales and delivery business functions through a global shared services model, we believe we can leverage our global infrastructure and provide better service to our clients.

        Broaden Service Offerings to Leverage Existing Infrastructure.    We seek to enhance our portfolio of services by focusing on client requirements, emerging trends and new technologies that will create the need for additional BPO services. We will continue to leverage our global infrastructure of systems and people, and plan to expand our sales, marketing and account management presence as we provide a broader array of products and services.

        Grow Emerging Markets.    We believe that a significant opportunity exists to accelerate our growth by developing our indirect channels in Asia, targeted Eastern European countries and Latin America. Further, we plan to expand our product offerings with both our existing and new channel partners to drive growth.

        Pursue Strategic Acquisitions and Alliances.    We intend to opportunistically expand our capabilities and geographic footprint through strategic acquisitions and alliances that will complement our existing client offerings and enable us to penetrate our target markets and expand our client base.

Client Delivery/Services Portfolio

        We employ a services portfolio approach for our payment processing, document and content processing and IT services solutions to maximize our client satisfaction, market penetration and revenue potential. Our services portfolio consists of:

        BPO Services.    We have been providing BPO services in Europe since 1999, and launched BPO services in North America in 2005. Our BPO services include retail and wholesale payment processing, check processing, healthcare payments and claims, payment and check image archives, mortgage and loan origination, credit card origination, invoice processing, accounts payable approval automation, mailroom and correspondence handling, forms processing and document imaging and archiving.

        Business Solutions.    In the payment processing and document and content processing markets, we provide on-client-site business solutions that help drive operational efficiencies through the automation of mission-critical processes for some of the world's largest institutions. Our business solutions include retail payment processing, check processing, payment and check archiving, invoice imaging and data capture, accounts payable processing, digital image classification, mailroom automation, mortgage and account origination and software services.

        Infrastructure Services.    We provide maintenance, enterprise and support services to the payment processing and document and content processing markets in support of both our and third party products. We also provide IT services to OEMs and global ITO providers. We have expertise in the deployment, logistics and management of IT assets, including hardware such as computers, network equipment, servers, printers and other peripherals that are integral components of the IT infrastructure.

        Products.    We have extensive experience designing, developing, producing and servicing both hardware and software products that enable our clients to capture, process and archive documents and data. We incorporate our hardware and software products as an integral part of our business solutions, utilize them in delivering our BPO services and sell these products through direct and indirect channels.

Corporate Information

        Our principal executive offices are located at 2701 East Grauwyler Road, Irving, Texas, 75061, and our main telephone number is 972.821.4000. Our website is www.banctec.com. Information on our website is not incorporated into this prospectus and should not be relied upon in determining whether to make an investment in our common stock.

        AP Master®, BancTec®, eFIRST®, ImageSentry®, IntelliScan® and PayCourier® are registered or common-law trademarks in the United States and several other countries. Our unregistered trademarks include eCAP™, E-Series™, ImageSentry™ and X-Series™. All other trademarks, tradenames and service marks appearing in this prospectus are the property of their respective holders.

Recent Acquisitions

        On March 4, 2008, the Company purchased DocuData Solutions, L.C. ("DocuData")—an imaging, content management, media storage and business processing outsourcing organization. DocuData has approximately 300 employees with revenues exceeding $16 million. The purchase price was approximately $26 million, which includes cash, a note payable to seller and a future earn-out component. Key members of management will continue to operate the business. Headquartered in Dallas, Texas, DocuData has operation centers in Dallas, Houston and Austin.

THE OFFERING

        The following summary is provided solely for your convenience. This summary is not intended to be complete. Therefore, you should read carefully the full text and more specific details contained elsewhere in this prospectus.

Common stock offered by selling stockholders	46,575,000 shares
Common stock outstanding
47,064,150 shares (includes 470,400 shares of restricted stock granted to management and employees pursuant to our Amended and Restated 2007 Equity Incentive Plan and 18,750 shares of restricted stock granted to directors pursuant to our 2007 Non-Employee Director Equity Plan).
Dividend policy	We do not anticipate paying cash dividends on shares of our common stock for the foreseeable future.
Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.
Listing	Our common stock is not currently listed on any public national securities exchange. We have applied to list our common stock on The NASDAQ Capital Market under the symbol "BTEC".
Risk factors	For a discussion of factors you should consider in making an investment, see "Risk Factors" on page 11.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following table sets forth certain of our selected consolidated financial information for the periods represented. The financial data for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 have been derived from our audited consolidated financial statements and notes thereto. The financial data for the three months ended March 31, 2008 and 2007 have been derived from our unaudited condensed consolidated financial statements and notes thereto. The pro forma financial data for the three months ended March 31, 2008 and the fiscal year ended December 31, 2007 has been prepared to give effect to (a) the acquisition of DocuData as though the transaction occurred at the beginning of the 2007 fiscal year and (b) the June 27, 2007 private equity placement (the "June 2007 Recapitalization"), as well as the subsequent utilization of proceeds thereof, as though such transactions occurred at the beginning of the 2007 fiscal year. The pro forma financial data should be read in conjunction with the information set forth under the caption "Unaudited Pro Forma Financial Information" included elsewhere in this prospectus.

        The data presented below should be read in conjunction with, and are qualified in their entirety by reference to: "Capitalization," "Selected Consolidated Financial Data," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

	Pro Forma
	Three Months Ended Mar 31, 2008		Three Months Ended March 31,
		Year Ended Dec, 31 2007			Years Ended December 31,
			2008	2007	2007	2006	2005	2004	2003
	(in thousands, except per share data)
Statement of Operations Data:
Revenue	$97,721	$406,344	$94,189	$92,674	$390,153	$379,479	$344,898	$360,726	$378,891
Gross profit	22,486	111,739	21,602	23,535	103,225	97,238	87,490	87,406	97,112
Operating expenses	23,481	89,596	21,750	18,669	86,559	73,321	73,935	71,598	73,242
Interest expense	745	2,628	480	5,364	14,987	20,326	19,166	19,098	19,473
Income (loss) before income taxes	$(414)	$20,735	$673	$(368)	$999	$3,943	$(5,672)	$(3,606)	$6,456
Income tax expense (benefit)	1,935	7,144	1,935	1,564	7,144	4,785	1,623	13,621	(11,370)
Net income (loss) from continuing operations	(2,349)	12,928	(1,262)	(1,932)	(6,145)	(842)	(7,295)	(17,227)	17,826
Net income (loss) per share
Basic	$(0.05)	$0.28	$(0.03)	$(0.13)	$(0.21)	$(0.05)	$(0.40)	$(1.19)	$0.76
Diluted	$(0.05)	$0.26	$(0.03)	$(0.13)	$(0.21)	$(0.05)	$(0.40)	$(1.19)	$0.73
Other Financial Data:
EBITDA(1)	$5,091	$37,023	$5,741	$7,534	$29,632	$38,163	$28,740	$30,687	$46,335

	Three Months Ended March 31	Years Ended December 31,
	2008	2007	2006	2005	2004	2003
	(in thousands)
Balance Sheet Data:
Total assets	$272,462	$239,519	$212,597	$197,214	$216,065	$239,515
Working capital (deficit)	8,421	30,273	(19,518)	(5,988)	11,531	12,337
Long-term debt, less current maturities	4,380	1,228	201,841	199,063	197,823	197,823
Series A preferred stock	—	—	18,040	18,040	18,040	16,568
Series B preferred stock	—	—	13,520	13,520	13,520	10,609
Stockholders' equity (deficit)	$114,982	$114,009	$(169,625)	$(171,985)	$(159,703)	$(152,636)

(1)
We define EBITDA (earnings before interest, taxes, depreciation and amortization) as net income as calculated under generally accepted accounting principles ("GAAP") in the United States plus interest expense, income taxes and depreciation and amortization less interest earned. Other companies may calculate EBITDA differently than we do. We have provided EBITDA because we believe it will help investors and analysts evaluate our operating performance because:

  •
  securities analysts and other interested parties use it as a measure of financial performance and debt service capabilities;

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  it facilitates management's ability to measure operating performance of our business because it assists us in comparing our operating performance on a consistent basis, given that it removes the effect of items not directly resulting from our core operations;

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  it is used by our management for planning purposes, including the preparation of our internal annual operating budget and the calculation of our ability to borrow under our credit facility (with further adjustments as required under the terms of our credit facility);

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  it is used by our management to allocate resources to enhance the financial performance of our business;

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  it is used by our management to evaluate the effectiveness of our operational strategies; and

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  it is used by our board of directors and management for determining certain management compensation targets and thresholds.

      EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP, such as net income, income from operations or cash provided by operating activities. Some of these limitations include:

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  it does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

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  it does not reflect changes in, or cash requirements for, working capital;

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  it does not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility;

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  it does not reflect payments made or future requirements for income taxes;

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  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect cash requirements for such replacements; and

  •
  because not all companies use identical calculations, our presentation of EBITDA may not be comparable to EBITDA measures of other companies.

      Management compensates for these limitations by primarily relying on GAAP results and relying on EBITDA only supplementally.

      Reconciliations of net income (loss) to EBITDA are as follows:

	Pro Forma		Three Months Ended March 31,
					Years Ended December 31,
	Mar 31, 2008	Dec 31, 2007
			2008	2007	2007	2006	2005	2004	2003
	(in thousands)
Net income (loss) from continuing operations	$(2,349)	$12,928	$(1,262)	$(1,932)	$(6,145)	$(842)	$(7,295)	$(17,227)	$17,826
Tax provision (benefit)	1,935	7,144	1,935	1,564	7,144	4,785	1,623	13,621	(11,370)
Interest income	(61)	(780)	(61)	(73)	(780)	(236)	(710)	(718)	(690)
Interest expense	806	2,628	480	5,364	14,987	20,326	19,166	19,098	19,473
Outsourcing contract costs amortization	1,248	2,673	1,248	292	2,673	—	—	—	—
Depreciation and amortization	3,512	12,430	3,401	2,319	11,753	14,130	15,956	15,913	21,096
EBITDA	$5,091	$37,023	$5,741	$7,534	$29,632	$38,163	$28,740	$30,687	$46,335

RISK FACTORS

        You should carefully consider each of the following risk factors and all of the other information set forth in this prospectus before deciding to invest in our common stock. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed and we may not be able to achieve our goals. If that occurs, the value of our common stock could decline and our stockholders could lose some or all of their investment.

Risk Factors Relating to Our Business

Our top ten clients accounted for approximately 46.1% of our revenue in 2007. If one or more of them were to cease doing business with us, or significantly reduce the volume or profitability of their business with us, our revenue and profitability would likely decline, and our business and reputation would suffer.

        Our success depends upon retention of key clients. A significant portion of our revenue is concentrated among our ten largest clients which accounted for 46.1%, 48.6%, and 45.0%, of our revenue for the years ended December 31, 2007, 2006, and 2005, respectively. During 2007, 2006, and 2005, we derived 19.1%, 19.5%, and 15.5%, respectively, of revenue from a single client, Dell, Inc. ("Dell"). The loss of Dell (or any other significant client) or a substantial reduction in the volume or profitability of our business with Dell (or any other significant client) would have a material adverse effect on our business.

        Clients may be lost due to merger or acquisition, business failure, contract expiration, conversion to a competitor, conversion to an in-house system or the development of new technology, such as remote management, which reduces demand for our services. We cannot guarantee that we will be able to retain long-term relationships or secure renewals of current contracts in the future. Renewal periods present our clients with the opportunity to consider other providers or to renegotiate their contracts with us. In addition, many of our contracts include termination provisions which allow our customers to terminate such contracts subject to certain restrictions. Significant decreases in the volumes under contracts with these significant clients or the loss of any significant client could leave us with a higher level of fixed costs than is necessary to service remaining clients. As a result of our revenue concentration, the loss of one or more key clients, or a significant decrease in the volumes under contracts, or the profitability of our business with them, could have a material adverse effect on our revenue and profitability. In addition, a disruption or a downturn in the business of one or more key clients could reduce our liquidity if we were unable to collect amounts they owe us.

To remain competitive, we must continue to develop products and services based on new or evolving technology. If our new products and services are not accepted by the market, our business could be materially adversely affected.

        The strength of our overall business depends in part on our ability to develop products and services based on new or evolving technology and the market's acceptance of those products and services. There can be no assurance that our development activities will be successful, that new technologies will be available to us, that we will be able to deliver new products and services in a timely manner, that those products and services will meet or exceed generally accepted industry standards or that those products and services will achieve market acceptance. Further risks inherent in the development and introduction of new products and services include the uncertainty of price-performance relative to products and services of competitors, competitors' responses to the introductions and the desire by clients to evaluate new products and services for extended periods of time. Our failure to introduce new or enhanced products on a timely basis, keep pace with rapid industry, technological or market changes or effectively manage the transitions to new products or new technologies could have a material adverse effect on our business, financial condition and results of operations.

If we fail to successfully implement our business strategy, including continued growth of our BPO services in Europe, the Middle East and Africa ("EMEA") and North, Central and South America (the "Americas"), we may be unable to sustain our historical growth rate and unable to become profitable.

        In order to expand the market for our BPO services business, we must be able to leverage our existing technology, service and industry-specific solutions. Our ability to grow revenues at a pace necessary to maintain and increase profitability requires that we continue to enter into long-term contracts with new and existing customers and transition our business away from the sale of products and towards an increased offering of BPO services. If we are unable to maintain adequate revenue growth and margins in this area, our ability to become profitable and financial condition could suffer.

If we fail to expand our sources of recurring revenue, we may be unable to successfully implement our business strategy.

        Our ability to generate recurring revenue requires that we continue to enter into long-term contracts that require the payment of monthly fees and/or daily transactional fees. To the extent we fail to persuade new or existing clients to enter into long-term contracts, we will be unable to implement our business strategy, and as a result, our revenue, ability to become profitable and results of operations may be impaired.

Advancing technologies may render our products and services obsolete or less competitive, which could harm our revenue, ability to become profitable and financial condition.

        Our industry is characterized by continuing improvement in technology, which results in frequent introduction of new products and services, short product life cycles and continual improvement in price/performance characteristics. We must incorporate these new technologies into our products and services in order to remain competitive. We may not be able to continue to manage technological transitions. A failure on our part to effectively manage the transition of our products and services to new technologies on a timely basis could have a material adverse effect on our revenue and our business. In addition, our business depends on technology trends in our clients' businesses. Many of our traditional products and services enable efficient handling of paper-based transactions. To the extent that technological changes impact the future volume of paper transactions, our traditional business may be adversely impacted. The market for payment processing solutions is highly competitive, rapidly evolving and subject to significant technological change, and we expect competition to increase. Competitive pressures we face may have a material adverse effect on our business, financial condition and results of operations.

We are subject to risks related to our international operations.

        We currently have direct sales coverage in North America and Europe as well as coverage of emerging markets through distributors, value added resellers and system integrators in Asia, the Middle East and Latin America. In 2007, 48.4% of our revenue was derived from international markets and we hope to expand the volume of the products and services that we provide internationally. Worldwide, we presently have personnel in 14 countries and conduct business with clients in 50 countries. Our international operations subject us to additional risks, including:

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  uncertainties concerning import and export license requirements, tariffs and other trade barriers;

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  restrictions on repatriating foreign profits back to the United States;

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  changes in foreign policies and regulatory requirements;

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  difficulties in staffing and managing international operations;

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  taxation issues;

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  currency fluctuations;

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  political, cultural and economic uncertainties; and

  •
  certain countries in which we operate may encounter disruption due to terrorist threat or action.

These risks could restrict our ability to provide services to international clients and could have a material adverse effect on our business, financial condition and results of operations.

The market for our products and services is highly competitive, and our inability to compete with other providers of BPO and IT services could harm our revenue and ability to become profitable.

        The BPO and IT services industries are highly competitive. Some of our competitors have greater resources, financial and otherwise, and may develop solutions or services which may make our service offerings obsolete. We must also be competitive in terms of functionality, performance, quality, service and price. Our ability to compete on these factors may impact our ability to win new contracts or develop and expand service offerings. Competition places downward pressure on operating margins, particularly for technology outsourcing contract extensions or renewals. As a result, we may not be able to maintain current operating margins for technology outsourcing contracts extended or renewed in the future.

        Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products and services to address the needs of our existing and prospective clients. Accordingly, it is possible that new competitors or alliances among competitors may emerge and acquire significant market share. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, financial condition and results of operations.

        We could be adversely affected if our competitors introduce innovative or technologically superior solutions or offer their products at significantly lower prices than we do. No assurances can be given that we will have the resources, marketing and service capability, or technological knowledge to continue to compete successfully.

To be successful, we need to attract and retain qualified personnel, and any inability to do so would adversely affect our business.

        Our senior management team has decades of experience in the financial technology industry and IT services industry and has led our transformation into a products and services company. Our future success depends on our ability to attract, retain and motivate our senior management as well as highly skilled personnel in various areas, including hardware and software development, engineering, project management, procurement, project controls, sales and finance. If we do not succeed in retaining and motivating our current employees and attracting additional highly qualified employees, our business could be adversely affected. Accordingly, our ability to increase our productivity and profitability will be limited by our ability to employ, train and retain skilled personnel necessary to meet our requirements. We may spend considerable resources training employees who may then be hired by our competitors, forcing us to spend additional funds to attract personnel to fill those positions. If we are unable to attract, hire and retain qualified personnel in the future, it could have a material adverse effect on our business, financial condition and results of operations.

Operational failures in our outsourcing or transaction processing facilities could harm our business and reputation.

        An operational failure in our outsourcing or transaction processing facilities could cause us to lose data and clients. Damage or destruction that interrupts our provision of services could damage our relationship with clients and may cause us to incur substantial additional expense to repair or replace damaged equipment. A prolonged interruption of our services or network that extends for more than several hours could cause us to experience data loss and a reduction in revenue as a result of such interruption. In addition, a significant interruption of service could have a negative impact on our reputation and could cause our present and potential clients to choose service providers other than us.

Material breaches in the security of our systems may adversely affect our business and customer relations.

        The confidentiality of our client and consumer information that resides on such systems are critical to the successful operations of our business. Any failures in our security and privacy measures could have a material adverse effect on our business, financial condition and results of operations. An information breach in the system and loss of confidential information could have a longer and more significant impact on our business and operations than a hardware failure.

        We electronically transfer large sums of money and store personal information about consumers, including bank account and credit card information, social security numbers, and merchant account numbers. If we are unable to protect, or clients perceive that we are unable to protect, the security and privacy of our electronic transactions, our reputation and business would suffer. A security or privacy breach may:

  •
  cause our clients to lose confidence in our services;

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  deter clients from using our services;

  •
  harm our reputation;

  •
  expose us to liability;

  •
  increase our expenses from potential remediation costs; and

  •
  decrease market acceptance of electronic commerce transactions.

New trends in criminal acquisition and illegal use of personally identifiable data make maintaining the security and privacy of data more costly and time intensive.

        While we believe that we utilize proven applications designed for data security and integrity to process electronic transactions, there can be no assurance that our use of these applications will be sufficient to address changing market conditions or the security and privacy concerns of our clients. The failure to address changing market conditions and the security and privacy concerns of our clients would have a material adverse effect on our business, results of operations and financial condition.

We may experience operational failures of our Enterprise Resource Planning ("ERP") system.

        Our ERP system is used to record our financial results as well as provide electronic links to some of our service clients and partners. Any failure in our ERP system would result in our service partners being unable to electronically send us service requests. Manual back-up processes would result in additional costs for us and our partners and a reduction in the end user level of service.

        We are in the process of rolling out our ERP system across our international operation which currently uses a different system. If we fail to implement our ERP system in a timely and seamless manner, it could adversely affect our levels of service, which could harm our business and reputation, and could lead to delays in collecting receivables cash and recognizing revenue.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent financial fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock prices.

        Currently, we are not subject to the internal control reporting or attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX"). Upon effectiveness of the registration statement of which this prospectus forms a part, we will be required to include in our annual report for the year ending December 31, 2009 our assessment of the effectiveness of our internal control over financial reporting. If we fail to develop reliable financial reports or prevent financial fraud, our ability to obtain subsequent financing, as well as our stock price, could be reduced.

        We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. In conjunction with our 2005-2007 year-end audits, our independent auditors noted significant deficiencies in our financial processes and reporting process, specifically related to process level close control activities including reconciliation of account balances and their review as well as significant deficiencies around general computer controls and inventory controls. These deficiencies arose in part because we have lacked appropriate systems, procedures and depth of personnel with sufficient experience. In response to these concerns, we hired additional accounting personnel throughout 2006 and 2007. Additionally, we commenced implementation of new policies in the second quarter of 2006 and continue to refine the relevant controls into 2008 in conjunction with our SOX-related preparation activities.

        Significant deficiencies involving controls over physical inventory were identified in conjunction with the 2006 year-end audit. Due to implementation of a new ERP system, the comprehensive cycle count program for all plants was delayed. This delay continued through 2007 and is being addressed in 2008.

        Significant deficiencies involving the design and implementation of General Computer Controls (GCC) for domestic SAP applications were identified in conjunction with our 2006 and 2007 year-end audits. Corrective and necessary security and access controls have been implemented in connection with a new ERP implementation and are also being addressed in 2008 as a part of our implementation of controls for SOX compliance.

        We are not required to be SOX compliant until 2009.

        We cannot be certain that our efforts to improve our internal controls will be successful or that we will be able to maintain adequate controls over our financial processes and reporting in the future. Any failure to develop or maintain effective controls could harm our results of operations, cause us to fail to meet our reporting obligations, or cause investors to lose confidence in our reported financial information, which would likely have an adverse effect on our stock price.

Complying with Section 404 of SOX may strain our resources and divert management.

        Prior to the effective date of the registration statement of which this prospectus forms a part, no sales of our common stock have been registered under the Securities Act and our common stock does not currently trade on any national securities exchange. As a result, we have not been required to comply with the requirements of Section 404 of SOX, The New York Stock Exchange or The NASDAQ Stock Market requiring the establishment and maintenance of effective disclosure and financial controls and the implementation of certain corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

        Upon effectiveness of the registration statement of which this prospectus forms a part, we will be required under Section 404 of SOX to furnish a report by our management on the design and operating effectiveness of our internal controls over financial reporting with our annual report on Form 10-K for our fiscal year ending December 31, 2009. SOX will require us to perform system and process evaluation and testing of our internal controls over financial reporting to enable management and our independent auditors to report on the effectiveness of our internal controls. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. In addition, our compliance with SOX will require that we incur substantial accounting, legal and consulting expenses. If we are not able to comply with the requirements of SOX in a timely manner, or if we or our independent auditors identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC, our listing stock exchange or other regulatory authorities, which would require additional financial and management resources.

We use estimates and assumptions in entering into our services contracts, and results that differ from these estimates or assumptions could adversely affect our revenue, profitability and results of operations.

        The pricing and other terms of our client contracts require us to make estimates and assumptions at the time these contracts are entered into that could differ from actual results. These estimates and assumptions reflect our best judgments regarding the nature of the contract and the expected costs to provide the contracted services. In addition, some contracts require significant investments in the early stages, which are expected to be recovered over the life of the contract through billing for services. Increased or unexpected costs or unanticipated delays in the implementation of our services, or decreases in the actual work volumes generated under these contracts could make these contracts less profitable or unprofitable.

Changes in the way we recognize revenue may affect our earnings and operating income.

        We frequently enter into contracts for equipment and software sales and maintenance and other services that may contain multiple elements or deliverables such as hardware, software, peripherals and services. Generally accepted accounting principles and accompanying accounting pronouncements, implementation guidelines, and interpretations regarding recognizing revenue under these contracts are highly complex and involve subjective judgments. These judgments relate to the allocation of the proceeds received from an arrangement to the multiple elements, determination of whether any undelivered elements are essential to the functionality of the delivered elements, and the appropriate timing of revenue recognition. Changes in the accounting rules or their interpretation or changes in our products or services could significantly change our earnings and results of operations and could add significant volatility to those measures, without a comparable underlying change in cash flow from operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies" and "Note A—Summary of Significant Accounting Policies" included in our Consolidated Financial Statements included elsewhere in this prospectus.

Some of our contracts for BPO services contain fixed pricing or benchmarking provisions that could adversely affect our results of operations and cash flow.

        Many of our contracts for BPO services contain provisions requiring that our services be priced based on a pre-established standard or benchmark regardless of the costs we incur in performing these services. Many of our BPO contracts contain pricing provisions that require the client to pay a set fee for our services regardless of whether our costs to perform these services exceed the amount of the set fee. Some of our contracts may contain re-pricing provisions which can result in reductions of our fees for performing our services. In such situations, we are exposed to the risk that we may be unable to price our services to levels that will permit recovery of our costs, and may adversely affect our results of operations and cash flow.

Future strategic acquisitions may not be successful.

        We may pursue growth through the acquisition of companies or assets, both in the United States and internationally, that will enable us to broaden the types of projects we execute and also expand into new markets. We may be unable to implement this growth strategy if we cannot identify suitable companies or assets or reach agreement on potential strategic acquisitions on acceptable terms. The core risks related to acquisitions are in the areas of valuation (negotiating a fair price for the business based on limited diligence) and integration (managing the complex process of integrating the acquired company's people, products, technology and other assets so as to realize the projected value of the acquired company and the synergies projected to be realized in connection with the acquisition).

Our ability to raise additional capital for future needs will impact our ability to compete in markets we serve.

        We may require additional capital to purchase assets, complete strategic acquisitions, repurchase shares on the open market or for general liquidity needs. Declines in our credit rating or limits on our ability to sell additional shares may adversely affect our ability to raise additional capital or materially increase our cost of capital. Our inability to raise additional capital at a reasonable cost may adversely impact our revenue growth and the price of our stock.

Our operations are subject to numerous US and foreign laws, regulations and restrictions affecting our products, services, labor and the markets in which we operate and non-compliance with these laws, regulations and restrictions could have a material adverse effect on our business and financial condition.

        Various aspects of the products and services we offer are subject to U.S. federal, state and local regulation, as well as regulation outside the United States Failure to comply with regulations may result in the suspension or revocation of licenses or registrations, the limitation, suspension or termination of service, and/or the imposition of civil and criminal penalties, including fines which could have a material adverse effect on our business, reputation and financial condition. We are subject to U.S. and international financial services regulations, a myriad of consumer protection laws, escheat regulations and privacy and information security regulations to name only a few. In addition, our international business subjects us to numerous U.S. and foreign laws and regulations, including, without limitation, the Foreign Corrupt Practices Act. Our failure or the failure of our sales representatives or consultants to comply with these laws and regulations could have a materially adverse effect on our business, financial condition and results of operation. In addition, even an inadvertent failure to comply with laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could damage our reputation and brands.

We depend on our suppliers and the loss of any key supplier could materially and adversely affect our business, financial condition and results of operations.

        Our hardware products depend on the quality of components that are procured from third party suppliers. Reliance on suppliers, as well as industry supply conditions, generally involves several risks, including the possibility of defective parts (which can adversely affect the reliability and reputation of our products), a shortage of components and reduced control over delivery schedules (which can adversely affect our manufacturing efficiencies) and increases in component costs (which can adversely affect our profitability).

        We have several single-sourced supplier relationships, either because alternative sources are not available or the relationship is advantageous due to performance, quality, support, delivery, capacity or price considerations. If any of these sources are unable to provide timely and reliable supply, we could experience manufacturing interruptions, delays or inefficiencies, which could have a material adverse effect on our results of operations. Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could have a material adverse effect on our business, financial condition and results of operations.

We may experience software defects, development delays or installation difficulties, which would harm our business and reputation and expose us to potential liability.

        Our services are based on sophisticated software and computing systems, and we may encounter delays when developing new applications and services. Further, the software underlying our services has occasionally contained, and may in the future contain, undetected errors or defects when first introduced or when new versions are released. In addition, we may experience difficulties in installing or integrating our technologies on platforms used by our clients. Defects in our software, errors or delays in the processing of transactions or other difficulties could result in interruption of business operations, delay in market acceptance, additional development and remediation costs, diversion of technical and other resources, loss of clients, negative publicity or exposure to liability claims. Although we attempt to limit our potential liability through disclaimers and limitation of liability provisions in our license and client agreements, we cannot be certain that these measures will successfully limit our liability.

We may not be able to receive or retain the necessary licenses or authorizations required for us to export or re-export our products, technical data or services, which could have a material adverse effect on our business, financial condition and results of operations.

        In order for us to export certain products or services, we are required to obtain licenses from the United States government, often on a transaction-by-transaction basis. We cannot be sure of our ability to obtain the U.S. government licenses or other approvals required to export our products and services for sales to foreign governments, foreign commercial customers or foreign destinations. Failure to receive required licenses or authorizations could hinder our ability to export our products and services and could harm our business, financial condition and results of operations. Export transactions may also be subject to the import laws of the importing and destination countries. If we fail to comply with these import laws, our ability to sell our products and services may be negatively impacted which would have a material adverse effect on our business and results of operations.

Future consolidation of financial institution clients may adversely affect our revenue, profitability and results of operations.

        There has been significant consolidation in the financial industry in recent years. As many of our clients are larger organizations that require highly specialized solutions, we have benefited in the past, and may benefit in the future, from consolidation in the industry. However, further consolidation in the financial industry also may increase pressure on profit margins as merged entities seek additional discounts due to the increased volume resulting from the consolidation. The increase in bargaining power from consolidated clients presents a risk that new contracts may be subject to increased pricing pressure, which may adversely affect our revenue, profitability and results of operations.

Our quarterly operating results may vary significantly, making it difficult to predict our future operating results or to achieve our earnings forecasts. Moreover, the industries in which we operate are subject to seasonal trends, which may affect our results of operations.

        Our results of operations may fluctuate from period to period and will depend on numerous factors, including the following: client demand and market acceptance of our products and services, new product introductions, product obsolescence, varying product mix, foreign-currency exchange rates, competition and other factors. Any unfavorable change in one or more of these factors could have a material adverse effect on our business.

        In addition, we have historically experienced more demand for our products and services in the fourth quarter than during the other times of the year, and we expect to experience similar results in the future. Our revenue has historically been affected by the buying patterns of financial services organizations. Buying patterns of financial services organizations, which tend to increase their purchases of products and services at the end of the calendar year, have resulted in higher sales in our fourth quarter. Demand for our products and services is typically lowest in the third quarter, primarily due to the fact that many of our European clients are on holiday. As a result, our results of operations may vary significantly from period to period, affecting our cash flow and liquidity.

We are subject to environmental laws and regulations, and we may be exposed to certain environmental liabilities related to our occupation and leasing of certain property.

        We are subject to federal, state, local and foreign environmental and health and safety laws and regulations. We may have potential exposure for certain environmental liabilities related to the ownership, leasing and operation of certain properties, including our facility in Irving, Texas. We cannot assure you that costs related to future clean-up and other environmental liabilities, if any, will not be material. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Also, in the future, contamination may be found to exist at our current or former facilities and we could be held liable for such contamination. The remediation of such contamination, or the enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require us to make additional expenditures, some of which could be material.

Misappropriation of our intellectual property and proprietary rights could impair our competitive position.

        We rely on a combination of patent, copyright, trademark and trade secret laws, as well as licensing agreements, third party non-disclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. There can be no assurance that these protections will be adequate to prevent our competitors from copying or reverse-engineering our hardware or software products, or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information. In addition, the laws of certain countries in which our products are sold or may be licensed do not protect our products and intellectual property rights to the same extent as the laws of the United States. The validity of any patents issued, or that may be used, by us may be challenged by others and we could encounter litigation in enforcing our patent rights against infringement. In addition, there can be no assurance that other technology cannot or will not be developed, or that patents will not be obtained by others, that would render our patents obsolete.

If our products or services are found to infringe the proprietary rights of others, we may be required to change our business practices or pay significant costs and monetary penalties.

        Our services or products may infringe upon the intellectual property rights of others. Our industry is characterized by frequent claims of intellectual property infringement. We cannot be sure that our services and products, or the products of others that we offer to our clients, do not infringe upon the intellectual property rights of third parties, and we may have infringement claims asserted against us or our clients. If others claim that we have infringed their intellectual property rights, we could be liable for significant damages. In addition, we have agreed to indemnify many of our clients against claims that our products and services infringe on the proprietary rights of others. In some instances, the amount of these indemnities may be greater than the revenues we receive from the client. Any such claims, whether with or without merit, could be time-consuming, result in costly litigation, may not be resolved on terms favorable to us, could damage our reputation or require us to enter into royalty or licensing arrangements. Such results could limit our ability to provide a service or product to our clients, thereby causing a loss of revenue generating opportunities for us and adversely impacting our results of operations or cash flow. We have received a notice that a client may in the future seek indemnification for alleged intellectual property infringement related to services we are providing under a client contract. If we are required to defend or indemnify the client such actions could be time-consuming, costly and may result in a settlement that may adversely affect our ability to provide certain services or products as a part of our business.

Our reputation and business can be adversely impacted by adverse developments in our clients' businesses.

        Because we provide certain outsourced services to our clients, our reputation and business could be adversely impacted by adverse developments in our clients' businesses. From time to time we are involved in litigation due to our association with our largest client, a high profile company with a large consumer base. Although it is the opinion of the Company that any liability ensuing from such litigation would not have a material adverse impact on the financial position, results of operations or cash flows of the Company, an adverse outcome could damage the Company's reputation, or adversely affect our client's business, which in turn would adversely impact the Company.

The decline in volume of paper transactions may adversely impact our traditional business.

        The demand for paper payment processing solutions continues to decline due to market trends, including reduced check volume, check truncation, and the passage of the Check Clearing for the 21st Century Act ("Check 21"). Check 21 is a federal law that is designed to enable banks to handle more checks electronically by facilitating the use of check truncation, the process by which a check is converted into a digital image, which, when reprinted, serves as the official record of the check. Check 21 became effective October 28, 2004. This continued decline in the volume of paper transactions will adversely affect revenues from certain of our traditional product offerings.

Our business could be materially adversely affected as a result of war or acts of terrorism.

        Terrorist acts or acts of war may cause damage or disruption to our employees, facilities, clients, partners, and suppliers, which could have a material adverse effect on our business, financial condition and results of operations. Such conflicts may also cause damage or disruption to transportation and communication systems and to our ability to manage logistics in such an environment, including receipt of components and distribution of products.

Risks Related to this Offering and Our Common Stock

An active market for our common stock may not develop and the market price for shares of our common stock may be highly volatile and could be subject to wide fluctuations.

        There is no current public market for our common stock. An active market for our common stock may not develop or may not be sustained. We have applied to have our common stock listed on The NASDAQ Capital Market, but we cannot assure you that our application will be approved. In addition, we cannot assure you as to the liquidity of any such market that may develop or the price that our stockholders may obtain for their shares of our common stock.

        Even if an active trading market develops, the market price for shares of our common stock may be highly volatile and could be subject to wide fluctuations. Some of the factors that could negatively affect our share price include:

  •
  actual or anticipated variations in our quarterly operating results;

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  changes in our earnings estimates;

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  publication (or lack of publication) of research reports about us;

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  increases in market interest rates, which may increase our cost of capital;

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  changes in applicable laws or regulations, court rulings, enforcement and legal actions;

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  changes in market valuations of similar companies;

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  adverse market reaction to any increased indebtedness we incur in the future;

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  additions or departures of key management personnel;

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  actions by our stockholders;

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  speculation in the press or investment community; and

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  general market and economic conditions.

Future sales of our common stock may dilute your ownership interest and/or depress our share price.

        We may in the future issue our previously authorized and unissued securities. We are authorized to issue 100,000,000 shares of common stock and 10,000,000 shares of preferred stock with such designations, preferences and rights as determined by our board of directors. As of June 30, 2008, we had a total of 47,064,150 shares of common stock outstanding, which excludes options to purchase 3,280,000 shares granted to management and certain employees pursuant to our Amended and Restated 2007 Equity Incentive Plan (the "2007 Equity Incentive Plan") and 6,250 restricted stock units granted to our non-employee directors pursuant to our 2007 Non-Employee Director Equity Plan ("2007 Director Plan"). We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future private placements and public offerings of our securities for capital raising purposes, or for other business purposes. The potential issuance of such additional shares of common stock will result in the dilution of the ownership interests of our present stockholders and purchasers of common stock offered hereby and may create downward pressure on the trading price of our common stock.

        The sales of substantial amounts of our common stock following the effectiveness of the registration statement of which this prospectus forms a part, or the perception that these sales may occur, could cause the market price of our common stock to decline and impair our ability to raise capital.

The sales price per share of our common stock effected through The PORTAL Market may not accurately reflect its actual value following the effectiveness of the registration statement of which this prospectus forms a part.

        The price per share listed on the cover page to this prospectus is based upon the last reported sale price per share of the Company's common stock effected through The PORTAL Market, which occurred on July 15, 2008. This price is not an offer by the selling stockholders to sell shares of our common stock at such price. When the registration statement of which this prospectus forms a part is declared effective and our shares are the subject of quotations on The NASDAQ Capital Market or other national securities exchange, market or trading facility, the selling stockholders may sell shares of our common stock at prevailing market or privately negotiated prices. The selling stockholders will act independently of us in making decisions regarding the timing, price, manner and size of each sale of our common stock offered under this prospectus. Such sales may not accurately reflect the value of our common stock, and may not be realized upon any subsequent disposition of the shares.

We do not anticipate paying any dividends on our common stock in the foreseeable future.

        We do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future, and our ability to pay dividends is restricted by our amended and restated revolving credit facility (the "Revolving Credit Facility") with General Electric Capital Corporation ("GE"), and the other financial institutions a party thereto, which restricts the payment of dividends without GE's prior approval. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

We may not be accepted for listing or inclusion on The NASDAQ Capital Market or another national exchange or automated inter-dealer quotation system.

        We have applied to have our common stock listed on The NASDAQ Capital Market. This listing may not be approved, or, if approved, maintained or that we will be able to have our common stock listed on any other national exchange or automated inter-dealer quotation system. Our inability to list or include our common stock on The NASDAQ Stock Market, The New York Stock Exchange or any other national exchange or an automated inter-dealer quotation system would adversely affect the ability of our stockholders to sell their shares of common stock subsequent to the declaration of effectiveness of the registration statement of which this prospectus forms a part, and consequently may adversely affect the value of such shares. In such case, our stockholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. In addition, we would have more difficulty attracting the attention of market analysts to cover us in their research.

        Furthermore, if our common stock is approved for listing or inclusion on The NASDAQ Capital Market or any other national exchange or automated inter-dealer quotation system, we will have no prior trading history, and thus there is no way to determine the prices or volumes at which our common stock will trade. Holders of our common stock may not be able to resell their shares at or near their original acquisition price, or at any price.

Provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our Company, which could adversely affect the price of our common stock.

        Provisions in our certificate of incorporation and our bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. Our certificate of incorporation and bylaws:

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  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to thwart a takeover attempt without further stockholder approval;

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  classify the board of directors into staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

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  prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of stock to elect some directors;

  •
  require that any stockholder that wants to propose any matter for action by stockholders at a stockholders' meeting, including the nomination of candidates for election to the board of directors, provide the Company with advance notice of such matter within a specified time period, which may limit ability of stockholders to propose matters for action at a stockholders' meeting;

  •
  prohibit action by written consent of the stockholders, requiring all actions to be taken at a meeting of the stockholders; and

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  require super-majority (66 2/3%) voting to effect amendments to the board classification, board size and prohibition on cumulative voting provisions contained in our certificate of incorporation or bylaws.

        We are also subject to the provisions of Section 203 of the Delaware General Corporate Law, which limits business combination transactions with stockholders of 15% or more of our outstanding voting stock that our board of directors has not approved. These provisions and other similar provisions make it more difficult for stockholders or potential acquirers to acquire us without negotiation. These provisions may apply even if some stockholders may consider the transaction beneficial to them.

        These provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a premium over the then current market price for our common stock.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock offered in this prospectus.

DIVIDEND POLICY

        We have not historically paid dividends on our common stock. Additionally, we do not anticipate that we will pay dividends on our common stock in the foreseeable future as we intend to retain any future earnings to fund the development and growth of our business. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on many factors, including general economic and business conditions, our strategic plans, our financial results, and conditions, legal requirements, and other factors that our board of directors deems relevant. Our Revolving Credit Facility restricts the payment of dividends to our stockholders without GE's prior approval.

CAPITALIZATION

        The following table shows our cash and cash equivalents and capitalization as March 31, 2008. You should refer to "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus in evaluating the material presented below.

As of March 31, 2008 Actual
(in thousands)
Cash and cash equivalents	$13,139

Revolving Credit Facility	$38,108
Stockholders' equity (deficit):
Common stock, par value $0.01 per share—47,059,750 shares issued and outstanding as of March 31, 2008	466
Additional paid-in capital	427,949
Accumulated deficit	(301,791)
Accumulated other comprehensive loss	(11,642)

Total stockholders' equity	$114,982

Total capitalization	$153,090

MARKET FOR COMMON STOCK

        In connection with our June 2007 Recapitalization, we applied to have our common stock designated for inclusion in The PORTAL Market, which is operated by The NASDAQ Stock Market. Other than inclusion of our common stock in The PORTAL Market, there is currently no established trading market for our common stock. In connection with this offering by the selling stockholders, we have applied to have our common stock listed on The NASDAQ Capital Market under the symbol "BTEC".

        The following table shows the price range of our common stock for each quarter ended since our June 2007 Recapitalization.

Quarter Ended	High	Low
June 30, 2007	$8.00	$8.00
September 30, 2007	$8.00	$7.20
December 31, 2007	$7.20	$6.00
March 31, 2008	$6.00	$5.00
June 30, 2008	$5.00	$3.50

        The last reported sales price of our common stock effected through The PORTAL Market, occurring on July 15, 2008, was $3.55 per share. The PORTAL Market is available only to qualified institutional buyers, and, accordingly, our common stock has experienced limited trading volume to date. Because of the limited trading volume in our common stock, sales thereof effected through The PORTAL Market may not accurately reflect the price at which the selling stockholders may sell shares of our common stock following effectiveness of the registration statement of which this prospectus forms a part and the listing of our common stock on The NASDAQ Capital Market or other national securities exchange, market or trading facility.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth certain of our selected consolidated financial information for the periods represented. The financial data for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 have been derived from our audited consolidated financial statements and notes thereto. The financial data for the three months ended March 31, 2008 and 2007 have been derived from our unaudited condensed consolidated financial statements and notes thereto. The pro forma financial data for the three months ended March 31, 2008 and the year ended December 31, 2007 has been prepared to give effect to the combined effect of (a) the acquisition of DocuData as though the transaction occurred at the beginning of the 2007 fiscal year and (b) the June 27, 2007 private equity placement (the "June 2007 Recapitalization"), as well as the subsequent utilization of proceeds thereof, as though such transactions occurred at the beginning of the 2007 fiscal year. The pro forma financial data should be read in conjunction with the information set forth under the caption "Unaudited Pro Forma Condensed Consolidated Financial Information" included elsewhere in this prospectus.

        The data presented below should be read in conjunction with, and are qualified in their entirety by reference to: "Capitalization," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

	Pro Forma		Three Months Ended March 31,
					Years Ended December 31,
	Mar 31, 2008	Dec, 31 2007
			2008	2007	2007	2006	2005	2004	2003
	(in thousands, except per share data)
Statement of Operations Data:
Revenue	$97,721	$406,344	$94,189	$92,674	$390,153	$379,479	$344,898	$360,726	$378,891
Gross profit	22,486	111,739	21,602	23,535	103,225	97,238	87,490	87,406	97,112
Operating expenses	23,481	89,596	21,750	18,669	86,559	73,321	73,935	71,598	73,242
Interest expense	745	2,628	480	5,364	14,987	20,326	19,166	19,098	19,473
Income (loss) before income taxes	$(414)	$20,735	$673	$(368)	$999	$3,943	$(5,672)	$(3,606)	$6,456
Income tax expense (benefit)	1,935	7,144	1,935	1,564	7,144	4,785	1,623	13,621	(11,370)
Net income (loss) from continuing operations	(2,349)	12,928	(1,262)	(1,932)	(6,145)	(842)	(7,295)	(17,227)	17,826
Net income (loss) per share
Basic	$(0.05)	$0.28	$(0.03)	$(0.13)	$(0.21)	$(0.05)	$(0.40)	$(1.19)	$0.76
Diluted	$(0.05)	$0.26	$(0.03)	$(0.13)	$(0.21)	$(0.05)	$(0.40)	$(1.19)	$0.73
Other Financial Data:
EBITDA(1)	$5,091	$37,023	$5,741	$7,534	$29,632	$38,163	$28,740	$30,687	$46,335

	Three Months Ended March 31	Years Ended December 31,
	2008	2007	2006	2005	2004	2003
	(in thousands, except per share data)
Balance Sheet Data:
Total assets	$272,462	$239,519	$212,597	$197,214	$216,065	$239,515
Working capital (deficit)	8,421	30,273	(19,518)	(5,988)	11,531	12,337
Long-term debt, less current maturities	4,380	1,228	201,841	199,063	197,823	197,823
Series A preferred stock	—	—	18,040	18,040	18,040	16,568
Series B preferred stock	—	—	13,520	13,520	13,520	10,609
Stockholders' equity (deficit)	114,982	$114,009	$(169,625)	$(171,985)	$(159,703)	$(152,636)

(1)
We define EBITDA as GAAP net income plus interest expense, income taxes and depreciation and amortization less interest earned. Other companies may calculate EBITDA differently than we

  do. We have provided EBITDA because we believe it will help investors and analysts evaluate our operating performance because:

  •
  securities analysts and other interested parties use it as a measure of financial performance and debt service capabilities;

  •
  it facilitates management's ability to measure operating performance of our business because it assists us in comparing our operating performance on a consistent basis, given that it removes the effect of items not directly resulting from our core operations;

  •
  it is used by our management for planning purposes, including the preparation of our internal annual operating budget and the calculation of our ability to borrow under our revolving credit facility (with further adjustments as required under the terms of our revolving credit facility);

  •
  it is used by our management to allocate resources to enhance the financial performance of our business;

  •
  it is used by our management to evaluate the effectiveness of our operational strategies; and

  •
  it is used by our board of directors and management for determining certain management compensation targets and thresholds.

  EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP, such as net income, income from operations or cash provided by operating activities. Some of these limitations include:

  •
  it does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  it does not reflect changes in, or cash requirements for, working capital;

  •
  it does not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility;

  •
  it does not reflect payments made or future requirements for income taxes;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect cash requirements for such replacements; and

  •
  because not all companies use identical calculations, our presentation of EBITDA may not be comparable to EBITDA measures of other companies.

  Management compensates for these limitations by primarily relying on GAAP results and relying on EBITDA only supplementally.

  Reconciliations of net (loss) income to EBITDA are as follows:

	Pro Forma		Three Months Ended March 31,
					Years Ended December 31,
	Mar 31, 2008	Dec 31, 2007
			2008	2007	2007	2006	2005	2004	2003
	(in thousands)
Net income (loss) from continuing operations	$(2,349)	$12,928	$(1,262)	$(1,932)	$(6,145)	$(842)	$(7,295)	$(17,227)	$17,826
Tax provision (benefit)	1,935	7,144	1,935	1,564	7,144	4,785	1,623	13,621	(11,370)
Interest income	(61)	(780)	(61)	(73)	(780)	(236)	(710)	(718)	(690)
Interest expense	806	2,628	480	5,364	14,987	20,326	19,166	19,098	19,473
Outsourcing contract costs amortization	1,248	2,673	1,248	292	2,673	—	—	—	—
Depreciation and amortization	3,512	12,430	3,401	2,319	11,753	14,130	15,956	15,913	21,096
EBITDA	$5,091	$37,023	$5,741	$7,534	$29,632	$38,163	$28,740	$30,687	$46,335

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial information has been prepared to give effect to the June 2007 Recapitalization, as well as the subsequent utilization of proceeds thereof, and the acquisition of DocuData, as though such transactions occurred at January 1, 2007. The unaudited condensed balance sheet as of March 31, 2008 is not presented as all required adjustments are included in the unaudited Banctec, Inc. consolidated financial statements presented herein.

June 2007 Recapitalization

        Our June 2007 Recapitalization provided proceeds of $351.8 million from the issuance of common stock. Following the closing of our June 2007 Recapitalization, we used $42.4 million of the proceeds of such offering to redeem all of our Series A and Series B preferred stock and $48.3 million of the proceeds of such offering to repurchase 18,935,784 shares of our common stock at $2.55 per share. The common shares redeemed include 750,000 shares from stock warrants exercised by the Series A preferred stockholders. Additionally, we used $110.7 million of the proceeds of such offering to prepay in full the Sponsor Note. We also used a portion of the proceeds of such offering to repay the principal balance due under our previous revolving credit facility. Our previous revolving credit facility totaled $31.5 million for the fiscal year ended December 31, 2006, while borrowing under our previous revolving credit facility provided $16.7 million for fiscal year ended December 31, 2005. The purchase by Welsh, Carson, Anderson & Stowe VIII, L.P. and its associates ("WCAS") of Series B preferred stock provided proceeds of $8.0 million during the fiscal year ended December 31, 2007.

        At December 31, 2007, our principal outstanding debt instruments consisted of $13.5 million outstanding under our previous revolving credit facility. An additional $2.8 million of management bonuses related to the June 2007 Recapitalization incurred and recorded in the historical 2007 financial statements are not included in the pro forma adjustments.

DocuData Solutions, L.C. Acquisition

        On March 4, 2008, the Company acquired all the membership interests of DocuData. The purchase price was $20.3 million in cash, a note payable to seller, of $3 million and contingent consideration of up to $3 million. Direct transaction costs for the acquisitions are estimated to be $50,000.

        The unaudited pro forma condensed consolidated financial information set forth below gives effect to the acquisition of DocuData by the Company as if it had been completed on January 1, 2007, for purposes of the statements of operations.

        Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" ("SFAS No. 141") requires that the Company establish a new basis for the DocuData assets and liabilities based upon the fair values thereof and the purchase price, including costs of the acquisition. The purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial statements are preliminary and have been made solely for the purposes of developing such pro forma financial information and are based upon the assumptions described in the notes hereto. The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined companies, nor do they reflect any adjustments to expenses for any future operating changes. The Company may incur integration-related expenses not reflected in the pro forma financial statements such as operational realignment and workforce reductions. The following unaudited pro forma condensed consolidated financial information is not necessarily indicative of the financial position or operating results that would have occurred had the acquisition been completed on the dates discussed above.

        The Company is unaware of events, other than those disclosed in the accompanying notes, that would require a material change to the preliminary purchase price allocation. However, a final determination of the required purchase accounting adjustments will be made within periods prescribed in accordance with GAAP. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the pro forma financial information and the date on which the acquisition took place.

The total preliminary purchase price of DocuData is as follows.

Consideration (in thousands):
Cash paid at closing	$20,309
Note payable to seller	3,000
Estimated direct transaction costs	50

Total preliminary purchase price	$23,359

Preliminary purchase price allocation (in thousands):
Working Capital	$880
Fixed Assets	1,687
Intangible Assets
DocuData trade name	790
Non-compete agreements	813
Backlog	1,177
Customer relationships	7,837
Residual Goodwill	10,175

Total assets identified	$23,359

Contingent consideration (1)	$3,000

(1)—The agreement calls for additional consideration of up to $3 million to be paid to the sellers upon the achievement of certain goals. SFAS No. 141 states that additional consideration contingent upon achieving specified earnings levels in future periods will result in an additional cost of the acquired entity. As all of the other assets and liabilities were identified and recorded at the acquisition date, this additional consideration will be recorded as goodwill if and when the contingency is resolved.

 PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Year Ended December 31, 2007
	BancTec	DocuData	Pro Forma Adjustment	Notes	Pro Forma
	(in thousands, except for per share data)
REVENUE
Equipment and software	$97,667	$—	$—		$97,667
Software services	44,651	—	—		44,651
Maintenance and other services	210,552	—	—		210,552
Business process outsourcing	37,283	16,414	(379)	I	53,318

	390,153	16,414	(379)		406,188
COST OF SALES
Equipment and software	61,719	—	—		61,719
Software services	19,234	—	—		19,234
Maintenance and other services	169,463	—	—		169,463
Business process outsourcing	36,512	7,800	(224)	I	44,088

	286,928	7,800	(224)		294,504

Gross profit	103,225	8,614	(155)		111,684

OPERATING EXPENSES
Product development	6,507	—	—		6,507
Selling, general and administrative	80,053	7,802	(4,750)	A,G	83,105

	86,559	7,802	(4,750)		89,611

Income from operations	16,666	812	4,595		22,073
OTHER INCOME (EXPENSE)
Interest income	780	—	—		780
Interest expense	(14,987)	(148)	12,507	B,H	(2,628)
Sundry, net	(1,460)	126	1,774	C	440

	(15,667)	(22)	14,281		(1,408)

INCOME BEFORE INCOME TAXES	999	790	18,876		20,665
INCOME TAX EXPENSE	7,144		—	D	7,144

NET (LOSS) INCOME	(6,145)	790	18,876		13,521
PREFERRED STOCK DIVIDEND	663	—	—		663

NET (LOSS) INCOME APPLICABLE TO COMMON STOCK	$(6,808)	$790	$18,876		$12,858

NET LOSS PER SHARE
Basic	$(0.21)				$0.28
Diluted	$(0.21)				$0.26
WEIGHTED AVERAGE SHARES
Basic	32,731			E	45,674
Diluted	32,731			F	49,405

See accompanying notes to the pro forma condensed consolidated financial information.

 PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31, 2008
	BancTec	DocuData	Pro forma Adjustments	Notes	Pro Forma
	(in thousands, except for per share data)
REVENUE
Equipment and software	$21,346	$—	$—		$21,346
Software services	10,756	—	—		10,756
Maintenance and other services	50,780	—	—		50,780
Business Process Outsourcing	11,307	3,533	(13)	I	14,827

	94,188	3,533	—		97,708
COST OF SALES
Equipment and software	13,952	—	—		13,952
Software services	4,834	—	—		4,834
Maintenance and other services	42,048	—	—		42,048
Business Process Outsourcing	11,753	2,648	(4)	I	14,397

	72,587	2,648	—		75,231

Gross profit	21,601	885	(9)		22,477
OPERATING EXPENSES
Product development	1,489	—	—		1,489
Selling, general and administrative	20,261	1,991	249	G	22,003

	21,750	1,991	249		23,492

Income from operations	(149)	(1,106)	240		(1,015)
OTHER INCOME (EXPENSE)
Interest income	61	—	—		61
Interest expense	(480)	(21)	(305)	H	(806)
Sundry, net	1,240	86	—		1,326

	821	65	(305)		581

INCOME (LOSS) BEFORE INCOME TAXES	672	(1,041)	(65)		(434)
INCOME TAX EXPENSE	1,935	—	—	D	1,935

NET LOSS	(1,263)	(1,041)	(65)		(2,369)
PREFERRED STOCK DIVIDEND	—	—	—		—

NET LOSS APPLICABLE TO COMMON STOCK	$(1,263)	$(1,041)	$(65)		$(2,369)

NET LOSS PER SHARE
Basic and diluted	$(0.03)				$(0.05)
WEIGHTED AVERAGE SHARES
Basic and diluted	46,575				46,575

See accompanying notes to the pro forma condensed consolidated financial information.

 Notes to Pro Forma Condensed

Consolidated Financial Information

(Unaudited)

Note 1- Basis of Presentation

        The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2007 gives effect to the June 2007 Recapitalization and the acquisition of DocuData as if it occurred on January 1, 2007. The adjustments required for the pro forma balance sheet are included in the audited balance sheet at March 31, 2008 included elsewhere in this prospectus. Therefore, the pro forma balance sheet is not presented.

Note 2—Unaudited Pro Forma Adjustments

June 2007 Recapitalization Pro Forma Adjustments

A
The Company incurred $2.6 million in non-recurring transaction expenses relating to the June 2007 Recapitalization.

B
Reflects the elimination of interest expense on the Sponsor Note, Senior Notes and our previous revolving credit facility, all of which were paid down with $13.7 million of proceeds from the June 2007 Recapitalization.

C
Reflects the elimination of the net loss on the early redemption of the Senior Notes.

D
The Company has substantial domestic deferred tax assets that are offset by valuation reserves. The tax effect of any pro forma adjustments would be offset by a change in the valuation allowance.

E
This includes only 46,575,000 shares assuming the June 2007 Recapitalization occurred January 1, 2007. This amount is reduced by 901,465 shares representing the portion of the June 2007 Recapitalization proceeds attributable to general corporate purposes. Potentially dilutive stock options and non-vested restricted stock is excluded from the calculation.

F
[_[ONT,1,9213,10,0,2]_]F      This includes 46,575,000 shares increased by the dilutive effect of stock options representing 3,265,000 shares of common stock and 466,000 shares of non-vested restricted stock. This amount is reduced by 901,465 shares, representing the portion of the June 2007 Recapitalization proceeds attributable to general corporate purposes. These amounts assume the June 2007 Recapitalization occurred January 1, 2007.

DocuData Solutions, L.C. Acquisition Pro Forma Adjustments

G
The DocuData acquisition included certain intangible assets with a fair value of approximately $10 million. This adjustment represents the accrual of amortization expense of $2.2 million and $249,000 for the year ended December 31, 2007 and the three months ended March 31, 2008, respectively, as if the acquisition occurred on January 1, 2007.

H
The Company incurred borrowings of approximately $20.3 million to effect the acquisition. This adjustment represents the cost of the borrowings at a 6% interest rate resulting in interest expense of approximately $1.2 million and $305,000 for the year ended December 31, 2007 and the three months ended March 31, 2008, respectively.

I
Reflects the elimination of intercompany revenues and cost of sales between BancTec and DocuData.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our audited and unaudited financial statements and related notes appearing elsewhere in this prospectus. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and uncertainties, including those described elsewhere in this prospectus under "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors." We assume no obligation to update any of these forward-looking statements.

Overview

        We provide payment processing, document and content processing and IT services, helping more than 2,000 clients in 50 countries simplify the management of their information, business processes and technology infrastructure. We provide products and services that automate complex, high-volume, data-intensive business processes for the financial services, utilities, telecom, government, global outsourcing, manufacturing and healthcare industries.

        We offer our clients a complete portfolio of payment processing and document and content processing services, consisting of hardware and software, infrastructure services, business solutions and BPO services. We also provide infrastructure services to the IT services industry, with focused deployment and ongoing support services for OEMs and ITO providers. Our offerings are built around core technology products and industry knowledge that we have developed over decades of working closely with our clients.

        We have developed senior level relationships with our clients by serving as a strategic provider of mission-critical products and services. Our clients include ten of the largest commercial banks in the United States, five of the largest banks in the United Kingdom, one of the world's largest computer OEMs and two of the largest global ITO providers.

        We have direct sales coverage in 14 countries across North America and Europe. We also sell hardware and software in the emerging markets through resellers and distributors in 36 other countries throughout Asia, Latin America, the Middle East and Africa.

Operating Segments

        We report our operations as three primary segments: Americas, EMEA, and Information Technology Service Management ("ITSM"). We service our payment processing and document and content processing businesses through our two geographic business units: the Americas and EMEA. The Americas and EMEA business units offer a similar portfolio of products and services, infrastructure services, business solutions and BPO services to similar types of clients. Our ITSM unit operates as a global business and offers infrastructure services to OEMs and ITO providers. For revenues from external customers, a measure of profit or loss and total assets reported by segment, see "Note O—Business Segment Data" to our Consolidated Financial Statements included elsewhere in this prospectus.

Business and Industry Trends

        We initiated several growth initiatives in late 2005. We expanded our BPO services in the Americas by leveraging our experience in the EMEA BPO market. We expanded our ITSM business in the EMEA market. We also grew our Americas hardware maintenance business through the addition of significant contracts for the maintenance of third party equipment.

        Our business continues to be influenced by several significant factors and trends, including corporate technology spending cycles, competitive pressures and the impact of technological changes on the volume of paper-based transactions, and ongoing planned changes in the revenue mix within our Americas and EMEA operating segments.

        Corporate technology spending cycles can impact our revenue from period to period because companies who purchase significant hardware or software systems from us in a given fiscal quarter or year may not make another such significant purchase or upgrade for a period of three to seven years. Such cyclicality may generate a large revenue stream realized in a current period that will not recur for some length of time, even if the customer upgrades or purchases additional products from us in their next spending cycle. This can result in significant variability in our earnings compared to the prior year or quarterly period.

        The market for our products and services within the industries we serve remains highly competitive, and technological advances may render our products and services less desirable than some of our competitors if we are not able to incorporate these new technologies into our products and rapidly adapt to the technology trends in our clients' business. Additionally, the impact of these technological changes on the volume of paper-based transactions in our payment processing business is expected to continue to result in declining revenue in that market with our existing customers, and we will be required to increase our market penetration for these products if we are to maintain revenue from these products at or near historical levels. Due to regulatory requirements and other reasons, however, we do not anticipate a corresponding decline of paper-based transactions in our document and content processing businesses, especially as it relates to our expansion into the healthcare and accounts payable processing industries. We intend to continue to grow our BPO business with our clients in the payment processing industry in an effort to offset the decline in paper-based transactions in that market.

        As a result of the technological advances and changes affecting the demand for some of our products, we intend to continue to enhance our portfolio of services to adapt to our clients' needs throughout our Americas and EMEA operating segments, including focusing on growing our BPO services offerings and expanding our offerings to other industries and products, including healthcare and accounts payable processing. Accordingly, we expect that our revenue mix within the Americas and EMEA operating segments will continue to change to reflect these business and product sales trends.

Revenue and Expenses

        We derive revenue from primarily four sources: (1) equipment and software sales, (2) software services, (3) maintenance and other services and (4) business process outsourcing. Equipment and software sales include BancTec and third party equipment and software designed to address complex data and paper-intensive work processes; integration of BancTec and third-party developed software with BancTec and third-party manufactured equipment; and consumable products used by BancTec and third-party manufactured equipment. Software services include ongoing support of BancTec developed software. Maintenance and other services include equipment deployment and maintenance services; and ongoing support of BancTec and third-party manufactured equipment. Business process outsourcing provides services for payment processing, accounts payable processing and mailroom process and other services. For the years ended December 31, 2005, 2006 and 2007, equipment and software sales contributed 23.4%, 24.3% and 25.0% of our consolidated revenue, respectively; software services contributed 13.3%, 11.6% and 11.4% of our consolidated revenue, respectively; maintenance and other services contributed 60.8%, 56.5% and 54.0% of our consolidated revenue, respectively; and business process outsourcing contributed 2.5%, 7.6% and 9.6% of our consolidated revenue, respectively. For the three months ended March 31, 2007 and 2008, equipment and software sales contributed 23.1% and 22.7% of our consolidated revenue, respectively; software services contributed 11.5 % and 11.4% of our consolidated revenue, respectively; maintenance and other services contributed 56.0% and 53.9%

of our consolidated revenue, respectively; and business process outsourcing contributed 9.4% and 12.0% of our consolidated revenue, respectively.

        Our expenses consist primarily of the following: (1) cost of goods sold, which includes salaries, wages, benefits, equipment and supplies; (2) product development, which includes salaries, wages, benefits and travel; (3) selling, general and administrative expenses, which includes salaries, wages, benefits, commissions, travel, information technology, legal and other expenses; (4) interest on debt obligations; and (5) taxes, most of which arise in connection with our foreign operations.

Results of Operations

        The following table provides, for the periods indicated, the percentage relationship of the identified consolidated statement of operations items to total revenue. See "Note O—Business Segment Data" of the Notes to Consolidated Financial Statements for segment information regarding our total assets.

	Three Months ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
Revenue:
Equipment and software	22.7%	23.1%	25.0%	24.3%	23.4%
Software services	11.4%	11.5%	11.4%	11.6%	13.3%
Maintenance and other services	53.9%	56.0%	54.0%	56.5%	60.8%
Business process outsourcing	12.0%	9.4%	9.6%	7.6%	2.5%
Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of Sales:
Equipment and software	14.8%	14.2%	15.8%	15.7%	15.6%
Software services	5.1%	5.4%	4.9%	5.1%	6.1%
Maintenance and other services	44.6%	46.1%	43.4%	53.6%	52.9%
Business process outsourcing	12.5%	8.9%	9.4%	0.0%	0.0%
Total cost of sales	77.1%	74.6%	73.5%	74.4%	74.6%
Gross profit	22.9%	25.4%	26.5%	25.6%	25.4%
Operating Expenses:
Selling, general and administrative	21.5%	18.3%	20.5%	17.4%	18.9%
Research and development	1.6%	1.8%	1.7%	1.9%	2.6%
Total operating expenses	23.1%	20.1%	22.2%	19.3%	21.5%
Operating income	(0.2)%	5.3%	4.3%	6.3%	3.9%
Interest expense, net	(0.4)%	(5.7)%	(3.6)%	(5.3)%	(5.4)%
Other income	1.3%	0.1%	(0.4)%	0.0%	(0.2)%
Income (loss) before income taxes	0.7%	(0.4)%	0.3%	1.0%	(1.6)%
Income tax provision (benefit)	2.1%	1.7%	1.8%	1.3%	0.5%
Net income (loss)	(1.3)%	(2.1)%	(1.6)%	(0.2)%	(2.1)%

Comparison of Three Months Ended March 31, 2008 and March 31, 2007

        Consolidated Revenue.    Consolidated revenue of $94.2 million for the three months ended March 31, 2008 increased by $1.5 million or 1.6% from the comparable prior-year period.

  •
  The Americas revenue decrease of $2.0 million was primarily due to lower solution sales and a decrease in hardware services and consumable sales. The Americas revenue accounted for 34.9% of total revenue for the three months ended March 31, 2008 compared with 37.7% for the three months ended March 31, 2007.

  •
  The EMEA revenue increase of $4.3 million was primarily due to increases in solutions sales, the continued growth of BPO services and the impact of a devalued dollar on the conversion of revenue stated in foreign currencies. EMEA revenue accounted for 36.3% of total revenue for the three months ended March 31, 2008 compared with 32.3% for the three months ended March 31, 2007.

  •
  The ITSM revenue decrease of $0.8 million was primarily driven by decreases in the demand for services in the United States. ITSM revenue accounted for 28.8% of total revenue for the three months ended March 31, 2008 compared with 30.0% for the three months ended March 31, 2007.

        Consolidated Gross Profit.    Consolidated gross profit of $21.6 million for the three months ended March 31, 2008 decreased by $1.9 million or 8.2% from the comparable prior-year period.

  •
  The Americas gross profit decreased by $1.1 million or 11.6% due primarily to the lower revenues in solution sales and consumables sales. In addition, BPO increased support costs in anticipation of new business opportunities. The Americas gross profit margin decreased from 28.7% to 26.9%.

  •
  EMEA gross profit decreased by $0.1 million or 1.2% primarily due to continued growth in BPO services which operates at a lower gross profit than traditional business and the decrease in high margin software license sales. Gross profit margin declined from 34.3% to 30.3%.

  •
  ITSM gross profit decreased $0.8 million and the gross profit percentage decreased from 11.0% to 8.2%. Gross profit decrease was directly a result of lower revenues.

        Operating Expenses.    Operating expenses of $21.8 million increased $3.1 million from the comparable prior-year period. Operating expenses changed primarily as follows: (1) product development expenses decreased $0.2 million compared with the same period in the prior year primarily due to the reduction of software development costs; and (2) selling, general and administrative expenses increased by $3.3 million or 19.5%, primarily due to increased depreciation expense due to implementation of SAP upgrade, increase in stock-based compensation, increase in marketing investment, additional expenses incurred now that BancTec's common stock is more widely held (primarily investor relations and accounting) and additional expense due to the acquisition of DocuData.

        Interest Expense.    Interest expense for the three months ended March 31, 2008 decreased $4.9 million to $0.5 million from the comparable prior-year period primarily due to a decrease in debt from the utilization of proceeds from the June 2007 Recapitalization.

        Sundry Items.    Sundry items resulted in a gain of $1.2 million during the three months ended March 31, 2008 compared with a gain of $0.1 million for the three months ended March 31, 2007. This increase was primarily due to foreign currency exchange gains.

        Income Tax.    The $1.9 million income tax provision for the three months ended March 31, 2008 is compared to a corresponding prior-year income tax provision of $1.6 million. The income tax provision for both periods related primarily to income from the Company's international subsidiaries. The Company's effective income tax rate for 2008 was approximately 287.5% compared with (425.0%) for 2007.

Comparison of Years Ended December 31, 2007 and December 31, 2006

        Consolidated Revenue.    Consolidated revenue of $390.2 million for the year ended December 31, 2007 increased by $10.7 million or 2.8% from the prior year.

  •
  The Americas revenue decrease of $2.5 million was primarily due to sales of equipment in South America in 2006 that did not repeat in 2007 and a decrease in BPO revenue. This was partially offset by the sale of software licenses. The Americas revenue accounted for 35.0% of total revenue for the fiscal year ended December 31, 2007 compared with 36.6% for the fiscal year ended December 31, 2006.

  •
  The EMEA revenue increase of $21.6 million was primarily due to the continued growth of BPO services in Europe and the impact of a devalued dollar on the conversion of revenue stated in foreign currencies. In addition, EMEA completed several large contracts associated with equipment and software sales compared to the prior year. EMEA revenue accounted for 35.6% of total revenue for the fiscal year ended December 31, 2007 compared with 31.0% for the fiscal year ended December 31, 2006.

  •
  The ITSM revenue decrease of $8.4 million was primarily driven by the termination of various client contractual relationships where the Company was not producing a profit, as well as the strategic decision to close the business units' end user sales channel made in 2006. Further decreases in revenue in the United States resulted from pricing decreases, domestic competitive pressure, and decreased growth of ITSM operations in Europe. ITSM revenue accounted for 29.4% of total revenue for the fiscal year ended December 31, 2007 compared with 32.4% for the fiscal year ended December 31, 2006.

        Consolidated Gross Profit.    Consolidated gross profit of $103.2 million increased by $6.0 million or 6.2% from the prior year.

  •
  The Americas gross profit increased by $2.9 million or 7.5%, driven by an increase in revenue and higher margin associated with software license sales. In addition, Americas experienced an increase in hardware maintenance revenue creating higher gross profit while also improving the gross margin on hardware sales. The Americas gross profit margin increased from 28.3% to 31.0%.

  •
  EMEA gross profit increased by $3.2 million or 7.3% primarily due to continued growth in BPO services and the improved margin on hardware sales. Gross profit margin declined from 37.3% to 33.9%. In the second quarter of 2007, EMEA had two projects with cost over-runs which decreased the gross profit margin percentage.

  •
  ITSM gross profit increased $0.2 million and the gross profit percentage increased from 11.5% to 12.5%. Although revenue decreased from the prior period, cost cutting measures put in place late in the first quarter of 2007 resulted in a flat gross profit and the significantly higher gross profit margin percentages.

        Operating Expenses.    Operating expenses of $86.6 million increased $13.2 million from the prior year. Operating expenses changed primarily as follows: (1) product development expenses decreased $0.8 million compared with the prior year primarily due to the reduction of software development costs; and (2) selling, general and administrative expenses increased by $14.0 million or 21.2%, primarily due to one-time costs associated with the June 2007 Recapitalization, a 2007 legal settlement, 2007 non-cash stock compensation and credits received for insurance in 2006, which did not recur in 2007.

        Interest Expense.    Interest expense for the year ended December 31, 2007 decreased $5.3 million to $15.0 million from the prior year primarily due to a decrease in debt from the utilization of proceeds from the June 2007 Recapitalization.

        Sundry Items.    Sundry items resulted in a loss of $1.4 million during the year ended December 31, 2007 compared with a gain of $0.1 million in the year ended December 31, 2006. This increase was primarily due to the loss on the early redemption of the Senior Notes.

        Income Tax.    The $7.1 million income tax provision for the year ended December 31, 2007 is compared to a corresponding prior-year income tax provision of $4.8 million. The income tax provision for both periods related primarily to income from the Company's international subsidiaries. The Company's effective income tax rate for 2007 was approximately 715.1% compared with 121.4% for 2006.

Comparison of Years Ended December 31, 2006 and December 31, 2005

        Consolidated Revenue.    Consolidated revenue of $379.5 million for the year ended December 31, 2006 increased by $34.6 million or 10.0% from the prior year.

  •
  The Americas revenue increase of $24.1 million was primarily due to $15.2 million of revenue from the start of BPO services in the United States. The majority of the BPO services revenue resulted from a seven year contract involving three processing centers that process transactions for multiple clients. This revenue increase also resulted from $5.6 million of equipment sales into South America. In addition, hardware maintenance revenue increased $6.6 million due to the addition of contracts related to the maintenance of third party equipment. These increases were partially offset by a decline in revenue related to the sale and installation of packaged solutions, as the demand for payments solutions continues to decline due to market trends, including reduced check volume and check truncation. The Americas revenue accounted for 36.6% of total revenue for the fiscal year ended December 31, 2006 compared with 33.3% for the fiscal year ended December 31, 2005.

  •
  The EMEA revenue increase of $13.5 million was primarily the result of strong sales in Europe of document and content processing solutions, which increased by $7.4 million; the continued growth in the United Kingdom of BPO services, which contributed an additional $4.1 million of revenue; as well as the impact of a weakening dollar on the conversion of revenue stated in foreign currencies. EMEA revenue accounted for 31.0% of total revenue for the fiscal year ended December 31, 2006 compared with 30.1% for the fiscal year ended December 31, 2005.

  •
  The ITSM revenue decrease of $3.0 million primarily resulted from decreased revenue in the United States of $14.2 million due to the elimination of unprofitable contracts and the strategic decision to close the ITSM's end user sales channel. Further pricing decreases, domestic competitive pressure and decreased volume under certain maintenance programs, were somewhat offset by increased revenue of $11.2 million from the expansion of ITSM services in Europe. ITSM revenue accounted for 32.4% of total revenue for the fiscal year ended December 31, 2006 compared with 36.6% for the fiscal year ended December 31, 2005.

        Consolidated Gross Profit.    Consolidated gross profit of $97.2 million increased by $9.7 million or 11.1% from the prior year.

  •
  The Americas gross profit decreased by $1.9 million or 4.6%. Although revenue in the Americas increased, the overall gross profit decreased due to the gross profit margin declining from 33.8% to 27.4%. The primary reason for the decrease in gross profit margin was start-up costs related to the launch of our BPO services business in the Americas. In addition, the third party hardware maintenance contracts added in 2006 carried a lower gross profit percentage due to start up expenses.

  •
  EMEA gross profit increased by $7.5 million or 20.6%. This increase resulted primarily from increased revenue. Gross profit was also enhanced by an increase in gross profit margin from 33.1% to 34.3%, primarily due to cost efficiencies.

  •
  ITSM gross profit increased $4.2 million or 42.0%. Although revenue decreased, the gross profit margin increased from 7.9% to 11.5%, primarily due to the implementation of a reduction in force and the elimination of unprofitable contracts.

        Operating Expenses.    Operating expenses of $73.3 million decreased $0.6 million from the prior year. Operating expenses changed primarily as follows: (1) product development expenses decreased $1.5 million compared with the prior year primarily due to the focused realignment of research and development expenditures against future product strategies and marketing plans; and (2) selling, general and administrative expenses increased by $0.9 million or 1.4%, primarily due to increased sales expenses and increased amortization of intangible assets.

        Interest Expense.    Interest expense for the year ended December 31, 2006 increased $1.1 million to $20.3 million from the prior year primarily as a result of the increase in the level of borrowings under our previous revolving credit facility.

        Sundry Items.    Sundry items resulted in a net gain of $0.1 million during the year ended December 31, 2006 compared with a net loss of $0.8 million in the year ended December 31, 2005. This decrease was primarily due to a decrease in foreign exchange transaction gains incurred in 2006 compared with 2005.

        Income Tax.    The $4.8 million income tax provision for the year ended December 31, 2006 was $3.2 million more than the $1.6 million income tax provision for the prior year. Our effective income tax rate for 2006 was approximately 121.4% compared with (28.6%) for 2005. We recorded an additional valuation allowance of $5.1 million on deferred income tax assets generated in 2006 to reduce that asset to a carrying amount that is more likely than not to be realizable. As a result, our effective income tax rate increased relative to the prior year. If no additional valuation allowance had been required, our effective income tax rate would have been 20.9% in 2006.

Comparison of Years Ended December 31, 2005 and December 31, 2004

        Consolidated Revenue.    Consolidated revenue of $344.9 million for the year ended December 31, 2005 decreased by $15.8 million or 4.4% from the prior year.

  •
  The Americas revenue decrease of $7.7 million was primarily due to a decline in maintenance revenue due to our installed products reaching the end of their useful lives and from increased competition. In addition, hardware and software product revenue declines were primarily related to a weak market for payments solutions due to market trends, including reduced check volume and check truncation. The Americas revenue accounted for 33.3% of total revenue for the fiscal year ended December 31, 2005 compared with 34.0% for the fiscal year ended December 31, 2004.

  •
  The EMEA revenue decrease of $7.2 million was primarily the result of a decrease in sales in Europe of enterprise content management solutions compared with the prior year and the impact of the strengthening dollar on the conversion of revenue stated in foreign currencies. EMEA revenue accounted for 30.1% of total revenue for the fiscal year ended December 31, 2005 compared with 30.8% for the fiscal year ended December 31, 2004.

  •
  The ITSM revenue decrease of $1.0 million resulted from pricing decreases, domestic competitive pressures, and decreased volumes under certain maintenance programs, partially offset by revenue increases resulting from the continued expansion of ITSM operations into Europe. ITSM revenue accounted for 36.6% of total revenue for the fiscal year ended December 31, 2005 compared with 35.2% for the fiscal year ended December 31, 2004.

        Consolidated Gross Profit.    Consolidated gross profit of $87.5 million increased by $0.1 million or 0.1% from prior year.

  •
  The Americas gross profit increased $5.0 million or 13.8%. Gross profit increased due to an improvement in gross profit margin from 28.1% to 33.8%, primarily due to productivity improvements and cost savings.

  •
  EMEA gross profit increased $0.1 million or 0.2%. Although the gross profit margin increased from 31.3% to 33.1%, this was not enough to offset decreases in gross profit resulting from revenue declines.

  •
  ITSM gross profit decreased by $5.3 million or 34.6%. Gross profit margin decreased from 12.1% to 7.9% primarily due to a decrease in revenue, margin reduction caused by competitive pricing pressure and volume losses experienced under certain service contracts.

        Operating Expenses.    Operating expenses of $73.9 million increased $2.3 million from the prior year. Operating expenses changed primarily as follows: (1) product development expenses increased $1.0 million compared with the prior year primarily due to the focused realignment of research and development expenditures against future product strategies and marketing plans; and (2) selling, general and administrative expense increased by $1.4 million or 2.2%. Selling, general and administrative expense included a $1.2 million loss from the sale of a vacated facility in Dallas, Texas in October 2005.

        Interest Expense.    Interest expense for the year ended December 31, 2005 was flat at $19.1 million compared with the prior year period.

        Sundry Items.    Sundry items resulted in a net loss of $0.8 million for December 31, 2005 compared with a net loss of $1.0 million for the prior year. This decreased loss was primarily due to foreign exchange transaction losses of $0.8 million during 2005. This compared with a $1.3 million loss on the sale of our investment in the stock of Servibanca S.A., a Chilean company, during the prior year period, which was partially offset by foreign exchange transaction gains of $0.3 million.

        Income Tax.    The $1.6 million income tax provision for the year ended December 31, 2005 was $12.0 million less than the $13.6 million income tax provision for the prior year. Our effective income tax rate was approximately (28.6%) in 2006 compared with (377.7%) for the prior year. During 2004, we recorded an additional valuation allowance of $10.3 million on the deferred income tax asset to reduce that asset to a carrying amount that is more likely than not to be realizable. No similar additional allowance was required in 2005.

Inflation

        To date, inflation has not had a material effect on our operating results.

Liquidity and Capital Resources

        Our working capital requirements are generally provided by cash and cash equivalents, funds available under our new Revolving Credit Facility, as discussed below, which matures February 6, 2013, and by internally generated funds from operations. The availability of funds under our Revolving Credit Facility is limited to the lesser of $55 million or 2.0 times EBITDA. General economic conditions, decreased revenue from our maintenance contracts, and the requirement to obtain performance bonds or similar instruments could have a material impact on our future liquidity. We believe that cash from available borrowings under our Revolving Credit Facility, other sources of funding and existing cash balances will be sufficient to fund our operations for at least the next 12 months as well as the foreseeable future; provided, however, that in the event we undertake any material acquisitions, we will require additional sources of funding.

Comparison of Three Months Ended March 31, 2008 and March 31, 2007

        Our cash and cash equivalents, including restricted cash, totaled $14.9 million at March 31, 2008, compared to $15.2 million at December 31, 2007. Working capital decreased $21.9 million from a working capital surplus of $30.3 million at December 31, 2007 to a working capital surplus of $8.4 million at March 31, 2008. The change in working capital was primarily due to the Company's purchase of DocuData on March 4, 2008, which used net cash of $20.3 million. In addition, working capital was impacted by increases in accounts receivable of $3.4 million and inventory of $1.2 million. During the three months ended March 31, 2008, we also experienced continued declines in maintenance contract deposits.

        During the three months ended March 31, 2008, the Company relied primarily on cash reserves, borrowings from the Revolving Credit Facility. At March 31, 2008, we had available $16.9 million of borrowing capacity under the Revolving Credit Facility.

        Operating activities provided $3.9 million and $2.4 million of net cash in the three months ended March 31, 2008 and 2007 respectively, an increase of $1.5 million. The net loss decreased $0.7 million from the prior year period. Accounts Receivable provided $1.2 million for the three months ended March 31, 2008, $6.5 million more than the same period last year. Inventories utilized $0.7 million for the three months ended March 31, 2008, a decrease of $3.1 million net cash over the same period last year. The increase in inventory was due primarily to anticipated equipment and software sales in future periods. Deferred revenue and maintenance contract deposits increased $3.4 million for the three months ending March 31, 2008, $0.9 million more than the increase for the same period last year. Deferred revenues and maintenance contract deposits increase or decline in relation to the Company's ability to generate additional prepaid customer contracts or increase service levels under existing contracts.

        Investing activities used net cash of $25.6 million and $6.3 million in the three ended March 31, 2008 and 2007, respectively. We used cash for purchases of property, plant and equipment of $2.5 million and $5.2 million during the three months ended March 31, 2008 and 2007, respectively. We used cash of $2.1 million during the three months ended March 31, 2008 to invest in outsourcing start-up costs. In addition, we used $1.0 million to invest in capitalized software costs. On March 4, 2008, BancTec utilized $20.3 million net cash to purchase DocuData Solutions, L.C.

        Financing activities provided $22.8 million and $6.0 million for the three months ended March 31, 2008 and 2007, respectively. Borrowing under the Revolving Credit Facility provided $24.3 million for the three months ended March 31, 2008, while payments under the Revolving Credit Facility used $1.2 million for the same period in the prior year. The purchase by WCAS of Series B preferred stock provided $8.0 million during the three months ended March 31, 2007.

Comparison of Years Ended December 31, 2007 and December 31, 2006

        Our cash and cash equivalents, including restricted cash, totaled $15.2 million at December 31, 2007, compared to $12.2 million at December 31, 2006. Working capital increased $49.8 million from a working capital deficit of $19.5 million at December 31, 2006 to a working capital surplus of $30.3 million at December 31, 2007. The change in working capital was primarily due to the Company's June 2007 Recapitalization which provided net proceeds of $351.6 million, and the use of such proceeds from the June 2007 Recapitalization for the retirement of debt and capital stock (which is more fully described below). In addition, working capital was impacted by increases in accounts receivable of $15.1 million, a decline in inventory of $1.4 million and continued declines in maintenance contract deposits.

        During the twelve months ended December 31, 2007, the Company relied primarily on cash reserves, borrowings from the previous revolving credit facility and the proceeds from the sale of $8.0 million of Series B preferred stock to WCAS to fund operations. At December 31, 2007, we had available $26.1 million of borrowing capacity under our previous revolving credit facility.

        Operating activities utilized $9.7 million and $16.9 million of net cash in the twelve months ended December 31, 2007 and 2006 respectively, a decrease of $7.2 million. The net loss increased $5.3 million from the prior year period. Accounts Receivable used $12.5 million for the twelve months ended December 31, 2007, $7.1 million more than the same period last year. The growth in Accounts Receivables is attributable to increasing revenues over the same period in the prior year. Also, revenue was recognized later in the fourth quarter of 2007 over the same period in the prior year due to the timing of equipment sales and customer acceptance on solutions revenue. Inventories decreased $1.0 million for the twelve months ended December 31, 2007, an increase of $4.7 million net cash over the same period last year. The decreases in inventory were due to higher equipment and software sales for the twelve months ended December 31, 2007 than during the same period last year. Deferred revenue and maintenance contract deposits decreased $14.1 million for the period ending December 31, 2007, $6.6 million less than the decrease for the same period last year. Deferred revenues and maintenance contract deposits declined due to the Company's performing work relating to prepaid customer contracts. Deferred revenues and maintenance contract deposits increase or decline in relation to the Company's ability to generate additional prepaid customer contracts or increase service levels under existing contracts.

        Investing activities used net cash of $27.6 million and $23.2 million in the twelve months ended December 31, 2007 and 2006, respectively. We used cash for purchases of property, plant and equipment of $19.0 million (which includes $7.7 million to invest in SAP implementation costs) and $19.1 million during the twelve months ended December 31, 2007 and 2006, respectively. During the twelve months ended December 31, 2007, we used cash of $5.5 million to invest in outsourcing start-up costs and used $3.2 million to invest in capitalized software costs.

        Financing activities provided $40.8 million and $30.1 million for the twelve months ended December 31, 2007 and 2006, respectively. Our June 2007 Recapitalization provided $351.8 million from the issuance of common stock. Following the closing of our June 2007 Recapitalization, we used $42.4 million of the proceeds of such offering to redeem all of our Series A and Series B preferred stock and $48.3 million of the proceeds of such offering to redeem 18,935,784 shares of our common stock at $2.55 per share. The common shares redeemed include 750,000 shares from stock warrants exercised by the Series A preferred stockholders. Additionally, we used a $110.7 million of the proceeds of such offering to prepay in full the Sponsor Note and $94.0 million to prepay in full the principal balance of the Senior Notes. We also used a portion of the proceeds of such offering to repay the principal balance due under our previous revolving credit facility. Payments under our previous revolving credit facility used $18.1 million for the twelve months ended December 31, 2007, while borrowing under our previous revolving credit facility provided $31.5 million for the same period in the prior year. The purchase by WCAS of Series B preferred stock provided $8.0 million during the twelve months ended December 31, 2007.

Comparison of Years Ended December 31, 2006 and December 31, 2005

        The Company's cash and cash equivalents, including restricted cash, totaled $12.2 million at December 31, 2006, compared to $21.7 million at December 31, 2005. The working capital deficit increased $13.5 million to a working capital deficit of $19.5 million at December 31, 2006. The change in working capital was primarily due to the decrease in cash as well as an increase of $31.4 million in obligations under our previous revolving credit facility and other current obligations. These were somewhat offset by decreases in deferred revenue and current maintenance contract deposits totaling $12.4 million. During the year ended December 31, 2006, the Company experienced continued declines in maintenance contract deposits due to two primary factors. First, the overall amount of extended maintenance contracts has declined as a result of continued declines in prices of personal computers. As businesses and consumers have paid less per unit for personal computers, the purchase of extended maintenance contracts have declined as businesses and individuals choose to replace rather than repair. Second, the price per contract has declined due to competitive pressure from other service providers and also due to declines in the per unit price of personal computers. In addition, increases in accounts receivable of $7.7 million and inventory of $4.0 million contributed to the decrease in working capital.

        During 2006, the Company relied on cash reserves and borrowings from our previous revolving credit facility to fund operations. At December 31, 2006, the Company's remaining availability under our previous revolving credit facility, was $4.3 million, of which the Company could draw $4.3 million.

        Operating activities utilized $16.9 million of cash in 2006 and $12.8 million of cash in 2005, an increase of $4.1 million. Cash from operations before changes in working capital generated $19.9 million of cash for the year ended December 31, 2006, an increase of $11.3 million over the prior year. This was offset by the utilization of cash resulting from decreases in working capital assets and liabilities of $36.8 million for the current year, an increase of $15.3 million over the prior year. This increase in cash utilized by working capital activities mainly consisted of additional decreases in accounts payable and accrued expenses of $15.3 million and additional decreases in deferred revenue and maintenance contract deposits of $2.4 million, somewhat offset by increases in accounts receivable of $8.9 million. In addition, cash used in operating activities was impacted by $2.6 million of interest paid in-kind on the Sponsor Note in 2006. The decision to defer interest on the Sponsor Note accrued through December 31, 2006, was made in January 2007. However, this transaction qualifies as a Type I subsequent event and is therefore reflected in the Consolidated Financial Statements as a 2006 transaction.

        Investing activities used net cash of $23.2 million during 2006 compared to $14.0 million in 2005. The uses of cash for 2006 consisted of purchases of property, plant and equipment of $19.1 million and spending on intangible assets of $4.7 million. The uses of cash for 2005 consisted of purchases of property, plant and equipment of $14.5 million and business and asset acquisitions of $5.4 million, offset by cash received from the sale of fixed assets of $5.1 million. In addition, changes in restricted cash balances decreased $0.7 million from the prior year period.

        Financing activities provided $30.1 million of net cash in 2006 compared to the use of $0.5 million of net cash in 2005. In 2006, cash was provided by net borrowings under our previous revolving credit facility less payments on capital leases and other financing arrangements. Uses of cash in 2005 consisted primarily of reductions to the Company's debt and capital lease obligations.

        At December 31, 2006, the Company's principal outstanding debt instruments consisted of (i) $31.5 million under our previous revolving credit facility maturing May 30, 2008 (ii) $94.0 million of 7.5% Senior Notes due 2008, and (iii) $107.2 million Sponsor Notes due 2009. As of December 31, 2006, the Company's foreign subsidiaries had no outstanding borrowings. The Company or its affiliates may from time to time purchase, redeem or pay deferred interest on some of its outstanding debt or equity securities. The Company would only make these payments in compliance with the covenants of its debt instruments.

Revolving Credit Facility

        Our Revolving Credit Facility is provided by GE and Wells Fargo Foothill, LLC. On February 7, 2008, we amended and restated our existing $40 million revolving credit facility which was scheduled to terminate on May 1, 2008. The Revolving Credit Facility provides for a secured revolving line of credit up to $55 million, with a $10 million letter of credit sub-limit and a $45 million incremental facility.

        The Revolving Credit Facility has a term of five years and allows borrowings on base rate or LIBOR rate terms. Permitted uses of the proceeds of borrowings under the Revolving Credit Facility include the payment of costs and expenses related thereto, the financing of permitted acquisitions and for working capital and other general corporate purposes. The Revolving Credit Facility contains a pricing grid pursuant to which the applicable margins in respect of base rate and LIBOR rate borrowings, as well as the letter of credit and commitment fees, are adjusted within specified ranges on a quarterly basis based on our reported total leverage ratio. The applicable margin on borrowings ranges from 1.00% to 2.00% over prime for base rate loans and 2.50% to 3.50% over LIBOR for LIBOR rate loans. A commitment fee of between 0.50% and 0.375% per annum is payable monthly on the unused portion of the Revolving Credit Facility. We also pay a monthly letter of credit fee of between 2.50% and 3.50% per annum on all issued letters of credit.

        The availability of funds under the Revolving Credit Facility is limited to the lesser of $55 million or 2.0 times EBITDA. At March 31, 2008, we had $38.2 million outstanding under the Revolving Credit Facility, including $0.4 million in respect of issued and outstanding letters of credit. As of March 31, 2008, the availability remaining under the Revolving Credit Facility was $16.9 million. Amounts outstanding under the Revolving Credit Facility are classified as current obligations in our Consolidated Balance Sheets.

        The Revolving Credit Facility is secured by substantially all of our assets. Under the Revolving Credit Facility, certain proceeds (including proceeds from asset dispositions and non-excluded issuances of equity and debt securities) must be used to repay the outstanding loans, which may be re-borrowed subject to availability. The Revolving Credit Facility also includes customary voluntary and other mandatory prepayment provisions, representations and warranties, affirmative and negative covenants, financial covenants and events of default.

        Restricted cash at March 31, 2008 of $1.8 million represented cash in escrow from a client deposit.

Other Indebtedness

        On March 4, 2008, the Company issued a $3,000,000 note to the principle former owner of DocuData as part of the Company's acquisition of DocuData. The note calls for three equal annual principal payments plus accrued interest beginning on the first anniversary of closing date. Interest accrues at 7.0% per annum. At March 31, 2008, the Company had an outstanding balance of $3,000,000 on the note, with $1,000,000 being classified as current.

Capital Lease Obligations

        The Company has capital lease obligations of $2.4 million as of March 31, 2008, of which $1.0 million is current.

Commitments for Capital Expenditures

        Our current commitments for capital expenditures relate to new business opportunities and internal software systems upgrades. Our capital expenditures for the current fiscal year are expected to total $21.0 million, of which $5.5 million has been expended as of March 31, 2008. We expect to have capital expenditures of a similar amount in future years. We expect to use cash flow from operations and/or borrowings available under our Revolving Credit Facility to fund such capital expenditures.

Off Balance Sheet Arrangements

        We currently do not have any off balance sheet arrangements.

Contractual Obligations and Commitments

        In the normal course of business, we enter into various contractual and other commercial commitments that impact, or could impact, our liquidity. The following table outlines the commitments as of March 31, 2008:

	Total Amounts	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years
	(in millions)
Revolving credit facility	$37.8	$37.8	$—	$—	$—
Capital leases	2.9	1.0	1.6	0.3	—
Operating leases (non-cancelable)	25.8	7.1	8.4	4.5	5.8
Pension obligations	22.9	0.3	0.8	1.2	20.5

Total Contractual	$89.4	$46.2	$10.8	$6.0	$26.3

Unused lines of credit	$17.2	$17.2	$—	$—	$—

Total Commercial	$106.6	$63.4	$10.8	$6.0	$26.3

Purchase Obligations

        Purchase obligations are defined as contractual obligations to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. Purchase obligations do not include contracts that may be cancelled without penalty. We had no material purchase obligations at December 31, 2007.

Quantitative and Qualitative Disclosure About Risk

        We are subject to certain market risks arising from transactions in the normal course of its business, and from obligations under our debt instruments. Such risk is principally associated with interest rate and foreign exchange fluctuations.

Interest Rate Risk

        We utilize long-term fixed rate and short-term variable rate borrowings to finance the working capital and capital requirements of our business. The applicable margin on borrowings under our new Revolving Credit Facility ranges from 1.0% to 2.0% over prime for base rate loans and 2.50% to 3.50% over LIBOR for LIBOR loans. At March 31, 2008 and 2007, our weighted average rate on our previous revolving credit facility was 6.04% and 7.79%, respectively. A balance of $37.8 million and $30.3 million was outstanding under our previous revolving credit facility at March 31, 2008 and 2006, respectively. At our March 31, 2008 level, a 100 basis point change in the bank's prime or LIBOR rate would impact net interest expense by $0.4 million over a 12-month period.

Foreign Currency Risk

        Our international subsidiaries operate in 14 countries and use the local currencies as the functional currency and the U.S. dollar as the reporting currency. Transactions between us and our international subsidiaries are denominated in U.S. dollars. As a result, we have certain exposures to foreign currency risk. Approximately $189.0 million or 48.4% of our fiscal year 2007 revenue was denominated in international currencies. Transaction gains and losses on U.S. dollar denominated transactions are recorded within Sundry, net in our Consolidated Statements of Operations and were not material in 2007, 2006 or 2005.

        No foreign currency hedging instruments existed at March 31, 2008. We may, however, in the future use foreign forward currency-exchange rate contracts to minimize the adverse earnings impact from the effect of exchange rate fluctuations.

Critical Accounting Policies

        Our consolidated financial statements have been prepared in accordance with GAAP. Our significant accounting policies are described in Note A to the Consolidated Financial Statements for the year ended December 31, 2007 under "Summary of Significant Accounting Policies." The preparation of consolidated financial statements in accordance with GAAP requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates and judgments on historical experience and other factors believed to be reasonable under the circumstances. Many of the types of estimates made are for contract-specific issues. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

        We have identified several critical accounting estimates. An accounting estimate is considered critical if both: (a) the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment involved, and (b) the impact of changes in the estimates and assumptions would have a material effect on the consolidated financial statements. Areas in which significant judgments and estimates are used include, but are not limited to, revenue recognition, accounts receivable collectibility, inventory valuation, accounting for long-lived assets, deferred income taxes, performance guarantees and litigation. For all of these estimates, we caution that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

Revenue Recognition and Associated Cost Deferral

        Revenue Recognition.    The Company derives revenue primarily from four sources: (1) equipment and software sales—systems integration solutions which address complex data and paper—intensive work processes, including advanced web-enabled imaging and workflow technologies with both BancTec-manufactured equipment and third-party equipment; (2) software services—primarily software maintenance or PCS and other support; (3) maintenance and other services—consisting primarily of design, development and maintenance, all aspects of desktop outsourcing, including field engineering, as well as help desk and LAN/WAN network outsourcing; and (4) business process outsourcing—services provided for payment processing, accounts payable processing, mailroom processes and other services.

        Revenue is realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client, risk of loss has transferred to the client, and either client acceptance has been obtained, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in the client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

        If a contract involves the provision of a single element, revenue is generally recognized when the product or service is provided and the amount earned is not contingent upon any future event. If the service is provided evenly during the contract term but service billings are irregular, revenue is recognized on a straight-line basis over the contract term. The Company recognizes revenue on sales to resellers and distributors (herein referred to as "resellers") when the reseller has economic substance apart from the Company, credit risk, title and risk of loss to the inventory, the fee to the Company is not contingent upon resale or payment by the end user, the Company has no further obligations related to bringing about resale or delivery and all other revenue recognition criteria have been met.

        The Company also enters into multiple-element arrangements, which may include any combination of hardware, software, services or maintenance. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

  •
  The delivered item(s) has value to the client on a stand-alone basis;

  •
  There is objective and reliable evidence of the fair value of the undelivered item(s); and

  •
  If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Company.

If these criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized on a straight-line basis or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. For arrangements with multiple elements we apply the residual method to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate vendor specific objective evidence ("VSOE") of fair value of the undelivered item(s). VSOE of fair value is based upon the price for which the undelivered element is sold separately or upon substantive renewal rates stated in a contract. We determine fair value of the undelivered elements based on historical evidence of stand-alone sales of these elements to our customers. When VSOE does not exist for undelivered elements such as maintenance and support, the entire arrangement fee is recognized ratably over the performance period.

        Consulting and training services are separately priced and stated in our arrangements, are generally available from a number of suppliers, and are not essential to the functionality of our software products. Consulting services include project management, system planning, design and implementation, customer configurations, and training. Consistent with EITF 00-21 Revenue Arrangements with Multiple Deliverables, the Company determines the fair value for such services based on third party pricing.

        The Company recognizes revenue on delivered elements only if: (a) any undelivered products or services are not essential to the functionality of the delivered products or services, (b) the Company has an enforceable claim to receive the amount due in the event it does not deliver the undelivered products or services, (c) there is evidence of the fair value for each undelivered product or service, and (d) the revenue recognition criteria otherwise have been met for the delivered elements. Otherwise, revenue on delivered elements is recognized when the undelivered elements are delivered.

        Software and Software Elements (Including Equipment, Installation and Training).    Consistent with SOP 97-2 "Software Revenue Recognition", revenue from perpetual (one-time charge) license software is recognized at the inception of the license term if all revenue recognition criteria have been met. Revenue from maintenance, unspecified upgrades on a when-and-if-available basis and technical support is recognized over the period such items are delivered.

        In the case of software arrangements that require significant production, modification, or customization of software, or the license agreements require the Company to provide implementation services that are determined to be essential to other elements of the arrangement, the Company follows the guidance in SOP 81-1, "Accounting for Performance of Construction—Type and Certain Production—Type Contracts" ("SOP 81-1"). If substantive client acceptance is required, revenue is recognized when proof of client acceptance has been received in accordance with the completed contract method. Percentage of completion is used when reasonably dependable estimates can be made, and revenue is recognized on a constant margin as contract milestones or other output based measures are achieved.

Costs are deferred until contractual milestones or other output based or cost based measures are achieved.

        Software Development.    The Company has begun to provide software development services to its customers. This solution-based approach allows the Company to customize software applications that address each client's unique document processing needs. The software applications are not dependent on legacy BancTec systems and can be deployed on numerous third party vendor hardware. The Company ultimately accounts for such software development under the percentage of completion guidance contained within SOP 81-1. Certain contracts may contain intermediate customer acceptance milestones. Management recognizes revenue on such arrangements at the lower of developmental milestones or percentage of completion.

        Non-software Equipment.    The Company recognizes revenue from sales of non-software related equipment and supplies when risk of loss has transferred to the client and there are no unfulfilled Company obligations or upon the client's final acceptance of the arrangement. Any costs of remaining obligations that are inconsequential or perfunctory are accrued when the corresponding revenue is recognized.

        Postcontract Client Support.    Maintenance contracts are primarily one year in duration and the revenue generated is generally recognized ratably over the term of the contract.

        Maintenance Services Not Classified as Postcontract Client Support.    The Company's services revenue is primarily billed based on contractual rates and terms, and the Company generally recognizes revenue as these services are performed which, in some cases, is ratably over the contract term. Certain clients advance funds prior to the performance of the services. The Company recognizes revenue related to these advances as services are performed over time or on a "per call" basis. Certain estimates are used in recognizing revenue on a "per call" basis related to breakdown rates, contract types, calls related to specific contract types, and contract periods. The Company uses its best judgment to relate calls to contracts. In addition, as actual breakdown experience rates are compared to estimates, such estimates may change over time and will result in adjustments to the amount of "per call" basis.

        Business Process Outsourcing.    The Company provides BPO services under contracts under a unit-price or fixed-price basis, which may extend up to 10 or more years. These contracts involve a single-service element and revenue is generally recognized when the Company performs the services or processes transactions in accordance with contractual performance standards. Revenues from unit-priced contracts are recognized as transactions and are processed based on objective measures of output. Revenues from fixed-price contracts are recognized on a straight-line basis, unless revenues are earned and obligations are fulfilled in a different pattern. In some of these arrangements, the Company hires client employees and becomes responsible for certain client obligations. The Company continually reviews and reassesses the estimates of contract profitability. Circumstances that potentially affect profitability over the life of the contract include decreases in volumes of transactions or other inputs/outputs on which the Company is paid, failure to deliver agreed benefits, variances from planned internal/external costs to deliver the services, and other factors affecting revenues and costs.

        Costs related to delivering outsourcing services are expensed as incurred with the exception of certain set-up costs related to activities that enable the provision of contracted services to the client. Such activities include the relocation of transitioned employees, the migration of client systems or processes, and the exit of client facilities acquired upon entering into the client contract. Deferred contract costs, including set-up costs, are amortized on a straight-line basis over the remaining original contract term unless billing patterns indicate a more accelerated method is appropriate. The recoverability of deferred contract costs associated with a particular contract is analyzed on a periodic basis using the undiscounted estimated cash flows of the whole contract over its remaining contract term. Impairment losses are recorded if such undiscounted cash flows are insufficient to recover the carrying amount of contract assets. (See discussion of critical accounting policy for outsourcing contract costs under "Note A—Summary of Significant Accounting Policies—Outsourcing Contract Costs".)

Allowance for Doubtful Accounts

        Our allowance for doubtful accounts relates to trade accounts receivable. The allowance for doubtful accounts is an estimate prepared by management based on the overall condition of the receivable portfolios and identification of the collectibility of specific accounts. We analyze trade receivables, and analyze historical bad debts, client credits, client concentrations, client credit-worthiness, current economic trends and changes in client payment terms, when evaluating the adequacy of the allowance for doubtful accounts. If the financial condition of our clients were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Likewise, should we determine that we would be able to realize more of our receivables in the future than previously estimated, an adjustment to the allowance would increase income in the period such determination was made. The allowance for doubtful accounts is reviewed periodically and adjustments are recorded as deemed necessary.

Inventory Valuation

        We periodically evaluate the carrying amount of inventory based on the identification of excess and obsolete inventory. Our evaluation involves a multi-element approach incorporating inventory turnover and the stratification of inventory by risk category, among other elements. This approach incorporates both recent historical information and management analysis of inventory usage. Our approach is intended to take into consideration potential excess and obsolescence caused by a decreasing installed base, engineering changes and end of manufacture. If any of the elements of our estimate were to deteriorate, additional reserves may be required. The inventory reserve calculations are reviewed periodically and additional reserves are recorded as deemed necessary.

Goodwill and Other Intangible Assets

        Our property and equipment, software and definite-lived intangible asset policies require the amortization or depreciation of assets over their estimated useful lives. An asset's useful life is the period over which the asset is expected to contribute directly or indirectly to our future cash flows. The useful lives of property and equipment are limited to the standard depreciable lives or, for certain assets dedicated to client contracts, the related contract term. The useful lives of capitalized software are limited to the shorter of the license period or the related contract term. The estimated useful lives of definite-lived intangible assets are based on the expected use of the asset and factors that may limit the use of the asset. No impairment of property and equipment, software and definite-lived intangible asset was deemed necessary for 2007.

        Goodwill is not amortized but rather is tested at least annually for impairment. The impairment test is based on fair value compared to the recorded value at a reporting unit level. Reporting units are defined as an operating segment or one level below. Valuation methods used in determining fair value include an analysis of the cash flows that the reporting units can be expected to generate in the future (Income Approach) and the fair value of a reporting unit as compared to similar publicly traded companies (Market Approach). In preparing these valuations, management utilizes estimates to determine fair value of the reporting units. These estimates include future cash flows, growth rates, capital needs and projected margins, among other factors. Estimates utilized in future calculations could differ from estimates used in the current period. Future years' estimates that are unfavorable compared to current estimates could cause an impairment of goodwill. We perform the annual test for impairment as of December 31 each year. No impairment of goodwill was deemed necessary for 2007.

        In the event indications exist that an outsourcing contract's deferred cost balance related to a particular contract may be impaired, we estimate the undiscounted cash flows of the contract over its remaining term using valuation models. These models require estimates of future revenues, profits, capital expenditures and working capital for each unit. We estimate these amounts by evaluating historical trends, current budgets, operating plans and industry data. If the projected cash flows are not adequate to recover the unamortized cost balance, the balance would be adjusted to equal the contract's fair value in the period such a determination is made. The primary indicator used to determine when impairment testing should be performed is when a contract is materially underperforming, or is expected to materially under-perform in the future, as compared to the bid model that was developed as part of the original proposal process and subsequent annual budgets. No impairment of contract acquisition costs has been recorded for the year ended December 31, 2007.

Income Taxes

        We are required to estimate income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our Consolidated Balance Sheets. We must then assess the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent that we believe recovery is not likely, we must establish a valuation allowance. Factors considered in making this determination include the period of expiration of the tax asset, planned use of the tax asset, tax planning strategies and historical and projected taxable income as well as tax liabilities for the tax jurisdiction in which the tax asset is located. Valuation allowances are evaluated periodically and will be subject to change in each future reporting period as a result of changes in one or more of these factors.

Stock-Based Compensation

        Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), "Share-Based Payment," ("SFAS No. 123(R)") which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS No. 123(R), share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee's requisite service period (generally the vesting period of the equity grant).

        Prior to January 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company also followed the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("SFAS No. 123").

        The Company elected to adopt the modified prospective transition method as provided by SFAS No. 123(R) and, accordingly, financial statement amounts for the prior periods presented in this prospectus have not been restated to reflect the fair value method of expensing share-based compensation. Under this application, the Company is required to record compensation cost for all share-based payments granted after the date of adoption based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R) and for the unvested portion of all share-based payments previously granted that remain outstanding which were based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123.

Assumptions to Determine Retirement Benefits Costs and Liabilities

        BancTec Limited, a subsidiary of the Company, sponsors the BancTec Limited Retirement Benefit Scheme which is a defined benefit arrangement. The contributions are determined by a qualified actuary on the basis of triennial valuations. The last full actuarial valuation of the BancTec Limited Retirement Benefit Scheme was carried out by a qualified independent actuary as at July 1, 2004. The assumptions have been updated by the actuary to December 31, 2007.

        The assumptions which have the most significant effect on the results of the valuation are those relating to the rate of return on investments and the rates of increase in salaries and pensions. As the scheme is closed to new entrants, the current service cost as a percentage of pensionable payroll is likely to increase as the membership ages, although it will be applied to a decreasing pensionable payroll.

        The regular contributions made by the employer over the latest financial year have been £1,154,000. The contribution rate until June 30, 2006 was 12% of pensionable pay and after this date it decreased to 6% of pensionable pay. In addition to the regular contributions, BancTec Limited, meets the costs of death in service benefits and administration expenses.

        The major assumptions used in this valuation were:

	2007 per annum	2006 per annum	2005 per annum
Rate of increase in salaries	2.50%	2.50%	2.50%
Rate of increase in pensions in payment and deferred pensions pre 10/99	5.00%	5.00%	5.00%
Rate of increase in pensions in payment and deferred pensions post 10/99	3.00%	3.00%	2.60%
Discount rate applied to scheme liabilities	6.00%	5.20%	4.75%
Inflation assumption	3.50%	3.00%	2.60%

        The assumptions used by the actuary are the best estimates chosen from a range of possible actuarial assumptions which, due to the timescale covered, may not necessarily be borne out in practice.

Other Liabilities

        We are subject to various claims and contingencies associated with lawsuits, insurance, tax and other issues arising out of the normal course of business. The Consolidated Financial Statements reflect the treatment of claims and contingencies based on management's view of the expected outcome. In determining whether a loss accrual or disclosure in our consolidated financial statements is required, we consider, among other things, the degree to which we can make a reasonable estimate of the loss, the degree of probability of an unfavorable outcome, and the applicability of insurance coverage for a loss. The degree of probability and the loss related to a particular claim are typically estimated with the assistance of legal counsel. If the likelihood of an adverse outcome is probable and the amount is estimable, we accrue a liability in accordance with SFAS No. 5, "Accounting for Contingencies." Significant changes in the estimates or assumptions used in assessing the likelihood of an adverse outcome could have a material effect on the consolidated financial results.

New Accounting Pronouncements

        In September 2006, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new fair value measurement. SFAS No. 157, as originally issued, was effective for fiscal years beginning after November 15, 2007. However, in December 2007, the FASB issued FASB Staff Position SFAS No. 157-b, which deferred the effective date of SFAS No. 157 for one year, as it relates to nonfinancial assets and liabilities. The provisions of SFAS No. 157 as it relates to financial assets and liabilities are effective as of the beginning of fiscal year 2009. The Company is currently evaluating the impact of adopting SFAS No. 157 on the consolidated financial statements and related disclosures.

        In September 2006, the FASB issued SFAS No.158, "Employers' Accounting for Defined Benefit Pension and Other Post-Retirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R)" ("SFAS No. 158"), which requires that the Company recognize the over-funded or under-funded status of the Company's defined benefit post-retirement plans as an asset or liability in the Company's 2006 year-end balance sheet, with changes in the funded status recognized through comprehensive income in the year in which they occur. The funded status is measured by the difference between plan assets at fair value and the projected benefit obligation in its statement of financial position. The Company uses a December 31 measurement date for this plan. The Company adopted SFAS No. 158 in the Consolidated Financial Statements, with no material impact when adopted.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115" ("SFAS No. 159"). The fair value option permits entities to choose to measure eligible financial instruments at fair value at specified election dates. The entity will report unrealized gains and losses on the items on which it has elected the fair value option in earnings. SFAS No.159 is effective for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company on January 1, 2009. The Company is currently evaluating the effect of adopting SFAS No. 159, but does not expect it to have a material impact on its consolidated results of operations or financial condition.

        In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" ("SFAS No. 141(R)"). This Statement replaces SFAS No. 141, "Business Combinations," and requires an acquirer to recognize the assets acquired, the liabilities assumed, including those arising from contractual contingencies, any contingent consideration, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS No. 141(R) also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS No. 141(R)). In addition, SFAS No. 141(R)'s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer. SFAS No. 141(R) amends SFAS No. 109, "Accounting for Income Taxes," to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. It also amends SFAS No. 142, "Goodwill and Other Intangible Assets," to, among other things, provide guidance on the impairment testing of acquired research and development intangible assets and assets that the acquirer intends not to use. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Management is currently assessing the potential impact that the adoption of SFAS No. 141(R) could have on our financial statements.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements" ("SFAS No. 160"). SFAS No. 160 amends Accounting Research Bulletin 51, "Consolidated Financial Statements," to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for fiscal periods, and interim periods within those fiscal years, beginning on or after December 15, 2008. Management is currently assessing the potential impact that the adoption of SFAS No. 160 could have on our financial statements.

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133" ("SFAS No. 161"). SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance and cash flows. Entities are required to provide enhanced disclosures about: how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its related interpretations; and how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We will adopt SFAS No. 161 at the beginning of fiscal year 2009. The Company is currently evaluating the impact the adoption of SFAS No. 161 will have on our consolidated financial statements.

BUSINESS

Overview

        We provide payment processing, document and content processing and IT services, helping more than 2,000 clients in 50 countries simplify the management of their information, business processes and technology infrastructure. We provide products and services that automate complex, high-volume, data-intensive business processes for the financial services, utilities, telecom, government, global outsourcing, manufacturing and healthcare industries.

        We offer our clients a complete portfolio of payment processing and document and content processing services across an increasing value chain, consisting of hardware and software products, infrastructure services, business solutions and BPO services. We also provide infrastructure services to the IT services industry, with focused deployment and ongoing support services for OEMs and ITO providers. Our offerings are built around core technology products and industry knowledge that we have developed over decades of working closely with our clients.

        We have developed senior level relationships with our clients by serving as a strategic provider of mission-critical products and services. Our clients include ten of the largest commercial banks in the United States, five of the largest banks in the United Kingdom, one of the world's largest computer OEMs and two of the largest global ITO providers.

        We have direct sales coverage in 14 countries across North America and Europe. We also sell hardware and software in the emerging markets through resellers and distributors in 36 other countries throughout Asia, Latin America, the Middle East and Africa.

History

        Founded as a Delaware corporation in 1972, we released our first product, the CheckMender, in 1973. The CheckMender, the first device of its kind, repaired checks rejected by high-speed readers/sorters by affixing a HeatStrip material for manually re-encoding and processing. In 1980, we successfully completed an initial public offering and we were listed on The NASDAQ Stock Market. In 1995, we merged with Recognition International, Inc., nearly doubling our revenue and workforce. Later that year, our stock was listed on the New York Stock Exchange. In July 1999, WCAS, a private equity investment firm, took BancTec private. In connection with our June 2007 Recapitalization, we completed a private equity placement of 46,575,000 shares of our common stock, which resulted in $372,600,000 in gross proceeds. We used a portion of the proceeds from the June 2007 Recapitalization to purchase or redeem all of our then outstanding capital stock, including all of the shares held by WCAS, to retire all of our then outstanding long-term debt and to repay borrowings outstanding under our previous revolving credit facility. In connection with the June 2007 Recapitalization, we agreed to file a shelf registration statement with the Securities and Exchange Commission registering the resale of shares of our common stock sold in the June 2007 Recapitalization.

Recent Acquisitions

        On March 4, 2008, the Company purchased DocuData Solutions, L.C.—an imaging, content management, media storage and business processing outsourcing organization. DocuData has approximately 300 employees with revenues exceeding $16 million. The purchase price was approximately $26 million, which includes cash, a note to the seller and a future earn-out component. Key members of management will continue to operate the business. Headquartered in Dallas, Texas, DocuData has operation centers in Dallas, Houston and Austin.

Our Industry

        Our clients, businesses and organizations are facing increasing challenges to improve their operating efficiencies. The complexity of managing evolving technology environments and legislation impacting such environments, combined with the focus on managing expenditures, has led decision-makers to reevaluate their technology infrastructure and service strategies. There is a growing trend to outsource non-core processes and to consolidate technology and operating platforms. We believe these challenges create valuable opportunities for us to provide our products and services.

Payment Processing

        The payment processing industry involves the capture, extraction, assessment and archive of financial data from all paper and electronic payments. According to Gartner, global BPO payment processing was approximately a $10.6 billion market in 2004, of which two-thirds was represented by the U.S. market ($7.1 billion). By 2009, Gartner forecasts the global market to be $18.4 billion (an 11.3% compound annual growth rate) with the U.S. market forecasted to represent nearly 70% of the global market. Substantial IT investments are continuing in this industry under the themes of centralizing processing, instituting remote check capture and implementing changes in legislation such as Check 21, which has facilitated the use of check truncation, the process by which a check is converted to a digital image, which, when reprinted, serves as the official record of the check.

        The recent passage of Check 21 along with increased technological development, has created a demand for faster, more efficient electronic handling of bank documents. Financial institutions employ check imaging as part of their efforts to reduce operating costs and provide enhanced banking services to their customers.

        To address our clients' needs, we have developed and implemented payment processing business solutions and outsourcing services, including check processing, remittance processing, and international payments and receivable processing, in many countries. The European market is generally more advanced than the U.S. market, with a high proportion of electronic payments, widespread truncation and a high volume of cross-border transactions. We are using our extensive experience with European businesses and regulations to help U.S. clients implement Check 21 and other check truncation strategies. Our clients utilize our products and services to reduce labor costs, facilitate timely research and handle complex transaction variations.

Document & Content Processing

        The document and content processing industry involves the electronic capture of a variety of documents and forms combined with intelligent integration of the captured data or content into appropriate business applications. According to IDC, the worldwide market for document and content processing grew 5.1% to $46.0 billion and the U.S. market grew 5.9% to $21.4 billion in 2006.

        The payment processing and document and content processing industries are increasingly overlapping in many markets, especially financial services, where clients desire to leverage the use of their infrastructure investment. Our clients are striving to comply with changing regulations and to find new ways to create and consume content in multiple formats thereby increasing their ability to use information more effectively and generate new sources of revenue and cost-savings. In addition, recent regulation, such as SOX and privacy related initiatives, have increased scrutiny of data, document security and internal controls.

        We have become a recognized leader in document and content processing by providing clients with complete end-to-end business solutions and services to simplify capturing, processing and archiving of information across the enterprise. In the last 24 months, we have extended our products and services to target specific sub-sectors within our vertical markets, such as mortgage origination, explanation of health benefits, and account payable management.

IT Services

        The IT services industry involves the support, maintenance and deployment of all IT assets, including hardware (such as computers, network equipment, servers, printers and other peripherals), that are integral components of the IT infrastructure. As businesses use technology to integrate diverse processes and content into common operating platforms, they are increasingly outsourcing maintenance and IT infrastructure services to increase efficiency, reduce costs and better serve the needs of their customers. According to IDC, the worldwide market for hardware deployment and support in 2006 was $54.4 billion and is forecasted to grow at a compound annual growth rate of 5.8% through 2011.

Our Strategy

        We believe our international reach, experience and infrastructure enables us to better serve domestic, international and global clients. We also believe that the strengthening of our balance sheet resulting from our June 2007 Recapitalization will enable us to make strategic acquisitions that present further growth opportunities, as well as enhance our ability to make up-front capital investments in BPO and ITO services which will make us more competitive.

Expand Our Client Relationships

        We have senior level relationships with our clients and provide a high level of service. We intend to continue to provide our clients with a high degree of client service, flexible customization of products and services and a dedicated focus on their business needs. We are instituting account management teams and programs in our BPO and IT services to enhance the quality, quantity and responsiveness of our offerings. We currently serve over 2,000 clients globally and believe the top 10% of our clients provide us significant growth opportunities through large, outsourcing contracts.

Grow Recurring Revenue and Improve Operating Margins

        A key component of our business plan is to expand our recurring revenue business. We seek to establish and maintain long-term relationships with our clients utilizing multi-year contracts. Most of our products and services require the payment of monthly fees or transactional fees, which allows us to generate recurring revenue. We believe that many of our clients will transition towards a BPO delivery model, expanding both our revenue and our relationship longevity. We expect that as our fixed costs are spread over a greater revenue base, our operating margins will improve as will the efficiency and effectiveness of our business model. Further, we believe that by developing and owning our own software and hardware products, we have a competitive advantage. By managing our operating expenses and combining all non-sales and delivery business functions through a global shared services model, we believe we can leverage our global infrastructure and provide better service to our clients.

Broaden Service Offerings to Leverage Existing Infrastructure

        We seek to enhance our portfolio of services by focusing on our clients' requirements, emerging trends in the industry and new technologies that will create both the need and opportunity for additional BPO services. We believe we can drive our return on invested capital by leveraging our existing base of skilled professionals and infrastructure to expand into new markets and to provide new services in high value targeted areas. We will continue to leverage our global infrastructure of systems and people, and plan to expand our sales, marketing and account management presence as we provide a broader array of products and services to local country markets and the global marketplace.

Grow Emerging Markets

        We believe that a significant opportunity exists to accelerate our growth in Asia, targeted Eastern European countries and Latin America. We seek to expand our sales force focused on developing our indirect channels in both Asia and Latin America. We plan to expand our product offerings with our existing channel partners to drive growth. Further, we plan to expand with new partners in targeted geographies.

Pursue Strategic Acquisitions and Alliances

        While we have primarily grown our business organically, we have made four small targeted acquisitions during the past three years, developed partnerships and alliances to augment our growth and provide critical technologies and capabilities. We intend to opportunistically expand our capabilities and geographic footprint through strategic acquisitions and alliances to accelerate our growth. We will continue to explore acquisitions of businesses and products that will complement our existing client offerings to better penetrate our target markets and to expand our client base. To enhance our product offerings, we intend to further develop both existing and new partnerships.

Our Products, Services and Delivery Approach

Payment Processing Market

        Our suite of payment processing business solutions and BPO services, including check processing, remittance processing, international payments and receivables processing takes advantage of recent technologies, such as automatic image recognition and web accessibility, to reduce labor costs, facilitate timely research and handle complex transaction variations. The payment processing business is undergoing significant changes, including the shift away from paper to electronic payments, the desire of clients to utilize electronic payment processing and the demand for delivery of payment information to diverse technology platforms. Although we continue to deliver hardware and software products, our primary focus is on expanding our business solutions and BPO services through our 15 outsourcing centers in the Americas and EMEA. Additionally, we are leveraging our extensive experience with the payments processing environment in EMEA to provide advanced services to the Americas and other markets. Our clients can utilize part, all or a combination of our products and services portfolio to address their payment processing requirements.

        Our payment processing technology suite includes eCap, a data capture software application that automates check and list processing and the extraction of data from invoices or payment advices. We also offer PayCourier Retail, a comprehensive remittance software solution for processing payment transactions, such as return documents, customer correspondences, customer envelopes and checks and PayCourier Archive, a transaction archive solution that provides long-term data and image storage for remittance processing.

        We provide a complete line of hardware to address high-volume check environments. The E-Series is a high-speed transport that can read and sort up to one million check-size documents per day. The X-Series is a mid-range transport for check and remittance processing which enables check and item-based transactions to be digitally captured, processed and retained. To help our clients achieve optimal performance in day-to-day check imaging operations, we offer our advanced image quality software, Image Sentry.

Document & Content Processing Market

        We offer a broad range of innovative products and services that simplify the capturing, processing and archiving of information across the enterprise. In late 2005, we began to extend our packaged products and services to target specific sub-sectors such as mortgage origination, health benefits, and accounts payable management. Our document and content processing services have been deployed throughout Europe and we believe we are the fastest growing provider of mortgage origination services in the United Kingdom. We recently introduced these mortgage origination services into the Americas.

        Our document and content processing software technology is designed for high-volume, complex and distributed environments. eFIRST is a business process management suite that enables business process automation through analysis, modeling, development and deployment. eFIRST Capture provides a software solution to capture structured or unstructured documents from paper scanners, fax machines and e-mail and then extracts key information needed to categorize, index and distribute the data to the appropriate person or department. eFIRST Process provides intelligent workflow and routing of documents and cases in complex environments based on business rules. eFIRST Archive can store large volumes of highly complex documents and provide multiple indices for improved search and retrieval. These technologies are available as stand-alone offerings, integrated with our or third party hardware, or as the foundation for a comprehensive BPO solution.

        We also offer document and content processing hardware technology. In 2007, the IntelliScan XDS was introduced as the industry's fastest high-volume, multi-application document scanner providing processing speeds of up to 550 pages per minute.

Information Technology Services Market

        We provide infrastructure services to the IT industry, with focused deployment and ongoing support services for OEMs and ITO providers. We provide warranty services, fulfillment services and related maintenance support to manufacturers of desktop and enterprise IT products in the Americas and EMEA. We believe that these services result in significant cost savings, improved client satisfaction and increased revenue for our clients.

        Our infrastructure services include maintenance and support of desktops, laptops, servers, printers and computer network equipment. In addition, we provide deployment, logistics, and support services. We are certified to provide support for Dell, IBM, Lexmark, Microsoft, Novell, HP, Compaq, Cisco, Sun and Solaris products.

        In 2007, we responded to approximately 1.1 million requests for service, supported more than 25,000 enterprise server systems, and provided full-service hardware, software and network support for more than seven million end users.

        We provide service covering all of the United States, Canada, United Kingdom, France, Germany, Benelux, Sweden, Italy, the Netherlands, and Czech Republic. In 2007, over 92% of the calls completed in the US were closed by BancTec employees. We were recently honored as Dell's global 2007 General Procurement Partner of the Year.

Client Delivery/Services Portfolio

        As our clients' needs have changed, we have evolved over three decades from a domestic hardware manufacturer focused on the banking and financial services industry to a full service global provider of BPO services and technology to large multinational enterprises in various industries. Moreover, as we have grown with our clients, we have developed strong relationships with senior management and expanded our business, expertise and geographical footprint. We believe our long-standing relationships with major companies not only provide a significant opportunity for us to expand our existing business with these clients, but also to establish our credibility to expand our offerings into other industries.

        We employ a services portfolio approach for our payment processing, document and content processing and IT services solutions to maximize our client satisfaction, market penetration and revenue potential. This services portfolio consists of:

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  BPO services,

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  business solutions,

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  infrastructure services, and

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  products.

Business Process Outsourcing

        BPO requires an understanding of the client's industry, market and business processes intimately enough to apply tools, methods, products and services so that our clients can delegate a part of their business for us to manage and deliver through measurable performance metrics. Because we have extensive technology experience and service and solution expertise we are well positioned to compete. We have been providing BPO services in Europe since 1999, and launched BPO services in North America in 2005. Our BPO contracts are typically long term, recurring revenue contracts. With 15 outsourcing centers throughout the U.S. and Europe, we offer BPO services for both payment processing as well as document and content processing. Our BPO services include retail and wholesale payment processing, check processing, healthcare payments and claims, payment and check image archives, mortgage and loan origination, credit card origination, invoice processing, accounts payable approval automation, mailroom and correspondence handling, forms processing and document imaging and archiving.

Business Solutions

        In the payment processing and document and content processing industries we provide end-to-end business solutions that help drive operational efficiencies through the automation of mission critical processes for some of the world's largest institutions. These turnkey, on-client-site solutions are based on our developed software and hardware technologies, third party technology, and our project implementation processes gained through decades of vertical experience. We can customize our solutions without incurring high development costs and lengthy implementation timescales. Our business solutions include retail payment processing, check processing, payment and check archiving, invoice image and data capture, accounts payable processing, digital image classification, mailroom automation, mortgage and account origination and software services.

Infrastructure Services

        We provide maintenance and support services to the payment processing and document and content processing industries in support of both our and third party products. We also provide IT services to OEMs and global ITO providers.

        We have expertise in the installation, repair and maintenance of large, mission-critical, computer-driven electromechanical devices, such as reader/sorters and scanners, which involve imaging and paper handling. Our hardware maintenance contracts usually include both parts and labor, and the contracts are typically long term, recurring revenue contracts. In addition, we market a full range of consumable supplies that complement our payment processing and document processing systems.

        We have expertise in the deployment, logistics and management of IT assets, including hardware such as computers, network equipment, servers, printers and other peripherals that are integral components of the IT infrastructure. Our contracts usually include both parts and labor, and are typically long term, recurring revenue contracts with minimum commitments.

Products

        We have extensive experience designing, developing, producing and servicing both hardware and software products. Our products enable our clients to capture, process and archive documents and data. We incorporate our hardware and software products as an integral part of our business solutions, utilize them in delivering our BPO services and sell these products through both direct and indirect channels.

Sales and Distribution

        We offer our products and services directly to our clients and through indirect channels, including value added resellers, distributors and system integrators, to achieve the widest possible geographic footprint. Our direct sales force offers BPO services, infrastructure services, business solutions and products directly to our clients, while we also use indirect channels to market our products.

        Other than in the emerging markets, we primarily rely on our direct sales force, using the indirect channels to complement our direct sales distribution. As of March 31, 2008, we employed 29 salespeople focused on the Americas and the emerging markets, 23 of which are responsible for selling directly to our clients and six of which are responsible for selling to value added resellers, distributors and system integrators. As of that date, we employed 23 salespeople focused on EMEA, all of which are responsible for selling directly to our clients. In addition, we employed three salespeople focused on ITSM, all of which are responsible for selling directly to our clients. We continue to seek partnership opportunities with indirect channels to further our penetration in our existing and potential markets.

Clients

        Our clients tend to be larger organizations requiring specialized services that enable them to differentiate their own offerings. Representative clients in our payments processing business include Symcor Inc., Bank of America Corporation and Electronic Data Systems Corporation ("EDS"); in our document and content processing business, representative clients include Broadridge Financial Solutions, Inc. (formerly ADP Financial Services), Deutsche Telekom and Danish Post; and in our IT services business, our clients are predominantly OEMs or ITOs, such as Dell, CSC and Lexmark. Our ten largest clients accounted for 46.1%, 48.6% and 45.0% of our revenue for the years ended December 31, 2007, 2006, and 2005, respectively. For the years ended December 31, 2007, 2006 and 2005, Dell accounted for 19.1%, 19.5% and 15.5%, respectively, of our total revenue. Sales from our U.S. operations for the years ended December 31, 2007, 2006 and 2005 accounted for 51.6%, 59.6% and 62.6%, respectively, of our total revenue, while sales from our foreign operations for the same years accounted for 48.4%, 40.4% and 37.4%, respectively, of our total revenue.

Seasonality

        Our business has historically experienced seasonal fluctuations in our equipment and software sales and we expect to experience similar fluctuations in the future. Our equipment and software sales have historically been affected by buying patterns of financial services clients, which tend to increase their purchasing of software and equipment at the end of the calendar year, which results in higher sales completed and revenue recognized in our fourth quarter. Nevertheless, due to the cyclical and unpredictable nature of large corporate purchasing decisions, the completion of one or more large equipment and software systems sales in any one fiscal quarter may result in unpredictable fluctuations of our quarterly sales results throughout the fiscal year.

Competition

        The market for companies that provide technology products and services is intensely competitive and highly fragmented, and we expect increased competition from both existing competitors and companies that enter our existing or future markets. Numerous companies supply competing products and services, and many of these companies specialize in one or more of the services that we offer or intend to offer to our clients.

        In marketing our products and services, we encounter competition from a wide variety of companies, some of which have substantially greater resources than we do. Each of our three operating segments face different competitors. Our Americas business unit competes with various public and private companies including Wausau Financial Systems, Inc., Regulus Group LLC and Unisys Corporation ("Unisys") in our payment processing business; EMC Corporation ("EMC"), Readsoft International and Imaging Business Machines, LLC ("IBML") in our document and content processing business; and Unisys and International Business Machines Corp ("IBM") in our infrastructure services business.

        Our EMEA business unit competes with various companies including EMC, IBML, IBM, Accenture Ltd. and Global 360, Inc. in our document and content processing business; and EDS, National Cash Register Corporation and Unisys in our payment processing business. Our ITSM organization primarily competes with QualxServ LLC, Getronics NV, Decision One, Inc. and Northrop Grumman Corporation in our IT services business.

        We believe that the principal competitive factors determining success in the industries we serve include:

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  reputation for reliability and service;

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  breadth and quality of services;

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  technological innovation and understanding client strategies and needs;

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  process expertise;

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  scalable infrastructure;

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  creative design and systems engineering expertise;

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  effective client support;

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  processing speed and accuracy;

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  pricing; and

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  long-term financial strength.

        We believe that our geographic footprint, market position, scalable infrastructure, process know-how, industry knowledge, domain knowledge, client relationships and functionality, performance, quality, service and price provide us a competitive edge in the industries in which we operate.

Facilities

        We own our corporate headquarters facility located at 2701 East Grauwyler Road, Irving, Texas. Consisting of approximately 310,500 square feet of building area, this facility is also the primary location for our assembly and manufacturing activities. We also lease a regional headquarters facility in

London, UK. Globally, we maintain field offices in 14 countries and operate 15 outsourcing centers. Our outsourcing centers are augmented by an India-based data entry partner and include:

European BPO Centers	United States BPO Centers
Harlow (North London), UK	Chicago, IL
Heathrow, UK	Charlotte, NC
Gateshead, UK	Totowa, NJ
Colnbrook, UK	Irving, TX
Dublin, Ireland	Dallas, TX
Cologne, Germany	Austin, TX
Utrecht, Netherlands	Houston, TX
Tallin, Estonia

        We believe that these facilities are adequate to meet our ongoing needs. The loss of any of our principal facilities could have an adverse impact on operations in the short term; however, we have the option to renew our facility leases or believe we can replace them with alternate facilities at comparable cost.

Product Development

        We are engaged in ongoing software and hardware product development activities for both new and existing products, employing approximately 100 people for such activities as of December 31, 2007 and investing approximately $8.8 million, $7.3 million and $6.5 million in the years ended December 31, 2005, 2006 and 2007, respectively. In addition to our efforts to develop and improve our own products and services, we offer client-funded development activities.

        There can be no assurance that our development efforts will result in successful commercial products.

Foreign Sales and Assets

        We operate in the following geographic areas: the United States, the United Kingdom, and other international areas consisting primarily of Canada, France, Sweden, Germany, and the Netherlands. Inter-area sales to affiliates are accounted for at established transfer prices.

        Sales to unaffiliated customers and affiliates for the years ended December 31, 2007, 2006 and 2005, and long-lived assets, other than deferred taxes, at the end of each of those periods, classified by geographic area, are as set forth below. Sales to customers are attributed to the geographic area from which the sale was made.

	United States	United Kingdom	Other International	Eliminations	Consolidated
	(in thousands)
Year ended December 31, 2007
Sales to unaffiliated customers	$201,168	$84,407	$104,578	$—	$390,153
Inter-area sales to affiliates	4,029	2,801	10,308	(17,138)	—
Long-lived assets other than deferred taxes	106,630	16,022	4,629	(20,022)	107,259
Year ended December 31, 2006
Sales to unaffiliated customers	$225,885	$73,403	$80,191	$—	$379,479
Inter-area sales to affiliates	4,499	3,514	6,928	(14,941)	—
Long-lived assets other than deferred taxes	104,428	9,690	5,271	(24,914)	94,475
Year ended December 31, 2005
Sales to unaffiliated customers	$215,939	$55,778	$73,181	$—	$344,898
Inter-area sales to affiliates	7,132	3,276	2,460	(12,868)	—
Long-lived assets other than deferred taxes	92,601	8,248	7,828	(27,974)	80,703

Intellectual Property

        We own a number of registered and common-law trademarks in the United States and other countries relating to our trade names and product names including AP Master®, BancTec®, eFIRST®, ImageSentry®, IntelliScan® and PayCourier®. Our unregistered trademarks include: eCAP™, E-Series™, ImageSentry™ and X-Series™.

        We hold 33 U.S. and foreign patents, and have 3 pending patent applications, and hold licenses under numerous patents owned by others. All of our patents generally pertain to hardware and software technology in the areas of document processing, document sorting, data compression, character recognition, document detection, image capture, image analyses, document encoding and check strip attachment and removal.

        No single patent or licensed technology is so integral to our success that we would suffer a material adverse effect if a patent were to expire or be invalidated, or if a licensed technology were to become unavailable. The loss of such technologies, however, could create a short term hardship while substitute methods or products were obtained and implemented. If the validity of any issued and potential patents, were challenged, we could encounter legal costs and expenses in enforcing our patent rights against infringement. There can be no assurance that other technology cannot or will not be developed, or that patents will not be obtained by others, that would render our patents obsolete.

Employees

        As of March 31, 2008, we had a total of 2,526 employees, 1,605 of which were located in the United States. Our U.S. employees are not represented by any labor unions. We have never experienced a work stoppage and we consider our relations with our employees to be good.

Legal Proceedings

        We are a party to various legal proceedings from time to time. None of such proceedings are currently expected to have an outcome that is material to our financial condition.

MANAGEMENT

Executive Officers and Directors

        Set forth below are the names, ages and positions of our directors and executive officers as of the date of this prospectus.

Name	Age	Position with the Company
Executive Officers:
J. Coley Clark	63	President, Chief Executive Officer and Chairman of the Board of Directors
Jeffrey D. Cushman	46	Senior Vice President and Chief Financial Officer
Mark D. Fairchild	48	Senior Vice President and Chief Technology Officer
Michael D. Fallin	56	Senior Vice President, Corporate Marketing and President, Americas and Emerging Markets
Lin M. Held	52	Senior Vice President and Chief Administrative Officer
Brendan P. Keegan	38	Senior Vice President, Strategy and Business Development and President, ITSM
Michael D. Peplow	48	Senior Vice President and President, EMEA
Non-Employee Directors:
Felipe F. Atela	52	Director
R. Randolph Devening	66	Director
Gary J. Fernandes	64	Director
John R. Harris	59	Director

        The following are biographical summaries, including experience, of those individuals who serve as our executive officers:

        J. Coley Clark has been Chairman of our board of directors since June 2007 and President and Chief Executive Officer since September 2004, when he joined BancTec after 32 years with EDS. Mr. Clark has been a director of the Company since March 2004. Mr. Clark retired from EDS in 2004 as a Senior Vice President and President, Global Financial Industry. He was also a member of the Global Operations Council, EDS senior executive team. Mr. Clark's current term of office as a director of the Company expires in 2010. Mr. Clark serves on the board of directors of i2 Technologies, Inc.

        Jeffrey D. Cushman has been Senior Vice President and Chief Financial Officer since February 2005. Mr. Cushman joined BancTec in November 2004 as Vice President of Finance. From November 2001 to May 2003, Mr. Cushman did strategic development work for Metromedia Fiber Network, Inc., and before joining Metromedia, from January 2000 to October 2001, Mr. Cushman was the Chief Financial Officer, Senior Vice President, Secretary and Treasurer for GroceryWorks, Inc., an internet grocery-fulfillment company. From November 1997 to December 1999, Mr. Cushman was employed by Evercom, Inc., a telecommunications services provider. Prior to this time, Mr. Cushman was Director of Business Development at EDS, after holding a number of financial positions, including Group Financial Officer, Controller, and Financial Manager & Supervisor.

        Mark D. Fairchild has been Senior Vice President and Chief Technology Officer since November 2005. Mr. Fairchild joined BancTec in 1985 and has progressed through various management roles including European Software Director, Vice President of Engineering, Vice President of European Operations and Senior Vice President of International Operations.

        Michael D. Fallin has been Senior Vice President, Corporate Marketing and President, Americas and Emerging Markets since April 2005, when he joined BancTec after 29 years with EDS. From 2004 to 2005, Mr. Fallin was a Vice President in the Industrial Manufacturing Division at EDS and prior to that held various positions at EDS including Division Manager, Financial Industry Group and Vice

President in the U.S. Southwest Region responsible for clients in energy, telecommunications, manufacturing and financial industries.

        Lin M. Held has been Senior Vice President and Chief Administrative Officer since January 2005, when she joined BancTec after 27 years with EDS. Ms. Held is accountable for the Human Resources, Legal, Administration and Facilities and Security operations for BancTec globally. While at EDS, Ms. Held served in several key executive positions including Industry Operations Director for the U.S. Transportation Industry Group, Strategy and Planning Director and Managing Director for the Global Finance and Transportation Industry Groups, as well as other key management roles.

        Brendan P. Keegan has been Senior Vice President, Strategy and Business Development, and President of ITSM since March 2006. Mr. Keegan joined BancTec in June 2005 as Senior Vice President, Strategy & Business Development where he was responsible for heading up the development of BancTec's business strategy and market re-positioning. Prior to joining BancTec, from October 2004 to March 2005, Mr. Keegan served as Senior Vice President & President, Emerging Markets for Seven Worldwide, Inc., a provider of marketing execution services, from June 2003 to October 2004, President and Chief Executive Officer of Revenue Edge Ventures, Inc., a professional services company, from May 2001 to January 2003, President and Chief Executive Officer of Bravanta, Inc., a turn-around BPO consulting company, and prior to joining Bravanta, Vice President, Global Sales at EDS.

        Michael D. Peplow has been Senior Vice President and President of EMEA since 2005. Mr. Peplow joined BancTec in June 1997 as Business Development Manager. Mr. Peplow has also served as Managing Director of BancTec Ltd. in the United Kingdom and Ireland. Prior to joining BancTec, Mr. Peplow served in a number of strategic marketing, sales and consultancy roles with organizations such as ICL/Fujitsu and Hatten Blue.

        The following are biographical summaries, including experience, of those individuals (other than J. Coley Clark, whose biographical summary is shown above), who serve as our directors:

        Felipe F. Atela has been a director of the Company since August 2007, and his current term of office as a director of the Company expires in 2009. Mr. Atela has been Executive Chairman and President of Deutsche Telekom Espana, S.L., a telecommunications operator and information technology business services provider, since December 2002. Mr. Atela's responsibilities include overseeing operations of T-Systems Spain, a technology services company. Mr. Atela serves on boards of directors of T-Systems Spain and Buongiorno S.p.A, an Italian based independent mobile media and technology company.

        R. Randolph Devening has been a director of the Company since August 2007, and his current term of office as a director of the Company expires in 2008. Mr. Devening has over forty years of management experience primarily in the food and retail service channels. Mr. Devening served as the Chairman, President and Chief Executive Officer of Foodbrands America, Inc., a food services and retail marketing company, until 2001. Prior to his service with Foodbrands America, Mr. Devening was the Vice Chairman and Chief Financial Officer of Fleming Companies, Inc., a consumer goods distributor. Mr. Devening currently serves on the boards of directors of Penford Corporation, a developer, manufacturer and marketer of specialty natural-based ingredient systems, Safety-Kleen Hold Co., a holding company of a cleaning and environmental solutions company, and Fred Jones Enterprises, a supplier of engines and transmissions.

        Gary J. Fernandes has been a director of the Company since March 2003 and his current term of office as a director of the Company expires in 2009. Mr. Fernandes retired as Vice Chairman of EDS in 1998, after serving on the board of directors of EDS since 1981. After retiring from EDS, Mr. Fernandes founded Convergent Partners, a venture-capital fund focusing on buyouts of technology-related companies. He also served as Chairman and CEO of GroceryWorks, Inc. until 2001. He currently serves on the boards of directors of eTelecare Global Solutions, Inc., a provider of BPO services, Computer Associates, one of the world's largest IT management software providers and Blockbuster Inc., the largest chain of video game and DVD rental shops in the world. Mr. Fernandes is currently the Chairman and President of FLF Investments, and serves as an advisory director of MHT Partners, a Dallas based investment banking firm serving mid-market companies.

        John R. Harris has been a director of the Company since August 2007, and his current term of office as a director of the Company expires in 2010. Mr. Harris has been President and Chief Executive Officer of eTelecare Global Solutions, Inc. since 2006. Prior to eTelecare Global Solutions, Mr. Harris was the Chief Executive Officer of Seven Worldwide, Inc. from 2003 to 2005 and the President and Chief Executive Officer of Delinea Corporation, a professional services company serving the utility industry, from 2002 to 2003. Previously, Mr. Harris spent 25 years with EDS, during which he held a variety of executive leadership positions. Mr. Harris currently serves on the boards of directors of inVentive Health, Inc., a leading provider of value-added services to pharmaceutical and life sciences industries, Premier Global Service, Inc., a provider of on-demand business process improvement solutions, and The Hackett Group, Inc., a global strategic advisory firm.

Code of Business Conduct and Ethics

        We have adopted a Code of Conduct and Ethics that applies to all of our officers and employees, including our chief executive officer, chief financial officer and controller. We also adopted a Code of Business Conduct and Ethics for Directors that applies to all of our directors. These codes are designed to affirm our high standards of business conduct and to emphasize the importance of integrity and honesty in the conduct of our business. We believe that the ethical foundations outlined in our corporate governance principles and the codes are critical to our ongoing success.

Director Independence

        Each of Messrs. Atela, Devening, Fernandes and Harris qualifies as an independent director pursuant to the listing requirements of The NASDAQ Stock Market. Additionally, all of the directors serving on the audit, compensation and nominating and corporate governance committees of our board of directors are independent. With limited exception, the listing requirements of The NASDAQ Stock Market require that the majority of our board of directors consist of persons qualified as "independent" under such listing requirements.

Committees of the Board

        Our board of directors has established an audit committee, compensation committee and nominating and corporate governance committee.

Audit Committee

        The audit committee of our board of directors is responsible for overseeing management and our independent auditor, financial reporting practices, internal controls, risk management and legal and ethical compliance. As of the date of this prospectus, the audit committee consisted of R. Randolph Devening, Felipe F. Atela and Gary J. Fernandes. Mr. Devening is the chair of our audit committee. The principal duties of the audit committee are:

  •
  to appoint, evaluate, compensate and oversee the work of the independent auditor;

  •
  to review and approve the independent auditor's retention and overall scope of the annual audit and any permitted non-audit services;

  •
  to ensure the independent auditor's independence and set hiring policies regarding employment by the Company of former employees of the independent auditor;

  •
  to review the Company's financial statements and independent auditor reports and to discuss with management, the independent auditor and the internal auditor any significant findings during the year, the audit plan, the coordination of audit efforts and all critical accounting policies and practices;

  •
  to review and resolve issues regarding financial or audit reporting between the independent auditor and management;

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  to review and discuss policies with respect to risk assessment, risk management and financial reporting with management and the independent auditor;

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  to establish and oversee procedures for the treatment of complaints regarding financial reporting, accounting or auditing matters;

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  to review and recommend the appointment, replacement and compensation of our Chief Financial Officer and head of internal audit;

  •
  to evaluate the scope and effectiveness of the Company's legal and regulatory compliance policies and programs;

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  to review, approve or ratify any transactions or courses of dealing with related persons;

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  to determine the adequacy of any requests for waivers under our code of business conduct and ethics; and

  •
  to address any conflicts of interests of directors and executive officers.

        No member of the audit committee is, or ever was, an officer or employee of the Company. All of the audit committee members are independent directors.

Compensation Committee

        The compensation committee supports our board of directors by overseeing management and director compensation policies and practices. As of the date of this prospectus, our compensation committee consisted of Gary J. Fernandes, John R. Harris and Felipe F. Atela. Mr. Fernandes is the chairman of the compensation committee. All of the compensation committee members are independent directors. The principal duties of the compensation committee are:

  •
  to establish the Company's overall management compensation philosophy and policy;

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  to review and approve corporate goals and objectives relevant to compensation of executive officers and to determine the compensation level for the executive officers;

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  to review, approve and recommend all actions relating to compensation, promotion and employment-related arrangements for senior management, including severance arrangements;

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  to determine if and ensure that the Company's management compensation programs are appropriate, properly coordinated and accomplish their purposes and to recommend appropriate modifications;

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  to approve and recommend our board of directors' actions on, and to administer, any incentive and bonus plans applicable to employees of the Company and authorize all awards under incentive compensation and equity-based plans, including the award of shares or share options;

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  to review, approve and recommend action on any changes to any other forms of non-salary compensation, including retirement plans or programs;

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  to review the form and amount of director compensation and make appropriate recommendations thereon; and

  •
  to monitor compliance of directors and executive officers with the Company's policies regarding stock ownership.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee assists our board of directors in determining individuals qualified to serve as directors and overseeing, implementing and reviewing the overall corporate governance of the Company. As of the date of this prospectus, our nominating and corporate governance committee consisted of: John R. Harris and R. Randolph Devening. Mr. Harris is the chairman of the nominating and corporate governance committee. The principal duties of the nominating and corporate governance committee are:

  •
  to identify, screen and review director nominees and recommend candidates to fill our board of director vacancies;

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  to recommend, implement and review our policies and procedures for identifying and reviewing director nominee candidates;

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  to review the composition of our board of directors for independence, skill, diversity and other desired qualities;

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  to recommend whether each director qualifies as independent;

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  to review the size of our board of directors and make recommendations as to appropriate changes;

  •
  to address conflicts of interest of directors and executive officers;

  •
  to review and recommend any changes in the compensation of directors; and

  •
  to develop, recommend and implement corporate governance guidelines as necessary.

        No member of the nominating and corporate governance committees is, or ever was, an officer or employee of the Company. All of the nominating and corporate governance committee members are independent directors.

Compensation Committee Interlocks and Insider Participation

        No member of the compensation committee is, or ever was, an officer or employee of the Company. None of our executive officers has served as a member of a compensation committee of any other entity (or if no committee performs that function, the board of directors of such other entity) that has an executive officer serving as a member of our board of directors.

        Prior to the August 2007 appointment of Messers. Fernandes, Harris and Atela to the compensation committee, Robert A. Minicucci, a general partner of WCAS, served as the sole member of the compensation committee. For a description of related party transactions between the Company and WCAS, see "Certain Relationships and Related Party Transactions—Related Party Transactions" included elsewhere in this prospectus.

Indemnification

        We maintain directors' and officers' liability insurance. Our certificate of incorporation and bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. See "Description of Capital Stock—Liability and Indemnification of Officers and Directors" included elsewhere in this prospectus for further information.

COMPENSATION DISCUSSION AND ANALYSIS

        The following compensation discussion and analysis contains statements regarding future individual and Company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview of Compensation Program

        The compensation committee of our board of directors is responsible for establishing, implementing, and monitoring adherence to our compensation philosophy. The compensation committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. Management has primary responsibility for our financial statements and reporting process, including disclosure of executive compensation. Throughout this discussion, the individuals listed in the Summary Compensation Table on page 69 are referred to as the "named executive officers."

Compensation Policy and Executive Compensation

        The executive compensation program is designed to attract, motivate, reward and retain the executive officers needed to achieve our business objectives, to increase profitability and to provide value to the stockholders. The program has been structured and implemented to provide competitive compensation opportunities and various incentive awards based on Company and individual performance. Future monetary growth is dependent upon the Company's performance as well as the individual executive's performance against pre-established objectives and the achievement of goals. The executive compensation program is composed of three principal components:

  •
  annual base salary;

  •
  annual target incentive bonus, the amount of which is dependent on the Company's financial performance; and

  •
  long-term incentive awards, currently provided in the form of stock options.

        Our executive compensation program is intended to:

  •
  reward performance which drives successful Company results;

  •
  link executive and stockholder interests through equity-based compensation arrangements and to recognize individual contributions toward the achievement of corporate goals and objectives;

  •
  reinforce a team focus and therefore reward both individual success and the success of the organization; and

  •
  accommodate the financial resources available to the Company based on the goal of maximizing return to stockholders.

Determination of Executive Compensation

        In connection with our June 2007 Recapitalization, each of our executive officers entered into an employment agreement with the Company setting forth each such officer's annual salary and annual target incentive bonus level, in either case, subject to annual review and discretionary increase by our compensation committee in order to reflect changes in job responsibility or to reward individual performance. The base salary provided in each such employment agreement was based on the officer's position, the officer's contributions to the Company and the compensation level required to retain the executive.

        Base salaries are intended to be competitive in the marketplace and are designed to provide an annual salary at a level consistent with individual experience, skills and contributions to our business. The annual target incentive bonus level for each executive officer is set under the terms of such officer's employment agreement at 100% of the officer's base salary, consistent with our belief that bonuses should represent a significant portion of the total compensation paid to our executives, and should be dependent upon our annual performance. Long-term incentive compensation is granted from time to time at the discretion of the compensation committee, and is designed to align the interests of our executives with the interests of our stockholders by having the realizable value depend upon an increase of our stock price.

        We do not have a strict policy for allocating between either long-term or currently paid out compensation or cash and non-cash compensation. We strive to have an appropriate mix of compensation that rewards and motivates annual performance and long-term performance. No single mix of elements would be optimal for all of our executive officers.

        Prior to our June 2007 Recapitalization, our compensation committee was comprised of one individual. Historically, our compensation committee has relied upon the recommendations of our Chief Executive Officer, particularly with respect to those executive officers that report directly to him, regarding the determination of executive compensation (other than his own) and the relative mix of the three principal components thereof. We currently have three individuals serving on our compensation committee and have recently adopted a new charter governing such committee. For a description of the principal duties of our compensation committee, please see the section entitled "Management—Compensation Committee" located elsewhere in this prospectus.

        In awarding executive compensation, we take the following elements of individual performance into account: the roles and responsibilities of our executives; the individual experience and skills of, and expected contributions from, our executives; the professional effectiveness and capabilities of the executive officer; and the performance of the executive officer against the target thresholds used to determine the annual target incentive bonus. While we have not used any formula to determine compensation based on these factors (other than the thresholds set in relation to the annual target incentive bonus), for compensation paid from 2004 to the present, we have placed the most emphasis in determining compensation on our understanding of the amount of compensation generally paid to executives with similar roles and responsibilities and our subjective assessment of the professional effectiveness and capabilities of the executive officer.

        Our understanding of the amount of compensation generally paid to executives with similar roles and responsibilities was based on our compensation committee's and Chief Executive Officer's own business judgment and collective experience in such matters.

        The compensation committee reviews, approves and administers management compensation policies and practices, including all forms of incentive compensation. Our compensation committee has authority to exercise discretion in the administration of such programs, and has used such discretion in the past in order to award compensation absent attainment of target performance goals.

        We have not yet experienced a situation in which the relevant performance measures taken into account in determining incentive compensation have had to be adjusted or restated in a manner that would have reduced the size of the compensation award or payment after payment of such amounts had already been made. In order to avoid such an occurrence, we do not pay bonuses under our annual incentive plan until the audit of our year-end financial statements is complete. Were such an adjustment or restatement to occur following our payment of incentive compensation, however, our board would consider any such adjustment or restatement in light of the circumstances under which it was required, and make a determination at that time as to how to treat any previously paid incentive compensation which was based upon the performance measures subject to such adjustment or restatement. We do not have a formal policy requiring repayment of incentive compensation under such circumstances by our executive officers at this time.

        The table below presents the 2008 base salary level and target annual incentive bonus level (expressed as a percentage of base salary) for each of our named executive officers:

Executive Officer	2008 Base Salary	2008 Target Bonus Percentage
J. Coley Clark President, Chief Executive Officer and Chairman of the Board of Directors	$475,000	100%
Jeffrey D. Cushman Senior Vice President and Chief Financial Officer	$328,846	100%
Michael D. Fallin Senior Vice President, Corporate Marketing and President, Americas and Emerging Markets	$325,000	100%
Brendan P. Keegan Senior Vice President, Strategy and Business Development and President, ITSM	$325,000	100%
Michael D. Peplow Senior Vice President and President, EMEA	$301,255	100%

Relative Size of Major Compensation Elements

        In setting executive compensation, the compensation committee considers the aggregate amount of compensation payable to an executive officer and the form of the compensation. The compensation committee seeks to achieve an appropriate balance between immediate cash rewards for the achievement of Company and personal objectives and equity awards and other long-term incentives designed to align the interests of executive officers with those of the Company's stockholders. The level of incentive compensation typically corresponds to an executive officer's responsibilities within the Company, with the level of incentive compensation for more senior executive officers being a greater percentage of total compensation than for less senior executive officers.

Annual Base Salary

        The base salary for each executive officer is determined by the compensation committee and is designed to be at levels considered appropriate for our executive officers based upon their relative experience level and position with the Company. Our determination of appropriate compensation levels was based on our compensation committee's and Chief Executive Officer's own business judgment and collective experience in such matters. This understanding was not based on quantitative data or benchmarking against any specific similar company or set of similar companies. Our compensation committee may elect in the future to retain a compensation consultant to conduct an assessment of our executive compensation practices for our named executive officers.

Annual Profit Share Plans

        To reinforce the attainment of our goals, the compensation committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. We maintain annual profit share plans under which the executive officers may earn an award based on a target percentage of their base compensation, if we meet the minimum threshold EBITDA profit objective and the minimum threshold revenue growth objectives set by the compensation committee at the beginning of the fiscal year. The achievement of the objective will determine the payout under the plan, after the threshold is met. The payout to each executive is calculated by multiplying a targeted payout for that executive, which is expressed as a percentage of the executive officer's base salary, by the level of achievement of a combination of the EBITDA and revenue growth objectives of the Company. The employment agreements between the Company and our executive officers provide that the target payout for each such officer is 100% of his or her base salary, with any reduction in the target payout being grounds for such officer to terminate his or her employment with the Company "for good reason". See "Executive Compensation—Employment Agreements" located elsewhere in this section for a description of the employment agreements between the Company and our named executive officers.

        The compensation committee and board of directors review the Company's performance against the objectives set forth in the plan annually and approve awards consistent with the plan. The determination of the amount of award to be paid under our annual incentive plan was based on the Company's attainment of annual financial objectives in 2005, 2006 and 2007.

        During 2007, the target payout for each of our executive officers was 100% of his or her base salary. Based on 2007 actual financial results compared to the pre-established objectives, the plan targets of combined EBITDA and revenue growth were only partially obtained and therefore, bonus awards ranging of 57% of the target threshold amount for each executive officer were made under the 2007 annual incentive plan.

        During 2006, the target payout for each of our executive officers was 100% of his or her base salary. Based on 2006 actual financial results compared to the pre-established objectives, the plan targets of combined EBITDA and revenue growth were met in 2006 and, therefore, bonus awards ranging from 109% to 121% of the target threshold amount for each executive officer were made under our 2006 annual incentive plan. The compensation committee exercised its discretion in increasing the size of the payouts under the 2006 annual incentive plan based upon the Company's annual performance.

        During 2005, the target payout for each of our executive officers was 100% of his or her base salary. Based on 2005 actual financial results compared to the pre-established objectives, the plan targets of combined EBITDA and revenue growth were only partially obtained in 2005 and, therefore, bonus awards ranging from 24% to 82% of the target threshold amount for each executive officer were made under our 2005 annual incentive plan. The compensation committee exercised its discretion in increasing the size of the payouts under the 2005 annual incentive plan as compensation for the achievement of certain objectives outside of those objectives set forth in the 2005 annual incentive plan.

        For purposes of determining the profit sharing target percentage under our annual profit share plan, the compensation committee selects internal EBITDA and revenue growth target levels that it believes are achievable while also indicative of strong Company-wide or, as the case may be, segment-specific performance. The compensation committee designed our target levels to be challenging but attainable if we have what we consider to be a successful year. Items such as sales, productivity improvement and customer retention impact whether or not the Company's EBITDA profit objective and revenue growth objective are met, and make it difficult for any one executive to receive his or her full annual incentive bonus unless there has been strong Company-wide performance. Overall, the Company expects that it will pay at least some portion of the annual incentive bonus to each of its executive officers for their 2008 performance.

        Over the past five years, the Company has achieved performance at the target level one time. The payout percentage over the past five years has been between approximately 20% and 121% of the participants' target award opportunity. Generally, the compensation committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Long-Term Incentive Awards

        In connection with the closing of our June 2007 Recapitalization we adopted the 2007 Equity Incentive Plan, which replaces the 2000 Stock Plan and governs the terms of equity awards granted by us. The 2007 Equity Incentive Plan is intended to increase stockholder value through the alignment of executive pay with our corporate strategic goals and to support alignment between executive actions and our long-term strategic plan. Additionally, the 2007 Equity Incentive Plan will provide us a means of directly aligning our executives' financial reward opportunities to our stockholders' return on investment.

        Immediately following the closing of our June 2007 Recapitalization, we granted 2,780,000 incentive options and 466,000 shares of restricted stock to our executive officers. Under the 2007 Equity Incentive Plan, these incentive options were granted at a fixed exercise price of $8.00 per option share. Additionally, we granted 505,000 non-qualified stock options to certain members of our non-executive management following our June 2007 Recapitalization as compensation to such individuals for their contribution to the business of the Company. During the six months ended June 30, 2008, we awarded 25,000 non-qualified stock options to a newly hired officer and 4,440 shares of restricted stock to certain employees. As granted under the 2007 Equity Incentive Plan, these non-qualified options have a fixed exercise price of $8.00 per option share. All outstanding options granted under our 2007 Equity Incentive Plan vest over a four-year period at 25% per year.

        Under the 2007 Equity Incentive Plan, future equity awards will be granted at the discretion of the compensation committee based on the Company's long-term performance goals and objectives. The compensation committee will review at least annually each executive officer's performance against such goals and objectives, and based on this evaluation, determine and approve any long-term incentive compensation for the executive officers. In making such awards, the compensation committee will review as appropriate an individual's level of responsibility within his or her area, such individual's executive development potential and competitive market norms.

        We do not have a strict policy for allocating between either long-term or currently paid out compensation or cash and non-cash compensation. We strive to have an appropriate mix of compensation that rewards and motivates annual performance and long-term performance. No single mix of elements would be optimal for all of our named executive officers.

        We do not have a strict policy for determining the timing of equity incentive awards. The compensation committee periodically reviews all aspects of short-term and long-term incentives and makes any awards based on that evaluation.

Employment and Retirement Benefits

        In order to attract and retain employees and provide support in the event of illness or injury, we offer all employees, including the executives, medical and dental coverage, disability insurance, and life insurance. All executives are entitled to participate in these plans.

        We do not have a defined benefit plan for executives or employees in the United States, but instead encourage saving for retirement through the 401(k) Retirement Saving Plan ("401(k) Savings Plan"), to which we make matching contributions. Employees may contribute up to 100% of their annual salary, including bonuses, into the plan (subject to Internal Revenue Service ("IRS") limits), and we will match 10% of the first 5% of the employee's qualifying total pre-tax contributions. All employee contributions are fully vested upon contribution. Any matching Company contributions are fully vested upon completion of one year of service.

Termination and Change in Control Benefits

        We have entered into employment agreements, which supersede any prior employment arrangements, with each of our named executive officers providing for severance benefits upon a termination of the officer's employment without cause or for good reason. See the "Employment Agreements" section below for a description of these employment agreements. The employment agreements also provide for certain change-in-control benefits upon an executive's termination as a result of a change-in-control of the Company. We believe requiring both a change-in-control and a termination event maximizes stockholder value by preventing an unintended windfall for management in the event of a friendly change-in-control. See "Executive Compensation—Potential Payments Upon Termination or Change-in-Control" below for a description of the change-in-control benefits and events that trigger payment thereof.

2007 Total Compensation for the Chief Executive Officer

        When J. Coley Clark became our Chief Executive Officer in September 2004, the compensation committee designed a compensation plan which was consistent with that provided to our other executive officers. Although a significant portion of Mr. Clark's potential future compensation consists of bonus plan payments based on Company performance, the compensation committee did not rely entirely on predetermined formulas or a limited set of criteria when it determined the compensation of our Chief Executive Officer. The compensation committee designed a compensation package for Mr. Clark that provided a competitive salary with the potential of significant bonus plan compensation in the event we performed well under his leadership.

EXECUTIVE COMPENSATION

        The table below summarizes the compensation paid to the persons serving as our Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated individuals serving as executive officers at the end of our last fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Option Awards ($)(2)	Non-equity Incentive Comp Plan ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)	Total ($)
J. Coley Clark President and Chief Executive Officer	2007 2006 2005	$462,308 450,000 450,000		—		$318,443 — —	$270,750 545,000 107,000	$	— — —	— —	$2,151,501 995,000 557,000
Jeffrey D. Cushman Senior Vice President and Chief Financial Officer	2007 2006 2005	$316,740 303,846 272,116		$300,000 — —		$59,140 37,400 31,000	$187,442 353,846 156,173	$	— — —	$1,550 1,500 —	$864,872 696,592 459,289
Michael D. Fallin Senior Vice President, Corporate Marketing and President, Americas and Emerging Markets	2007 2006 2005	$312,308 299,039 185,096	(8)	$325,000 50,000 25,000	(6)	$60,656 — 64,000	$185,250 324,039 80,980	$	— — —	$1,550 1,500 —	$884,764 674,578 355,076
Brendan P. Keegan Senior Vice President, Strategy Business Development and President, ITSM	2007 2006 2005	$312,308 300,000 154,231	(9)	$350,000 — 25,000		$57,623 11,000 48,000	$185,250 350,000 100,211	$	— — —	$32,571 59,757 23,199	$937,752 720,757 350,641
Michael D. Peplow(7) Senior Vice President, EMEA	2007 2006 2005	$290,946 258,947 246,212		$329,524 — —		$100,136 33,000 6,400	$168,448 281,368 201,126	$	— 19,965 73,829	$26,650 25,445 23,564	$915,704 618,725 551,131

(1)
The amounts in the table represent a discretionary bonus paid to certain executives as compensation for their services to the Company in connection with the June 2007 Recapitalization along with certain other discretionary bonuses awarded by the compensation committee.

(2)
The amounts in the table reflect the compensation expense calculated in accordance with the provisions of SFAS No. 123(R) for stock awards granted to the named executive officers in 2005 to 2007. In December 2004, the FASB issued SFAS No. 123(R), which requires us to recognize compensation expense for stock options and other stock-related awards granted to the employees and directors based on the estimated fair value under SFAS No. 123(R) of the equity instrument at the time of grant. The compensation expense is required to be recognized over the vesting period. The requirements of SFAS No. 123(R) became effective beginning in the first quarter of 2006. The assumptions used to determine the valuation of the awards are discussed in Note A to the Consolidated Financial Statements included elsewhere in this prospectus.

(3)
Amounts shown represent the amounts earned under our annual profit share plan for 2007, 2006 and 2005. The amounts to be paid under each annual profit share plan were based on achievement of a combination of target levels of EBITDA and revenue growth.

(4)
Represents the increase in the actuarial present value of pension benefits between each of fiscal year-end 2005, 2006 and 2007 and the prior years. See the "Pension Benefits" table below for further discussion regarding the Company's UK pension plans.

(5)
Includes our contributions under certain benefit plans and other arrangements for the five named executive officers. Our 401(k) Savings Plan is a tax-qualified plan subject to government imposed annual limitations on contributions. Non-U.S. employees (such as Mr. Peplow) maintain the retirement benefits from their home country. The amounts related to retirement plan benefits and other non-retirement plan benefits listed in the column entitled "All Other Compensation" in the Summary Compensation Table above for the year ended December 31, 2007 are as follows:

Name	401(k) Savings Plan	Automobile	Commuting Cost	Total
J. Coley Clark	$—	$—	$—	$—
Jeffrey D. Cushman	1,550	—	—	1,550
Michael D. Fallin	1,550	—	—	1,550
Brendan P. Keegan	—	—	32,571	32,571
Michael D. Peplow	—	26,650	—	26,650
(6)
The $50,000 bonus paid to Mr. Fallin in 2006 is a result of the execution of a BPO services contract completed in 2005.

(7)
The amounts paid to Mr. Peplow were paid in Pounds Sterling and were converted to U.S. dollars using the weekly average Sterling to dollars rate for 2007, 2006 and 2005, respectively.

(8)
Amount shown represents the base salary received by Mr. Fallin from April 25, 2005, the date of his employment by the Company, through the end of the year.

(9)
Amount shown represents the base salary received by Mr. Keegan from June 6, 2005, the date of his employment by the Company, through the end of the year.

GRANTS OF PLAN-BASED AWARDS

        The following table shows awards that were granted during the fiscal year ended December 31, 2007 under non-equity and equity plans, including the 2007 annual profit share plan, and the 2007 Equity Incentive Plan to the executives named in the Summary Compensation Table.

					All Other Option Awards: Number of Securities Underlying Options (#)(2)
	Estimated Possible Payouts Under Non-equity Incentive Plan Awards(1)						Grant Date Fair Value of Stock and Option Awards ($)	All Other Stock Awards: Number of Shares of Stock or Unit ($)(3)
						Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
J. Coley Clark	7-16-2007 N/A	—	475,000	270,750	890,000	$8.00	$7,120,000	$136,000
Jeffrey D. Cushman	7-16-2007 N/A	—	328,846	187,442	335,000	$8.00	$2,680,000	$60,000
Michael D. Fallin	7-16-2007 N/A	—	325,000	185,250	335,000	$8.00	$2,680,000	$60,000
Brendan P. Keegan	7-16-2007 N/A	—	325,000	185,250	335,000	$8.00	$2,680,000	$60,000
Michael D. Peplow	7-16-2007 N/A	—	301,255	168,449	335,000	$8.00	$2,680,000	$60,000

(1)
Represents actual payouts under our 2007 annual profit share plan. The amount of actual payouts under our 2007 annual profit share plan was based on the achievement of a combination of target levels of EBITDA and revenue growth. Actual payouts under the 2007 annual profit share plan were approximately 57% to 61% of the target amount, as reflected in the "Summary Compensation Table" located above.

(2)
Represents options granted under our 2007 Equity Incentive Plan.

(3)
Represents restricted stock issued under our 2007 Equity Incentive Plan.

Employment Agreements

        We have entered into employment agreements with each of the following named executive officers: J. Coley Clark, Jeffrey D. Cushman, Michael D. Peplow, Michael D. Fallin and Brendan P. Keegan. For each of these key employees, the employment agreement has an initial term commencing on June 27, 2007 and lasting for 12 months (24 months in the case of Mr. Clark) thereafter, after which time it will be automatically extended for successive one year terms unless we or the officer give at least 60-days prior written notice of intent to cancel the employment agreement. Each employment agreement provides for a base salary, participation in our incentive bonus plan, participation in our benefit plans and programs, discretionary bonuses in connection with our June 2007 Recapitalization and reimbursement of all reasonable and necessary business out-of-pocket expenses incurred in connection with the officer's performance of his duties under the employment agreement. These employment agreements supersede any prior arrangement between the Company and the executives listed above regarding the terms of such executives' employment with the Company.

        The base salaries for 2008 for each of our named executive officers will be as follows: J. Coley Clark—$475,000; Jeffrey D. Cushman—$328,846; Michael D. Peplow—$301,255 ; Michael D. Fallin—$325,000; and Brendan P. Keegan—$325,000. Each officer is also entitled to various "gross-up" payments for certain excise taxes he or she may incur in connection with his or her compensation or any severance payments.

        Under the employment agreements, the officers are entitled to severance benefits in the event of a resignation for good reason (defined below) or a termination without cause (defined below), including by reason of death or permanent disability, which include (if such resignation or termination is not in connection with a change of control) the continuation of the officer's base salary for a period of 12 months (24 months in the case of Mr. Clark), the officer's annual target incentive bonus for the year in which his or her employment was terminated (two times the annual target incentive bonus in the case of Mr. Clark), immediate vesting of all unvested equity incentive awards (except in the case of death or permanent disability) and welfare benefits for the sooner of a period of 18 months from the date of the officer's termination or such time as the officer is employed by a company offering such benefits (whether or not the officer elects to receive them). In the case of Mr. Clark, he will also receive a pro rata portion of the annual target incentive bonus he would have received if he had remained an employee through the end of the applicable calendar year, to be paid in a lump sum no later than 2 1/2 months following the end of the calendar year to which such bonus relates.

        The term "cause" means: (a) a material breach of, or the willful failure or refusal by the officer to perform and discharge duties or obligations the officer has agreed to perform or assume under the employment agreement (other than by reason of permanent disability or death); (b) the officer's failure to follow a lawful directive of the chief executive officer or the board of directors that is within the scope of the officer's duties for a period of ten business days after notice specifying the performance required; (c) any material violation by the officer of a policy contained in the Code of Conduct of the Company or similar publication; (d) drug or alcohol abuse by the officer that materially affects the officer's performance of the officer's duties under the employment agreement; or (e) conviction of, or the entry of a plea of guilty or nolo contendere by the officer for, any felony or other crime involving moral turpitude. In addition, any failure by the Company to renew the term of an officer's employment agreement will constitute a termination by the Company without cause.

        The term "good reason" means: without the officer's express written consent, (a) a reduction in the officer's base salary or annual target incentive bonus percentage to less than 100% of base salary; (b) any change in the position, duties, responsibilities (including reporting responsibilities) or status of the officer that is adverse to the officer in any material respect with the officer's position, duties, responsibilities or status as of the effective date of the employment agreement; (c) a requirement by the Company that the officer be based in an office that is located more than 50 miles from the officer's principal place of employment as of the effective date of the employment agreement; or (d) any material failure on the part of the Company to comply with and satisfy the terms of the employment agreement.

        The employment agreements provide for certain change of control benefits. For a description of the events that trigger these change of control benefits, see "Compensation Disclosure and Analysis—Potential Payments Upon Termination or Change in Control." The officers are entitled to severance benefits which include, in lieu of their regular severance benefits, in the event of a resignation for good reason or a termination without cause at the request of any third party participating in or causing a change of control or at any time within twelve months after a change of control (i) continuation of the officer's base salary for a period of 12 months (24 months in the case of Mr. Clark), (ii) a pro rata portion of the annual target incentive bonus the officer would have received if he or she had remained an employee of the Company through the end of the applicable calendar year, to be paid in a lump sum no later than 2 1/2 months following the end of the calendar year to which such bonus relates, (iii) one times (two times in the case of Mr. Clark) the officer's annual target incentive bonus for the year in which his or her employment was terminated, (iv) immediate vesting of outstanding unvested equity incentive awards (except in the case of death or permanent disability) and (v) welfare benefits for the sooner of a period of 18 months from the date of the officer's termination or such time as the officer is employed by a company offering such benefits (whether or not the officer elects to receive them).

        Each employment agreement contains a provision prohibiting the solicitation of our customers and employees which remains in effect for a period of one year following the termination of the officer's employment agreement. Additionally, the employment agreements include standard confidentiality and intellectual property ownership provisions.

Securities Issued Under the 2007 Equity Incentive Plan

        The following table provides information regarding options issued under our 2007 Equity Incentive Plan as of December 31, 2007. The following table excludes 466,000 shares of restricted stock granted to management and certain employees pursuant to our 2007 Equity Incentive Plan. Also excluded are 25,000 shares of restricted stock and restricted stock units granted on January 25, 2008 to our non-employee directors under the 2007 Director Plan pursuant to which a total of 2,500,000 shares are reserved for issuance.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance
Equity compensation plans not approved by security holders	3,265,000	$8.00	25,000

Total	3,265,000	$8.00	25,000

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END(1)

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option exercise price ($)	Option expiration date
J. Coley Clark	—	890,000	$8.00	6-27-2017
Jeffrey D. Cushman	—	335,000	$8.00	6-27-2017
Michael D. Fallin	—	335,000	$8.00	6-27-2017
Brendan P. Keegan	—	335,000	$8.00	6-27-2017
Michael D. Peplow	—	335,000	$8.00	6-27-2017

(1)
Options shown in this table were granted in 2007 under the 2007 Equity Incentive Plan.

PENSION BENEFITS

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)	Payments during last fiscal year ($)
J. Coley Clark	N/A	—	$—	$—
Jeffrey D. Cushman	N/A	—	—	—
Michael D. Fallin	N/A	—	—	—
Brendan P. Keegan	N/A	—	—	—
Michael D. Peplow	BancTec Limited Pension Scheme	10	$228,040	$—

(1)
The present value of these benefits is shown based on the assumptions used in determining the annual pension expense, as shown in Note L to our Consolidated Financial Statements.

Potential Payments Upon Termination or Change-in-Control

        We have entered into employment agreements with each of our named executive officers which entitle them to certain severance benefits in the event of a resignation for good reason or a termination without cause at the request of any third party participating in or causing a change of control or at any time within 12 months after a change of control. For a description of the terms "cause" and "good reason" see "Compensation Discussion and Analysis—Grants of Plan Based Awards—Employment Agreements" located elsewhere in this prospectus. The officers are entitled to severance benefits which include, (i) continuation of the officer's base salary for a period of 12 months (24 months in the case of Mr. Clark), (ii) a pro rata portion of the annual target incentive bonus the officer would have received if he had remained an employee of the Company through the end of the applicable calendar year, to be paid in a lump sum no later than 2 1/2 months following the end of the calendar year to which such bonus relates, (iii) one times (two times in the case of Mr. Clark) the officer's annual target incentive bonus for the year in which his or her employment was terminated and (iv) welfare benefits for the sooner of a period of 18 months from the date of the officer's termination or such time as the officer is employed by a company offering such benefits (whether or not the officer elects to receive them).

        For purposes of the employment agreements, "change in control" means the occurrence of any of the following events:

          (a)   any person is or becomes the beneficial owner (except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is currently exercisable or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation, tender, exchange offer or otherwise;

          (b)   the sale or disposition, in one or a series of related transactions, of all or substantially all, of our assets to any person;

          (c)   during any period of two consecutive years commencing on or after the effective date of the 2007 Equity Incentive Plan (which was June 27, 2007), individuals who as of the beginning of such period constituted the entire board (together with any new directors whose election by such board or nomination for election by our stockholders was approved by a vote of at least two-thirds of our directors, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

          (d)   approval by our stockholders of a complete liquidation or dissolution of the Company.

        We believe our severance benefits due to these termination events provides the named executive officers a reasonable package based on the value the officers have created that is ultimately realized by our stockholders. Further, we believe requiring a termination to occur in connection with a change of control maximizes stockholder value by preventing an unintended windfall for management in the event of a friendly change of control. These triggering events for termination and change in control protection were selected in order to allow management to focus their attention on our business without worrying about a change in control.

        The table below shows the amounts that would have been payable under the employment agreements entered into with our named executive officers if certain events of termination and/or a change in control in the Company had occurred on December 31, 2007:

Name	Benefit	Termination Due to Death or Disability(1)		Termination by Executive for "Good Reason" or by Company Without "Cause"(2)		Change of Control Severance(3)
J. Coley Clark President, Chief Executive Officer and Chairman of the Board of Directors	Salary Bonus Health/Medical(4) Equity Award Vesting Tax Gross-Up	$ $	950,000 950,000 — — —	$ $ $	950,000 1,425,000 — 816,000 —	$ $ $	950,000 1,425,000 — 816,000 —
Jeffrey D. Cushman Senior Vice President and Chief Financial Officer	Salary Bonus Health/Medical Equity Award Vesting Tax Gross-Up	$ $ $	328,846 328,846 28,187 — —	$ $ $ $	328,846 328,846 28,187 360,000 —	$ $ $ $	328,846 657,692 28,187 360,000 —
Michael D. Fallin Senior Vice President, Corporate Marketing and President, Americas and Emerging Markets	Salary Bonus Health/Medical Equity Award Vesting Tax Gross-Up	$ $ $	325,000 325,000 28,187 — —	$ $ $ $	325,000 325,000 28,187 360,000 —	$ $ $ $	325,000 650,000 28,187 360,000 —
Brendan P. Keegan Senior Vice President, Strategy and Business Development and President, ITSM	Salary Bonus Health/Medical Equity Award Vesting Tax Gross-Up	$ $ $	325,000 325,000 25,887 — —	$ $ $ $	325,000 325,000 25,887 360,000 —	$ $ $ $	325,000 650,000 25,887 360,000 —
Michael D. Peplow Senior Vice President and President, EMEA	Salary Bonus Health/Medical Equity Award Vesting Tax Gross-Up	$ $ $	283,947 283,947 2,121 — —	$ $ $ $	283,947 283,947 2,121 360,000 —	$ $ $ $	283,947 567,894 2,121 360,000 —

(1)
Health care benefits continue upon an executive's disability; upon death, spouse and dependents of executives are entitled to continuation of health coverage for 18 months; amounts reflected represent portion of annualized 2007 premiums attributable to spouse/dependent coverage, before giving effect to executive contributions. Any unvested equity awards do not vest upon death or disability. If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive is entitled to receive an additional payment (tax gross-up) to adjust for the incremental tax cost of the payment or benefit. An excise tax is not payable if the present value of the payments and benefits to be received is less than three times the average compensation for the prior five years.

(2)
Amount of health care benefits represents the annualized premiums after giving effect to executive contributions. The amounts stated for equity award vesting represent the assumed cash value of the accelerated equity award on the date of termination of employment, (i) derived, in the case of the shares of restricted stock, by multiplying $6.00 (the last reported sales price of our common stock during the fiscal year ended December 31, 2007, which was effected through The PORTAL Market on December 27, 2007) by the number of restricted stock awards and (ii) derived, in the case of the option awards, by multiplying the difference between $6.00 (the last reported sales price of our common stock during the fiscal year ended December 31, 2007, which was effected through The PORTAL Market on December 27, 2007) and the options' exercise prices of $8.00 per share (the fair market value on the date of grant), by the number of equity awards. Any equity awards which vest as a result of the executive's termination without cause or resignation for good reason must be exercised prior to the earlier to occur of (x) the expiration date of the applicable equity award, or (y) 90 days after the termination date of the executive's employment.

  If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive is entitled to receive an additional payment (tax gross-up) to adjust for the incremental tax cost of the payment or benefit. An excise tax is not payable if the present value of the payments and benefits to be received is less than three times the average compensation for the prior five years.

  In the event an executive is terminated with cause or resigns for reasons other than death, disability or "good reason," our employment agreements do not provide for any special payments or benefits.

(3)
In the event an executive is terminated without cause or resigns for good reason, at the request of any third party participating in or causing a change of control or within the 12 months following a change of control event, in addition to the severance benefits the executive would otherwise receive, he or she is also entitled to a pro rata portion of the annual target incentive bonus he or she would have received if his or her employment with the Company had continued through the end of the applicable calendar year, in a lump sum payment to be paid no later than 2 1/2 months following the end of the calendar year to which such bonuses relate.

  Amount of health care benefits represents the annualized premiums after giving effect to executive contributions.

  If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive is entitled to receive an additional payment (tax gross-up) to adjust for the incremental tax cost of the payment or benefit. An excise tax is not payable if the present value of the payments and benefits to be received is less than three times the average compensation for the prior five years.

(4)
Mr. Clark does not participate in the Company's health care plan.

Tax Deductibility of Executive Compensation

        Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers in the year the compensation becomes ordinarily deductible to the company. Because we did not have a class of stock that was traded on a securities exchange in 2007, Section 162(m) did not affect the deductibility of our 2007 compensation, but it could do so in the future when our stock becomes so traded. There is an exception to the limit on deductibility for performance-based compensation that meets certain criteria.

        While the deductibility of compensation is preferred, achieving the compensation objectives set forth above may, in certain situations, be more important than the benefit of tax deductibility. We reserve the right, therefore, to maintain flexibility in how we compensate our executive officers and, as a result, certain amounts of compensation may not be deductible from time to time.

Compensation of Directors

        Directors' fees of $12,000 were paid during the fiscal year ended December 31, 2007. We paid annual retainer fees totaling $64,584 to our non-employee directors as compensation for their 2007 service on our board. On January 25, 2008 we adopted a director compensation arrangement effective as of August 6, 2007 to compensate each of our non-employee directors for their service on our board. Our director compensation policy provides that non-employee directors will each receive an annual retainer of $30,000 and an additional $1,000 for each board and committee meeting they attend. The director serving as chairman of the audit committee will receive an annual fee of $15,000 and the directors serving as chairman of the compensation committee and nominating and corporate governance committees will each receive an annual fee of $10,000. In addition, we adopted the 2007 Director Plan which provides for the grant to non-employee directors of non-qualified stock options and awards of restricted stock or restricted stock units. Pursuant to the 2007 Director Plan, each non-employee director received an initial equity award of 6,250 shares of restricted stock or restricted stock units, respectively, and will receive an annual equity award during each year of service having a fair market value on the date of grant of $50,000, with all such awards vesting at a rate of 50%, 25% and 25% per year, respectively, over a three year period. Following the effectiveness of the registration statement of which this prospectus forms a part, each of our non-employee directors will receive an award of options to purchase shares of our common stock having a grant date value (calculated using the Black-Scholes option-pricing model) of $50,000 pursuant to the terms of our 2007 Director Plan.

        All of our directors will be reimbursed for their out-of-pocket expenses incurred in connection with the performance of board duties.

        The following table reflects amounts paid to our non-employee directors as compensation for their 2007 service on our board.

Name	Fees earned or paid in cash(1)	Stock awards(2)	Total
Felipe F. Atela	$15,500	$—	$15,500
R. Randolph Devening	21,750	—	21,750
Gary J. Fernandes	19,667	—	19,667
John R. Harris	19,667	—	19,667

    (1)
    Includes aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of June 30, 2008 regarding the ownership of common stock of: (1) each person who is known by the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock (based solely on the selling stockholder's questionnaires); (2) each director of the Company; (3) each executive officer named in the Summary Compensation Table; and (4) all executive officers and directors of the Company as a group. Percentage of ownership is based on 47,064,150 shares of common stock. As of June 30, 2008, there were no shares attributable to stock options or restricted stock units that are exercisable as of, or will be exercisable within, 60 days after, June 30, 2008. The percentage ownership levels may be expected to change over time as the result of the issuance of additional shares. As of June 30, 2008, there were 47,064,150 shares of our common stock outstanding, which includes 46,575,000 shares of common stock issued in our June 2007 Recapitalization and 489,150 shares of restricted stock granted to management, employees and non-employee directors pursuant to our 2007 Equity Incentive Plan and 2007 Director Plan. No shares of preferred stock were outstanding as of June 30, 2008. Unless otherwise indicated, the address of each executive officer and director is c/o BancTec, Inc., 2701 East Grauwyler Road, Irving, Texas, 75061.

	Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
Paulson & Co.(1) Putnam Investment Funds—Putnam VT Small Cap Value 590 Madison Avenue New York, NY 10022	4,500,000	9.6%
Cedar Hill Capital Partners Offshore, LTD. 445 Park Avenue, 5th Floor New York, NY 10022	3,559,575	7.6%
Cedar Hill Capital Partners Offshore, L.P. 445 Park Avenue, 5th Floor New York, NY 10022	2,921,925	6.2%
CR Intrinsic Investments LLC(2) Box 174 Mitchell House, The Valley Anguilla, BWI	2,500,000	5.3%
J. Coley Clark	136,000	*
Felipe F. Atela	6,250	*
R. Randolph Devening	6,250	*
Gary J. Fernandes(3)		*
John R. Harris	6,250	*
Jeffrey D. Cushman	60,000	*
Michael D. Peplow	60,000	*
Michael D. Fallin	60,000	*
Brendan P. Keegan	60,000	*
All executive officers and directors as a group (11 persons)

*
less than one percent

(1)
Stuart Merzer is the Chief Compliance Officer of Paulson & Co., and has the power to vote and to dispose or direct the vote and disposition of the reported shares.

(2)
Stephen A. Cohen of CR Intrinsic Investments LLC has the power to vote and to dispose or direct the vote and disposition of the reported shares.

(3)
Gary J. Fernandes holds 6,250 restricted stock units granted pursuant to the 2007 Director Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

        WCAS, our former majority stockholder, is the majority stockholder of Headstrong Corp., who in turn owns 100% of Metamor, Inc. ("Metamor"), a company that provides ERP consulting services. We paid Metamor approximately $7.0 and $3.9 million in the years ended December 31, 2006 and 2007, respectively, as consulting fees for ERP software implementation. This agreement is similar to consulting agreements we enter into from time to time with other providers of consulting services. We believe the terms are no less favorable to us than what are offered by Metamor to other large customers. The board of directors has approved this arrangement.

        Following the closing of our June 2007 Recapitalization, we used approximately $113.5 million of the proceeds from such transaction to prepay our Sponsor Note held by WCAS, plus accrued interest through June 30, 2007 and used approximately $90.8 million to redeem all of our outstanding capital stock held by WCAS. We paid $10.4 million in interest on the Sponsor Note in 2006.

        Brian Rathe, former President and principal owner of DocuData, became an officer of the Company following the Company's acquisition of DocuData. Prior to such acquisition, DocuData entered into a lease agreement with (i) 3724 Dacoma Partners Ltd. ("3724 Dacoma") for 22,000 square feet of an office building in Houston, Texas, which expires on August 14, 2009 and has a current annual rental rate of $176,000 (the "Dacoma Lease") and (ii) 7777 Carpenter Partners, Ltd. ("7777 Carpenter") for 32,050 square feet of an office building in Dallas, Texas, which expires on March 1, 2013 and has a current annual rental rate of $168,000 (the "Carpenter Lease"). The aggregate amount of rent payments for each of the Dacoma Lease and the Carpenter Lease from March 2007 through the applicable expiration date is $234,700 and $840,000, respectively. Mr. Rathe is a limited partner and 50% owner of both 3724 Dacoma and 7777 Carpenter, and, therefore, has a direct financial interest in both the Dacoma Lease and the Carpenter Lease. The board of directors has approved and ratified both of these lease agreements.

        All contracts are reviewed by the Company's legal department prior to execution by any officer able to sign such contract. All contracts must be signed by a Senior Vice-President of the Company. Additionally, at the time of these related party transactions, the Company had in effect a written Conflicts of Interest & Ethics Policy addressing approval and ratification of related party transactions. Such policy applies to all employees, officers and directors of the Company, as well as suppliers and contractors with whom the Company does business, and prohibits participation by such individuals in any financial transaction in which the individual has an interest in conflict with the interests of the Company. The Company's corporate ethics committee is responsible for reviewing any financial interest or outside relationship which may involve a conflict of interest.

Related Persons Transaction Policy

        We have adopted a written Related Person Transaction Policy in order to address the reporting, review and approval or ratification of transactions with related persons. Our Related Person Transaction Policy provides that our audit committee will primarily review each related party transaction.

        The types of transactions covered by our Related Person Transaction Policy are those in which both the Company and a related person participate, with such related person having a material, direct interest in the transaction at issue. Examples generally include sales, purchase or other transfers or real or personal property, use of property and equipment by lease or otherwise, services received or furnished and the borrowing and lending of funds.

        Our directors, nominees for election as a director and executive officers who intend to enter into a related person transaction are required under our Related Person Transaction Policy to disclose all material facts with respect to the transaction to our audit committee. If one of our officers or employees intend to enter into any related person transaction, that person is required to disclose all material facts with respect to the transaction to his or her supervisor, who will report such information to our audit committee.

        Our audit committee has authority (i) to determine categories of transactions that are immaterial and not required to be reported to, reviewed by or approved or ratified and (ii) to approve in advance categories of transactions that need not be reported or approved individually but instead will be reported and reviewed collectively on a periodic basis.

        If we have a related person transaction that requires audit committee approval in accordance with the policies set forth in our Related Person Transaction Policy, we will seek that approval before we enter into the transaction. If we, in error, enter into a related party transaction that requires pre-approval by our audit committee, the transaction will be presented to our audit committee for its review upon discovery of such error and our audit committee will then make a recommendation to our board of directors whether rescission or any modification of the transaction is appropriate.

        In determining whether to approve or ratify a related person transaction, our audit committee will consider whether the transaction is in the Company's best interests, by considering the following items, among others:

  •
  the related person's relationship to the Company;

  •
  the materiality of the transaction to the related person and the Company, including the dollar value of the transaction;

  •
  the business purpose for the transaction;

  •
  whether the transaction is comparable to a transaction that could be available on an arms-length basis;

  •
  whether the transaction is in the ordinary course of the Company's business; and

  •
  the effect of the transaction on the Company's business and operations.

DESCRIPTION OF CAPITAL STOCK

        Our amended and restated certificate of incorporation, which we refer to as our certificate of incorporation, provides for the authority to issue an aggregate of 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share.

        Selected provisions of our organizational documents are summarized below. Copies of our organizational documents will be provided upon request. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

        As of June 30, 2008, we have a total of 47,064,150 shares of common stock outstanding held of record by 55 stockholders, and we believe we have approximately 275 beneficial owners of our common stock. The number of shares of common stock outstanding does not include options to purchase 3,280,000 shares granted to management and certain employees pursuant to our 2007 Equity Incentive Plan or 6,250 restricted stock units granted to non-employee directors pursuant to our 2007 Director Plan. Except as set forth in our certificate of incorporation, all holders of shares of common stock shall be entitled to the same rights and privileges.

Voting rights

        Each holder of common stock shall be entitled to one vote per share. The holders of common stock and any other class of capital stock which has a right to vote shall elect our directors. Our certificate of incorporation and bylaws require super-majority (66 2/3%) voting to effect amendments to the board classification, board size and prohibition on cumulative voting provisions contained in our certificate of incorporation or bylaws.

Dividends

        Any dividends declared by our board of directors on our common stock will be payable ratably out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

Liquidation

        Upon any liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the holders of common stock, according to the number of shares of common stock then outstanding, shall be entitled to share ratably in all assets available for distribution to stockholders.

Fully paid

        All of our outstanding shares of common stock are fully paid and nonassessable.

Other Rights

        Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Preferred Stock

        Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. There are currently no shares of preferred stock outstanding.

        The issuance of shares of the preferred stock by our board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of common stock.

Liability and Indemnification of Officers and Directors

        Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable under the Delaware General Corporation Law:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases, redemptions or dividends; or

  •
  for any transaction from which the director derives an improper personal benefit.

        These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

        Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions. We may also indemnify employees and others and advance expenses to them in connection with legal proceedings.

        We have obtained directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on any breaches of duty, negligence, or other wrongful acts, including violations of securities laws, unless such a violation is based on any deliberate fraudulent act or omission or any willful violation of any statute or regulation.

        We have entered into separate indemnification agreements with our directors that provide them with indemnification rights. These indemnification agreements require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers of the Company if they acted in good faith and in a manner they reasonably believed in the best interest of the Company. Exceptions to our duty to indemnify the officers and directors include, among others, liability arising from acts or omissions (i) in the event of claims initiated or voluntarily brought by the officer or director, not by way of defense; (ii) regarding enforcement of the indemnification agreement, if not taken in good faith; (iii) resulting in claims which have been paid or are required to be paid by an insurance carrier under an insurance policy which we maintain; (iv) related to the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Exchange Act; or (v) from which an officer or director may not be relieved of liability under Section 107(b)(7) of the Delaware General Corporation Law. Additionally, we have agreed to indemnify the officers and directors against court determined expenses even if an officer or director is adjudged to be liable to us, if such indemnification is not prohibited by applicable law. Furthermore, our officers or directors are entitled to receive advance amounts for expenses they incur in connection with claims or actions against them unless, except in certain situations, the expenses incurred are in connection with a criminal proceeding alleging a scheme to commit fraud; provided, however, that any amounts advanced must be repaid if it is determined that the officers or directors are not entitled to indemnification against expenses.

        Insofar as indemnification of directors or officers for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        These provisions may have the practical effect in certain cases of eliminating the ability of our stockholders to collect monetary damages from our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Delaware Anti-Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, this section prevents certain Delaware companies under certain circumstances from engaging in a "business combination" with (a) a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder"), (b) an affiliate of an interested stockholder, or (c) associate of an interested stockholder, for three years following the date that the stockholder became an "interested stockholder." A "business combination" includes a merger or sale of 10% or more of our assets.

Charter and Bylaw Provisions

        Authorized but unissued shares.    The authorized but unissued shares of our common stock and preferred stock are available for future issues without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings or private placements to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy context, tender offer, merger or otherwise. Undesignated preferred stock may also be used in connection with a stockholder rights plan, although we have no present intention to adopt such a plan.

        Staggered Board; Removal of Directors.    Our certificate of incorporation and our bylaws divide our board of directors into three classes with staggered three-year terms. In addition, a director may be removed only for cause and only by the affirmative vote of at least a majority of the whole board or the holders of at least 66 2/3% of the voting power of our outstanding common stock. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company.

        No cumulative voting.    The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors or any other matter brought to a vote of our stockholders unless our certificate of incorporation provides otherwise. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Our certificate of incorporation does not provide for cumulative voting.

        Advance Notice Requirements for Stockholder Proposals.    Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

        Stockholder Action by Written Consent; Special Meetings.    Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

        Amendment of Certificate of Incorporation and Bylaws.    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation and bylaws require super-majority (66 2/3%) voting to effect amendments to the board classification, board size and prohibition on cumulative voting provisions contained in our certificate of incorporation or bylaws.

Transfer Agent and Registrar

        Our transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to the date of this prospectus, there has been no public market for our common stock. Substantially all of our outstanding shares of common stock are registered for resale by our selling stockholders under this prospectus. The sale of a substantial amount of common stock in the public market in the future by these selling stockholders, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

        We have 47,064,150 shares of common stock outstanding, as of June 30, 2008. Of those shares, 46,575,000 shares of our common stock sold under this prospectus will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement. The shares of common stock held by our employees are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market by our employees only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 144(k) under the Securities Act. These rules are summarized below.

Rule 144

        In general, under Rule 144 as currently in effect, if we have been a public reporting company under Section 12 of the Exchange Act for at least 90 days, a person who is not, and has not for a period of three months been, an affiliate of us and has beneficially owned shares of our common stock for at least six months would be entitled to freely sell such common stock subject only to the availability of current public information regarding us, and subject to no restriction if such person has held the shares for at least twelve months.

        An affiliate of us who has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of:

  •
  1.0% of the then outstanding shares of our common stock, or approximately 470,598 shares as of the date of this prospectus; or

  •
  the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed on Form 144.

        Sales by affiliates under Rule 144 are also subject to restrictions relating to the manner of sale, notice requirements and the availability of current public information about us.

Stock Issued Under 2007 Equity Incentive Plan and 2007 Director Plan

        We intend to file a registration statement on Form S-8 under the Securities Act to register approximately 3,756,000 shares of common stock issuable under our 2007 Equity Incentive Plan and approximately 2,500,000 shares of common stock issuable under our 2007 Director Plan. As of June 30, 2008, we have issued 3,280,000 options to purchase our common stock and 495,400 shares of our restricted stock and restricted stock units to our employees, executive officers and non-employee directors under such plans. Such registration statement is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options or restricted stock after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates.

        Under Rule 701 under the Securities Act, as currently in effect, each of our employees, officers, directors, and consultants, to the extent such persons are not "affiliates" as that term is defined in Rule 144, who purchased or received our shares pursuant to a written compensatory plan or contract is eligible to resell such shares 90 days after the effective date of this prospectus in reliance upon Rule 144, but without compliance with the specific requirements regarding the availability of public information or holding periods thereunder. Rule 701 provides that affiliates who purchased or received shares pursuant to a written compensatory plan or contract are eligible to resell their Rule 701 shares under Rule 144 without complying with the holding period requirement of Rule 144.

Lock-Up Agreements

        In connection with our June 2007 Recapitalization, effective June 27, 2007 (the "Recapitalization Effective Date"), we have agreed that for a period beginning on the date of this prospectus and ending on the date that is 60 days after the date our resale registration statement is declared effective, except as otherwise provided below, we will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., or FBR:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities or any securities convertible into or exercisable or exchangeable for our equity securities, or file any registration statement under the Securities Act with respect to any of the foregoing; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our equity securities, whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.

        The prior sentence will not apply to: (a) the registration and sale of shares of our common stock under the registration rights agreement; (b) any shares of our common stock issued by us upon the exercise of an option outstanding on the date of this prospectus and referred to in this prospectus; (c) such issuances of options under our stock option and incentive plans described in this prospectus; or (d) the issuance of shares of our common stock in connection with acquisitions or other business combinations, provided that the recipients of any such shares issued in accordance with this clause are bound by the foregoing restrictions.

        For a period beginning on the Recapitalization Effective Date and ending on the date that is 180 days after the date the resale registration statement is declared effective, except as otherwise provided below, our executive officers and certain of our directors have agreed, without the prior written consent of FBR, not to:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities or any securities convertible into or exercisable or exchangeable for our equity securities; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our equity securities, whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.

        Notwithstanding the prior sentence, subject to applicable securities laws and the restrictions contained in our charter, such executive officers and directors may transfer our securities: (a) pursuant to the exercise and issuance of options; (b) as a bona fide gift or gifts, provided that the donees agree to be bound by the same restrictions; (c) to any trust for the direct or indirect benefit of the stockholder or the immediate family of the stockholder, provided that the trustee agrees to be bound by the same restrictions; (d) as a distribution to its beneficial owners, provided that such beneficial owners agree to be bound by the same restrictions; (e) as collateral for any bona fide loan, provided that the lender agrees to be bound by the same restrictions; or (f) with respect to sales of securities acquired in the open market.

Registration Rights

        In connection with our June 2007 Recapitalization, we entered into a registration rights agreement with FBR, the initial purchaser and sole placement agent.

        Pursuant to the registration rights agreement, we agreed, at our expense, to use our reasonable best efforts to file with the Securities and Exchange Commission no later than August 13, 2007, a shelf registration statement registering for resale the shares of our common stock sold in the June 2007 Recapitalization, plus any additional shares of common stock issued in respect thereof whether by stock dividend, stock split or otherwise.

        Under the registration rights agreement, following the effectiveness of the registration statement of which this prospectus forms a part, if it is in the best interests of the Company, the board of directors may suspend the use of the registration statement under certain circumstances for such time as the Company reasonably determines is necessary and advisable, but in no event more than 90 days in any rolling 12 month period. In the event of such a suspension, the holders of our common stock will not be able to effect any sales of our common stock pursuant to the effective registration statement.

        In addition, upon an initial public offering by us, the holders of our common stock that are beneficiaries of the registration rights agreement and who elect to include their shares of our common stock in the initial public offering will not be able to sell any remaining shares not included in the initial public offering during such periods as reasonably requested by the underwriters (but in no event for a period longer than 30 days prior to and 180 days following the effective date of the registration statement filed in connection with the initial public offering). The holders of our common stock that are beneficiaries of the registration rights agreement but who elect not to include their shares of our common stock in the initial public offering will not be able to sell their shares for a period of up to 60 days following the effective date of the registration statement filed in connection with the initial public offering.

        The preceding summary of certain provisions of the registration rights agreement is not intended to be complete, and is subject to, and qualified in its entirety by reference to all of the provisions of such registration rights agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

        TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER U.S. FEDERAL, STATE OR LOCAL TAX LAWS; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        The following is a summary of certain material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of our common stock by persons that are non-U.S. holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Rvenue Code of 1986, as amended (the "Code") and regulations, rulings, and decisions thereunder now in effect, all of which are subject to change or differing interpretations, possibly on a retroactive basis. This summary deals only with non-U.S. holders that will hold our common stock as "capital assets" (generally, property held for investment) and does not address tax considerations applicable to investors that may be subject to special tax rules. If a partnership holds the common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holding our common stock, you should consult your tax advisor. Moreover, this summary does not discuss alternative minimum tax consequences, if any, or any state, local or foreign tax consequences to holders of the common stock. INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

        As used in this discussion, a "non-U.S. holder" is a beneficial owner of common stock that for U.S. federal income tax purposes is a:

  •
  non-resident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. federal income tax as expatriates;

  •
  foreign corporation; or

  •
  foreign estate or trust.

A "non-U.S. holder" does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership, sale, exchange or other disposition of common stock.

Dividends

        We do not expect to declare or pay any dividends on our common stock in the foreseeable future. However, if we do pay a dividend, any dividend paid to a non-U.S. holder of common stock ordinarily will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN or other appropriate version of Form W-8 certifying eligibility for the reduced rate.

        Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as described under the Code. In order to obtain this exemption from withholding tax, a non-U.S. holder must provide us with an IRS Form W-8ECI properly certifying eligibility for such exemption. Dividends received by a corporate non-U.S. holder that are effectively connected with a trade or business conducted by such corporate non-U.S. holder in the United States may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on a disposition of our common stock, unless (a) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. (and, in the case of an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.), in which case the non-U.S. holder will be subject to U.S. federal income tax on any gain realized upon the disposition on a net income basis, in the same manner as if the non-U.S. holder were a U.S. person as described under the Code (furthermore, the branch profits tax discussed above also may apply if the non-U.S. holder is a corporation) or (b) we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder's holding period discussed below.

        We do not believe that we are or have been a U.S. real property holding corporation and we do not anticipate becoming a U.S. real property holding corporation. If we have been in the past or were to become a U.S. real property holding corporation at any time during the relevant period, then, provided that our common stock is considered to be "regularly traded on an established securities market," within the meaning of Section 897 of the Code and the applicable Treasury Regulations, at any time during the calendar year in which the sale or other disposition occurs, and the non-U.S. holder does not actually or constructively own, at any time during the five-year period ending on the date of the sale or other disposition, more than 5% of our common stock, gains realized upon a disposition of shares of our common stock generally would not be subject to U.S. federal income tax pursuant to clause (b) above. Our common stock will be treated as regularly traded on an established securities market during any period in which it is listed on a registered national securities exchange or any over-the-counter market and certain minimum trading volume requirements are met. If we are, or have been during the relevant period, a U.S. real property holding corporation, and our common stock is not considered to be "regularly traded on an established securities market," a non-U.S. holder will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as described under the Code and will be subject to withholding on the amount realized from a sale or disposition of our common stock at a 10% rate. Non-U.S. holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of common stock.

U.S. Federal Estate Taxes

        Common stock owned or treated as being owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. You may have to comply with certification procedures to establish that you are not a U.S. person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

SELLING STOCKHOLDERS

        This prospectus covers shares sold in our June 2007 Recapitalization. Some of the shares sold in the June 2007 Recapitalization were sold directly to "accredited investors" as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act. In addition, we sold shares to FBR, who acted as initial purchaser and sole placement agent in the offering. FBR sold the shares it purchased from us in transactions exempt from the registration requirements of the Securities Act to persons that it reasonably believed were "qualified institutional buyers," as defined by Rule 144A under the Securities Act or to non-U.S. persons pursuant to Regulation S under the Securities Act.

        Except as noted below, to our knowledge, none of the selling stockholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares described below.

        The following table sets forth information about the number of shares owned by each selling stockholder that may be offered from time to time under this prospectus. Certain selling stockholders may be deemed to be "underwriters" as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions. Except as noted below, each of the selling stockholders listed below has voting and dispositive power with respect to the shares to be offered for resale by such selling stockholder and none of such selling stockholders are broker-dealers or affiliates of broker-dealers.

        The table below has been prepared based upon the information furnished to us by the selling stockholders as of March 31, 2008. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend and/or supplement this prospectus accordingly.

        We do not know when or in what amounts the selling stockholders will offer shares for sale. The selling stockholders may choose not to sell any or all of the shares offered by this prospectus. We cannot estimate the number of shares that will be sold in the offering or held by the selling stockholders after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders. The percentage of shares of common stock, excluding restricted shares, owned prior to and after the offering is based on the 46,575,000 shares of common stock outstanding as of March 31, 2008.

	Shares of Common Stock Owned Prior to the Offering			Shares of Common Stock Owned After the Offering
BancTec Selling Stockholders			Number of Common Stock Being Offered
	Number	%		Number	%
Alexandra P. Tumbleston(1)	2,300	*	2,300	—	*
Alice F. Chernesky(1)	3,400	*	3,400	—	*
Alice R. Hudspeth(2)	12,000	*	12,000	—	*
Ambrosio Mercado Blanco	2,500	*	2,500	—	*
Andrea L. Kilian TTEE Andrea L. Kilian Trust U/A DTD 09/25/1997(1)	930	*	930	—	*
Ann C. Karter(1)	15,000	*	15,000	—	*
Ann K. Miller(1)	14,500	*	14,500	—	*
Anne-Marie Romer Trustee Anne-Marie Romer Rev Liv Trust U/A DTD 02/08/2007(1)	2,200	*	2,200	—	*

	Shares of Common Stock Owned Prior to the Offering			Shares of Common Stock Owned After the Offering
BancTec Selling Stockholders			Number of Common Stock Being Offered
	Number	%		Number	%
Anthony L. Kremer TTEE Anthony L. Kremer Rev Liv Trust U/A DTD 01/27/1998(1)	1,500	*	1,500	—	*
Aurelia Palcher Designated Bene Plan/TOD(1)	2,000	*	2,000	—	*
Baker Hazel Funeral Home Inc(1)	530	*	530	—	*
Barbara B. McCarty(1)	500	*	500	—	*
Barnett L. Gershen(2)	13,000	*	13,000	—	*
Bear Stearns SEC Corp FBO J. Steven Emerson IRA R/O II	350,000	*	350,000	—	*
BII Group(2)	3,220	*	3,220	—	*
Bill Ham(2)	27,000	*	27,000	—	*
Bill Ham IRA Rollover(2)	15,000	*	15,000	—	*
Billy A. West TTEE Billy A. West Trust U/A dated 01/23/1992(1)	6,300	*	6,300	—	*
BLT Enterprises LLLP A Partnership(1)	2,100	*	2,100	—	*
Boston Partners ALL Cap Value Fund(3)	47,195	*	47,195	—	*
Brad Marshall-Inman Sep IRA	3,125	*	3,125	—	*
Brian Louis McMurray(1)	2,500	*	2,500	—	*
Brunswick Corporation Benefits Finance Committee(3)	86,810	*	86,810	—	*
Capital Ventures International(4)	875,000	1.88	875,000	—	*
Cedar Hill Capital Partners Offshore, Ltd.	3,559,575	7.64	3,559,575	—	*
Cedar Hill Capital Partners Onshore, LP	2,921,925	6.27	2,921,925	—	*
Charles T. Walsh TTEE The Charles T. Walsh Trust U/A DTD 12/06/2000(1)	5,400	*	5,400	—	*
Christine F. Lindeman Thomas Thomas Revocable Trust U/A DTD 08/22/1991(1)	4,700	*	4,700	—	*
Christine H. Connor Trustee Christine H. Connor Turst U/A DTD 12/23/1993	3,700	*	3,700	—	*
Citadel Equity Fund, Ltd(5)	680,900	1.46	680,900	—	*
City of Dearborn General Employee Retirement Systems(6)	11,415	*	11,415	—	*
City of Dearborn Policemen and Firemen Revised Retirement Systems(6)	20,117	*	20,117	—	*
Claire Irene Tambe(1)	1,000	*	1,000	—	*
Clark A. Beebe and Donna L. Beebe	14,500	*	14,500	—	*
Cottage Health System Cash Balance Retirement Plan(3)	7,170	*	7,170	—	*
CR Intrinsic Investments, LLC(7)	2,500,000	5.37	2,500,000	—	*
Craig Paul Sanford & Mary Jo Sanford JT TEN(1)	9,200	*	9,200	—	*
Cynthia A. Hackett(1)	3,500	*	3,500	—	*
Cynthia J. Crotty C/O David Senseman(1)	4,700	*	4,700	—	*
D. Maccubbin & L. Maccubbin TTEE Don A. Maccubbin & Linda B. Maccubbin U/A DTD 05/04/1993(1)	3,000	*	3,000	—	*

	Shares of Common Stock Owned Prior to the Offering			Shares of Common Stock Owned After the Offering
BancTec Selling Stockholders			Number of Common Stock Being Offered
	Number	%		Number	%
Dale L. McCleary(2)	7,000	*	7,000	—	*
Daniel W. Crotty TTEE Daniel W. Crotty Trust(1)	21,110	*	21,110	—	*
Daryl Marshall-Inman Sep IRA	3,125	*	3,125	—	*
David M. Gray TTEE David M. Gray Revocable Trust U/A DTD 07/19/1996(1)	640	*	640	—	*
David R. Ernst & Renee M. Ernst JT TEN(1)	4,600	*	4,600	—	*
David Ross TTEE The David Ross Trust U/A DTD 11/04/2000(1)	2,200	*	2,200	—	*
David S. Senseman TTEE David S. Senseman Trust U/A DTD 10/18/1995(1)	850	*	850	—	*
Diane E. Senseman TTEE Diane E. Senseman Trust 10/18/1995 FBO D. Senseman(1)	850	*	850	—	*
Drake Associates L.P.(8)	50,000	*	50,000	—	*
Durga Gaviola	25,000	*	25,000	—	*
E. Holt Williams, IRA Rollover(2)	3,900	*	3,900	—	*
Eagle Rock Institutional Partners, LP(9)	137,000	*	137,000	—	*
Eagle Rock Master Fund, LP(9)	100,000	*	100,000	—	*
EBS Microcap Patners LP A Partnership(10)	41,000	*	41,000	—	*
EBS Partners LP—Primary Acct A Partnership(10)	100,000	*	100,000	—	*
Edward and Barbara Hansen Family partnership LTD #2(2)	3,500	*	3,500	—	*
Elizabeth Susan Sexworth IRA Rollover(11)	1,250	*	1,250	—	*
Emerson Electric Co.(3)	79,075	*	79,075	—	*
Endicott Offshore Investors, Ltd.	411,500	*	411,5000	—	*
Endicott Opportunities Partners II, LP	200,000	*	200,000	—	*
Evan L. Julber	25,000	*	25,000	—	*
Farouk Tabrah Trustee Farouk A.J. Tabrah Trust U/A Dated 01/06/1987(1)	490	*	490	—	*
Felix R. Harke Sep IRA	3,125	*	3,125	—	*
Financial Stocks Capital Partners IV L.P.(12)	1,933,825	4.15	1,933,825	—	*
First Security Bank Commingled Investment Fund for Qualified Employee Benefit Plans(2)	200,000	*	200,000	—	*
Forney M. Hoke III(1)	3,500	*	3,500	—	*
FOUND-MOR LLC(1)	8,600	*	8,600	—	*
Fountainhead Special Value Fund(2)	62,000	*	62,000	—	*
Friedman, Billings, Ramsey & Co., Inc.	658,715	1.41	658,715	—	*
FrontPoint Financial Horizons Fund, L.P.(13)	200,000	*	200,000	—	*
G. Harmon & T. Harmon & H. Wall Lawrence J. Harmon Trust U/A DTD 01/29/2001(1)	800	*	800	—	*
George W. Hicks(1)	1,800	*	1,800	—	*

	Shares of Common Stock Owned Prior to the Offering			Shares of Common Stock Owned After the Offering
BancTec Selling Stockholders			Number of Common Stock Being Offered
	Number	%		Number	%
George Weiss Associates Inc. Profit Sharing Plan(14)	310,000	*	310,000	—	*
Gerald J. Allen TTEE Gerald J. Allen Trust U/A DTD 07/05/2001(1)	5,100	*	5,100	—	*
GF Investments, Inc.(3)	7,890	*	7,890	—	*
Globersel BCM Stock Picker(15)	90,000	*	90,000	—	*
GMI Investment Trust(3)	155,500	*	155,500	—	*
Gracie Capital LP II	27,625	*	27,625	—	*
Gracie Capital International, II Ltd.	112,625	*	112,625	—	*
Gracie Capital International, Ltd.	417,563	*	417,563	—	*
Gracie Capital LP	504,687	1.08	504,687	—	*
Greater Rochester Health Foundation(3)	13,635	*	13,635	—	*
Greg Kung(2)	20,000	*	20,000	—	*
Gregory J. Thomas TTEE Trust U/A DTD 08/22/1991(1)	1,100	*	1,100	—	*
Hagerstown Motor carriers & Teamsters(3)	10,270	*	10,270	—	*
Hare & Co. F/B/O John Hancock Technology Fund(16)	591,080	1.27	591,080	—	*
Harmony Americas Small Cap Equity Pool(6)	66,028	*	66,028	—	*
Harold Allen Ferguson Jr. & Lois Marie Ferguson JT TEN(1)	2,200	*	2,200	—	*
Hartmarx Retirement Income Trust(6)	23,763	*	23,763	—	*
Henderson Global Equity Multi Strategy Fund	236,680	*	236,680	—	*
Henderson North America Equity Multi Strategy Fund	59,760	*	59,760	—	*
HFR HE Soundpost Master Trust	74,300	*	74,300	—	*
Howe General(2)	4,315	*	4,315	—	*
H.J. Foster, IRA Rollover(2)	11,000	*	11,000	—	*
Huber & Weakland Profit Sharing Plan & Trust(17)	3,125	*	3,125	—	*
IOU Limited Partnership(14)	310,000	*	310,000	—	*
Ironworkers District Council of New England Pension Fund(3)	27,075	*	27,075	—	*
J. Scherer & L. Scherer TTEE Lana B. Scherer Trust U/A DTD 04/03/1997(1)	1,500	*	1,500	—	*
Jacqueline J. Slyman(1)	3,000	*	3,000	—	*
James E. Brasher, IRA Rollover(2)	3,700	*	3,700	—	*
James Robert Goldstein(1)	1,200	*	1,200	—	*
Jane Hughes TTEE Giocomo Life Insurance TR U/A DTD 04/28/2001(1)	7,800	*	7,800	—	*
Janice Sue Harmon TTEE Janice Sue Harmon Rev Trust U/A DTD 02/02/2005(1)	570	*	570	—	*
Jean C. Marten(1)	1,050	*	1,050	—	*
Jeffrey M. Grieco TTEE Jeffrey M. Grieco REV LIV Trust U/A DTD 07/19/2001(1)	1,800	*	1,800	—	*
Jeffrey T. Wood TTEE Revocable Trust Agreement U/A DTD 10/29/2003(1)	2,000	*	2,000	—	*

	Shares of Common Stock Owned Prior to the Offering			Shares of Common Stock Owned After the Offering
BancTec Selling Stockholders			Number of Common Stock Being Offered
	Number	%		Number	%
Jennifer Roach(1)	540	*	540	—	*
John A. Barron(1)	800	*	800	—	*
John A. Barron(1)	1,000	*	1,000	—	*
John B. Maynard SR TTEE John B. Mayhard SR REV Liv Trust U/A DTD 10/05/1993(1)	6,400	*	6,400	—	*
John C. Eiting(1)	8,200	*	8,200	—	*
John Thomas Paas & Julia Marie Paas JT TEN(1)	480	*	480	—	*
Juan M. Palomar TTEE Juan M Palomar Turst U/A DTD 02/21/2003(1)	110	*	110	—	*
Karen S. Crotty TTEE Karen S. Crotty Trust U/A DTD 06/13/1995(1)	2,500	*	2,500	—	*
Kavli Foundation(3)	7,100	*	7,100	—	*
Kenneth Michael Fisher & Alice Anne Fisher JT TEN(1)	2,050	*	2,050	—	*
Kevin J. Rainey(2)	13,000	*	13,000	—	*
Kevin M. Crotty TTEE Kevin M. Crotty Trust U/A DTD 06/13/1995(1)	37,890	*	37,890	—	*
King Investment Advisors, Inc. Profit Sharing Plan(2)	3,200	*	3,200	—	*
King Street Capital, L.P.(18)	1,000,000	2.15	1,000,000	—	*
King Street Capital, Ltd(19)	2,125,000	4.56	2,125,000	—	*
Larry J. Lehman & Marilyn E. Lehman JT TEN(1)	2,000	*	2,000	—	*
Lehman Brothers Inc.(20)	1,218,000	2.62	1,218,000	—	*
Leo K. Wingate & Katherine H. Wingate JT TEN(1)	1,300	*	1,300	—	*
LibertyView Funds, L.P.(21)(22)	271,875	*	271,875	—	*
LibertyView Special Opportunities Fund, L.P(21)(22)	125,000	*	125,000	—	*
Litchfield Capital Master Fund, Ltd.	212,500	*	212,500	—	*
LMA SPC for and on behalf of the MAP segregated portfolio	175,000	*	175,000	—	*
Loyola University of Chicago(3)(23)	46,740	*	46,740	—	*
Loyola University Retirement Allowance Committee(3)	29,835	*	29,835	—	*
Lucie W. Todd(2)	7,900	*	7,900	—	*
Magnetar Capital Master Fund Ltd.(24)	1,000,000	2.15	1,000,000	—	*
Marcia M. O'Rourke(1)	5,600	*	5,600	—	*
Martha S. Senkiw TTEE Martha S. Senkiw REVOC LVNG TRU U/A 11/02/1998(1)	1,000	*	1,000	—	*
Mary Ellen Kremer TTEE Mary Ellen Kremer U/A DTD 01/27/1998(1)	2,000	*	2,000	—	*
Mason Tenders' District Council Pension Fund(3)	12,005	*	12,005	—	*
Melodee A. Ruffo(1)	1,400	*	1,400	—	*
Michael E. Heijer IRA Rollover	3,125	*	3,125	—	*

	Shares of Common Stock Owned Prior to the Offering			Shares of Common Stock Owned After the Offering
BancTec Selling Stockholders			Number of Common Stock Being Offered
	Number	%		Number	%
Michael J. Suttman(1)	1,250	*	1,250	—	*
Milo Noble(1)	9,400	*	9,400	—	*
Minnesota Mining & Manufacturing Company(3)	312,686	*	312,686	—	*
MKM Longboat Multi-Strategy Master Fund Ltd.(25)	881,500	1.89	881,500	—	*
Moab Partners, L.P.	762,610	1.64	762,610	—	*
Mountain Special Situations Fund, L.L.C(9)	100,000	*	100,000	—	*
Najwa Tabrah Trustee Najwa Tabrah Revocable Trust U/A DTD 01/06/1987(1)	590	*	590	—	*
Nationwide Funds Group—Nationwide Variable insurance Trust(26)	108,400	*	108,400	—	*
Neil W. Hazel & Jeanne K. Hazel JT TEN(1)	1,150	*	1,150	—	*
Oneida Tribe of Indians(2)	57,000	*	57,000	—	*
Pamela S. Graeser(1)	540	*	540	—	*
Patricia Meyer Dorn Designated Bene Plsan/TOD(1)	7,500	*	7,500	—	*
Paul Strausbaugh & Joan Strausbaugh TEN/COM(1)	2,500	*	2,500	—	*
Paulson & Co.(27)	4,500,000	9.66	4,500,000	—	*
Peck Investments LLC(1)	3,300	*	3,300	—	*
Peter D. Senkiw TTEE Peter D. Senkiw Rev Living Tr U/A DTD 11/02/1998(1)	1,000	*	1,000	—	*
Philip H. Wagner TTEE Philip H. Wagner Revocable Trus U/A DTD 11/01/2000(1)	28,000	*	28,000	—	*
Precept Capital Master Fund, GP(28)	50,000	*	50,000	—	*
Putnam Investment Funds—Putnam small cap value Fund(26)	482,500	1.04	482,500	—	*
Putnam Variable Trust—Putnam VT Small Cap Value Fund(26)	456,900	*	456,900	—	*
Richard Dewey Smith(1)	2,100	*	2,100	—	*
Richard E. Holmes TTEE Richard E. Holmes Revocable Liv U/A DTD 08/25/ 1994(1)	6,200	*	6,200	—	*
ROBECO US Premium Equities Fund (USD)(3)	358,111	*	358,111	—	*
Robert F. Mays TTEE Robert F. Mays Trust U/A DTD 12/07/1995(1)	1,700	*	1,700	—	*
Robert L. Kilian TTEE Robert L. Kilian U/A DTD 09/25/1997(1)	700	*	700	—	*
Roger E. King, Separate Property(2)	12,500	*	12,500	—	*
Roland J. Anderson & Fanny M. Anderson JT TEN(1)	2,200	*	2,200	—	*
Rush University Medical Center Endowment Account(6)	31,163	*	31,163	—	*
Rush Unviersity Medical Center Pension and Retirement(6)	37,532	*	37,532	—	*
Ryan C. McCleary(2)	2,000	*	2,000	—	*

	Shares of Common Stock Owned Prior to the Offering			Shares of Common Stock Owned After the Offering
BancTec Selling Stockholders			Number of Common Stock Being Offered
	Number	%		Number	%
S.A.C. Capital Associates, LLC(29)	500,000	1.07	500,000	—	*
Samuel W. Lumby TTEE Samuel W. Lumby Trust U/A DTD 05/04/1995(1)	1,900	*	1,900	—	*
Sandor Capital Master Fund, L.P(30)	55,000	*	55,000	—	*
Sandra E. Nischwitz(1)	4,200	*	4,200	—	*
Santa Barbara Cottage Hospital Foundation(3)	29,320	*	29,320	—	*
Sean Robert Convery(1)	650	*	650	—	*
Sisters of St. Joseph of Carondelet, St. Paul Province(3)	25,755	*	25,755	—	*
Soundpost Capital Offshore, Ltd.	1,432,831	3.08	1,432,831	—	*
Soundpost Capital, LP	1,342,869	2.88	1,342,869	—	*
St. Joseph's Healthcare Hamilton(2)	4,445	*	4,445	—	*
Stanley J. Palder	18,750	*	18,750	—	*
Stephanie S. Smith(2)	5,600	*	5,600	—	*
Stephen A. Delong(1)	3,000	*	3,000	—	*
Stephen L. Hopf & Cynthia K. Hopf JT Ten(1)	1,300	*	1,300	—	*
Stichting Bedrijfspensioenfonds Voorbkkersbedrijf(3)(23)	66,315	*	66,315	—	*
Susan J. Gagnon TTEE Susan J. Gagnon Revocable Livin U/A DTD 8/30/1995(1)	4,600	*	4,600	—	*
T. Anderson & J. Anderson TTEE Anderson Family REV TR U/A DTD 09/23/2002(1)	3,700	*	3,700	—	*
Tempo Master Fund LP(31)	2,130,000	4.57	2,130,000	—	*
The Finance Committee of the Board of Directors of the Producer-Writer Guild Pension Plan(3)	60,305	*	60,305	—	*
The Metal Trades Branch Local 638 Pension Fund(3)	51,505	*	51,505	—	*
The Richmond Fund, LP(3)	32,340	*	32,340	—	*
The STEAMFITTERS Industry Pension Fund(3)	16,735	*	16,735	—	*
Thomas A. Miller & Nancy A. Miller JT TEN(1)	1,750	*	1,750	—	*
Thomas Holton TTEE Margarie G. Kasch IRREV Trust U/A DTD 03/21/1980(1)	1,450	*	1,450	—	*
Thomas L. Falvey & Mary Leslie Falvey JT TEN(1)	3,300	*	3,300	—	*
TNM Investments LTD A Partnership(1)	650	*	650	—	*
Town of Darien Police Pension Board(3)	17,648	*	17,648	—	*
Town of Darien Employee Pension Board(3)	14,050	*	14,050	—	*
Trust D (for a Portion of the Assets of the Kodak Retirement Income Plan(21)	90,625	*	90,625	—	*
Trustee for the Savannah International Longshoremens's Association Employee Pension Trust(3)	41,640	*	41,640	—	*

	Shares of Common Stock Owned Prior to the Offering			Shares of Common Stock Owned After the Offering
BancTec Selling Stockholders			Number of Common Stock Being Offered
	Number	%		Number	%
UBS O'Connor LLC FBO: O'Connor Pipes Corporate Strategies Master Limited(32)	30,300	*	30,300	—	*
United Capital Management, Inc.	31,250	*	31,250	—	*
University of Southern California(3)	99,515	*	99,515	—	*
Valic Company 1—Small cap special Values Fund(26)	123,100	*	123,100	—	*
Verizon Investment Management Corp(3)	571,780	1.23	571,780	—	*
Verizon Investment Management Corp (VEBA)(3)	89,400	*	89,400	—	*
Westpark Capital, L.P.(33)	375,000	*	375,000	—	*
Wilbur L. Brown & Evilina A. Brown JT Ten All Cap(1)	2,550	*	2,550	—	*
William Blair Small Cap Growth Fund(6)	1,809,982	3.89	1,809,982	—	*
Wray & Todd Interests, Ltd.(2)	47,500	*	47,500	—	*
Yvonne Grieco TTEE Trust U/A DTD 07/19/2001(1)	1,700	*	1,700	—	*
Totals	42,326,700		42,326,700	—

(1)
We have been advised that EBS Asset Management, the investment advisor, has voting and dispositive control over the shares held by this selling stockholder.

(2)
We have been advised that Roger E. King, president of the investment advisor King Investment Advisors, Inc., has voting and dispositive control of shares held by this selling stockholder.

(3)
We have been advised that the selling stockholder is affiliated with Robeco Securities LLC; Harbor Funds Distributors, Inc.; and RABO Securities USA, Inc., each a NASD broker-dealer. In addition, we have been advised that the portfolio manager, Dulio Ramalla, has dispositive control over the shares held by this selling stockholder.

(4)
We have been advised that this selling stockholder is affiliated with one or more NASD registered broker-dealers and purchased the shares being registered hereunder in the ordinary course of business and had no prior arrangement with any other person to distribute such shares. In addition, we have been advised that Heights Capital Management, Inc., the authorized agent, has discretionary authority to vote and dispose of the shares held by this selling stockholder and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as investment manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting control over the shares held by this selling stockholder. Mr. Kobinger disclaims any such beneficial ownership of the shares.

(5)
We have been advised that this selling stockholder is under common control with, and directly owns one of, the following NASD broker-dealers: Aragon Investments Ltd., Palafox Trading LLC, Citadel Trading Group LLC, and Citadel Derivatives Group LLC. In addition, we have been advised that Citadel Limited Partnership ("CLP") is the trading manager of this selling stockholder and consequently has investment discretion over shares held by this selling stockholder. Citadel Investment Group, L.L.C. ("CIG") controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over shares held by this selling stockholder. CLP, CIG, and Mr. Griffin each disclaim beneficial ownership of the shares held by this selling stockholder.

(6)
We have been advised that William Blair & Company LLC, by and through its principals including Karl Brewer and Colin Williams, has voting and dispositive control over the shares held by this selling stockholder.

(7)
We have been advised that pursuant to an investment management agreement, this selling stockholder maintains dispositive and voting control with respect to the shares it holds. Mr. Steven A. Cohen controls this selling stockholder, a wholly-owned subsidiary of S.A.C. Capital Associates, LLC. Mr. Cohen and S.A.C. Capital Associates, LLC, respectively, disclaim beneficial ownership of any shares held by this selling stockholder.

(8)
We have been advised that Alexander W. Rutherford, portfolio manager of this selling stockholder, has voting and dispositive control over the shares held by this selling stockholder.

(9)
We have been advised that Nader Tavakoli has voting and dispositive control over the shares held by this selling stockholder.

(10)
We have been advised that EBS Asset Management, the investment advisor, has voting and dispositive control over the shares held by this selling stockholder and that the following individuals, acting through two committees, have voting and investment control over the shares owned by this selling stockholder. However, the general partners of these partnerships may directly exercise voting or dispositive authority over these shares. An Investment Policy Committee ("IPC") sets investment policy and guidelines. A Research Group ("RG") acts as the portfolio manager, determining individual security selections for these partnerships. The individuals on these committees are: Mark E. Brady (IPC, RG), Ronald L. Eubel (IPC,RG), Robert J. Suttman II (IPC), Bernard J. Holtgreive (IPC, RG), William E. Hazel (IPC), Paul D. Crichton (IPC, RG), Kenneth E. Leist (IPC,RG), Michael Higgins (RG) and Aaron Hillman (RG).

(11)
We have been advised that this selling stockholder is affiliated with The Shemano Group, a NASD broker-dealer.

(12)
We have been advised that FSI Securities, LLC ("FSI Securities") is a limited purpose broker-dealer and NASD member firm which is wholly-owned by FSI Capital Holdings, LLC ("FSI Capital"). Steven N. Stein and John M. Stein indirectly share control of FSI Capital. Steven N. Stein and John M. Stein are not involved in the management of FSI Securities. FSI Securities has no interest in and will receive no benefit from any sale of shares owned by this selling stockholder. In addition, we have been advised that Finstocks Capital Management, IV, LLC ("Finstocks IV") is the sole general partner of and controls this selling stockholder. Finstocks IV is controlled by Steven N. Stein and John M. Stein. Accordingly, Finstocks IV, Steven N. Stein and John M. Stein share the power to vote and dispose of the shares held by this selling stockholder. The foregoing should not be construed as an admission by Finstocks IV, John M. Stein, or Steven N. Stein as to the beneficial ownership of shares held by this selling stockholder.

(13)
We have been advised that FrontPoint Financial Horizons Fund GP, LLC, the general partner of this selling stockholder, is a subsidiary of Morgan Stanley, which has subsidiaries that are registered broker-dealers and NASD member firms.

(14)
We have been advised that Weiss Investment Management Services LLC is majority-owned by GWA, LLC a NASD broker-dealer. George A. Weiss, the manager of GWA, LLC and the trustee of the selling stockholder, has voting and dispositive control over the shares held by this selling stockholder.

(15)
We have been advised that Andrea Brignone, Carlo Michienzi, Randol Curtis and Matteo Pusineri have voting and dispositive control over the shares held by this selling stockholder.

(16)
We have been advised that this selling stockholder is affiliated with John Hancock Fund, a NASD broker-dealer. In addition, we have been advised that MFC Global Investment Management

  (U.S.), LLC, the investment advisor, has voting and dispositive control over the shares held by this selling stockholder.

(17)
We have been advised that Philip E. Huber and Gail T. Weakland, each a trustee of the selling stockholder, have voting and dispositive control over the shares held by this selling shareholder.

(18)
We have been advised that King Street Advisors, L.L.C. ("KSA") is the general partner of, and may be deemed to be a beneficial owner of the shares held by, this selling stockholder. King Street Capital Management, L.L.C. ("KSCM"), which has been delegated certain investment advisory responsibilities by KSA on behalf of this selling stockholder, may be deemed to be the beneficial owner of the shares held by this selling stockholder. Brian J. Higgins and O. Francis Biondi, Jr., each of whom is a managing member and part owner of, KSA and KSCM, respectively, may each be deemed to be the beneficial owner of the shares held by this selling stockholder. KSA, KSCM and Messrs. Higgins and Biondi each disclaim the beneficial ownership of the shares held by this selling stockholder.

(19)
We have been advised that King Street Capital Management, L.L.C. ("KSCM"), the investment advisor, has discretionary authority over the shares held by this selling stockholder. Brian J. Higgins and O. Francis Biondi, Jr., each of whom is a managing member and part owner of KSCM, may each be deemed to be the beneficial owner of shares held by this selling stockholder.

(20)
We have been advised that Lehman Brothers Inc. is a broker-dealer registered with the Security and Exchange Commission and is a member of FINRA. Lehman Brothers Inc. is also under common control with other broker-dealers, including Neuberger Berman LLC and Neuberger Management Inc., both of which are members of FINRA.

(21)
We have been advised that Neuberger Berman, LLC, the investment advisor, has voting and dispositive power over the shares held by this selling stockholder, which power is exercised by Richard A. Meckler. Because LibertyView Special Opportunities Fund, LP, LibertyView Funds, LP, and Trust D for a Portion of the Assets of the Kodak Retirement Income Plan have a common investment adviser, these entities are likely to vote together. Additionally, there may be common investors within these different accounts managed by the same investment adviser.

(22)
We have been advised that Neuberger Berman Asset Management, LLC, the general partner of this selling stockholder, is affiliated with Neuberger Berman, LLC, a registered broker-dealer. The shares were purchased for investment in the ordinary course of business and at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(23)
We have been advised that Robeco Investment Management, Inc., the investment advisor, has voting control over the shares held by this selling stockholder.

(24)
We have been advised that Magnetar Financial LLC, the investment advisor, has voting control and dispositive discretion over the shares held by this selling stockholder. Magnetar Financial LLC disclaims beneficial ownership of the shares held by this selling stockholder. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

(25)
We have been advised that MKM Longboat Capital Advisors, L.L.P, the investment advisor, has voting and dispositive control over the shares held by this selling stockholder.

(26)
We have been advised that this selling stockholder is managed by Putnam Investment Management, LLC, which is under common ownership with Putnam Retail Management, LP, a NASD registered broker-dealer engaged in the distribution of affiliated mutual funds. In addition, we have been advised that Putnam Investment Management, LLC, which, through a series of holding companies, is owned by Great-West Lifeco Inc., a publicly traded company, has voting and dispositive control over the shares held by this selling stockholder.

(27)
We have been advised that this selling stockholder is affiliated with Plus Securities LLC, a NASD broker-dealer.

(28)
We have been advised that D. Blair Baker has voting and dispositive control over the shares held by this selling shareholder.

(29)
We have been advised that pursuant to investment agreements, each of this selling stockholder, and S.A.C. Capital Management, LLC, a Delaware limited liability company ("SAC Capital Management"), share all dispositive and voting control with respect to the shares held by this selling stockholder. Mr. Steven A. Cohen controls both this selling stockholder and SAC Capital Management. Each of SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the shares held by this selling stockholder.

(30)
We have been advised that John S. Lemak, the manager of the selling stockholder, is an affiliate of WFG Investments, Inc., a NASD broker-dealer and that Mr. Lemak has voting and dispositive control over the shares held by this selling stockholder.

(31)
We have been advised that JD Capital Management LLC, the investment advisor, has voting and dispositive control over the shares held by this selling stockholder.

(32)
We have been advised that UBS O'Connor LLC, the investment manager, has voting control and dispositive discretion over the shares held by this selling stockholder. UBS O'Connor LLC is a wholly-owned subsidiary of UBS AG, which is listed and traded on the NYSE.

(33)
We have been advised that Patrick J. Brosnahan, general partner of this selling stockholder, has voting and dispositive control over the shares held by this selling stockholder.

PLAN OF DISTRIBUTION

        We have applied to have our common stock approved for listing on The NASDAQ Capital Market under the symbol "BTEC". The selling stockholders may, from time to time, sell any or all of their respective shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The offering price per share listed on the cover page to this prospectus is an estimate, based solely upon the last reported sale price per share of the Company's common stock effected through The PORTAL Market on July 15, 2008 was $3.55. Such price does not represent an offer by the selling stockholders to sell shares of our common stock at such price. When the registration statement of which this prospectus forms a part is declared effective and our shares are the subject of quotations on The NASDAQ Capital Market or other national securities exchange, market or trading facility, the selling stockholders may sell shares of our common stock at prevailing market or privately negotiated prices. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  a combination of any such methods of sale; or

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Notwithstanding the foregoing, the maximum commission or discount to be received by any NASD member or independent broker-dealer will not exceed 8% for the sale of any securities being registered pursuant to SEC Rule 415. Any profits on the resale of shares of common stock by a broker-dealer acting as a principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment or supplement to this prospectus under Rule 424(b), if required, or under other applicable provisions of the Securities Act and the rules and regulations promulgated thereunder, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, donees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment or supplement to this prospectus under Rule 424(b), if required, or under other applicable provisions of the Securities Act and the rules and regulations promulgated thereunder, amending the list of selling stockholders to include the transferee, donee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders, and any broker-dealers or agents that are involved in selling the shares of common stock, may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration and distribution of the shares of common stock, other than underwriting discounts and commissions. We estimate these fees and expenses will be approximately $            .

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholders. If we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will, if required, file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

        The selling stockholders must conduct their sales in accordance with all rules promulgated under the Exchange Act, including the applicable provisions of Regulation M during such time as they may be engaged in a distribution of the common stock offered hereby. With some exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of the security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

LEGAL MATTERS

        Weil, Gotshal & Manges LLP will pass upon the validity of the shares of our common stock offered under this prospectus.

 EXPERTS

        The consolidated financial statements of BancTec, Inc. as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement, and included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of DocuData Solutions, L.C. for the year ended December 31, 2007 have been included in this prospectus in reliance upon the report of KBA Group LLP, an independent registered public accounting firm, as stated in their report appearing herein, and included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND INFORMATION

        We have filed with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, or the Securities Act, a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates. Information on the public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information that is filed electronically with the Securities and Exchange Commission. The web site can be accessed at www.sec.gov.

        Following the declaration of effectiveness of the registration statement on Form S-1, of which this prospectus forms a part, we will be required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, accordingly, will file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, proxy statements and other information with the Securities and Exchange Commission. Those reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and internet site of the Securities and Exchange Commission referred to above.

BANCTEC, INC.

INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of BancTec, Inc.
Irving, TX

        We have audited the accompanying consolidated balance sheets of BancTec, Inc. and subsidiaries (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the accompanying Schedule II, Valuation and Qualifying Accounts (the "financial statement schedule"). These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BancTec, Inc. and subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Dallas, Texas
June 4, 2008

BANCTEC, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2007	2006
	(In thousands)
CURRENT ASSETS:
Cash and cash equivalents	$12,730	$9,615
Restricted cash	2,499	2,542
Accounts receivable, less allowance for doubtful accounts of $950 and $838 at December 31, 2007 and 2006, respectively	80,758	65,674
Inventories, net	22,405	23,792
Prepaid expenses	4,753	7,284
Other current assets	314	329

Total current assets	123,459	109,236
PROPERTY, PLANT AND EQUIPMENT, AT COST:
Land	874	874
Field support spare parts	32,976	33,017
Systems and sofware	80,373	54,520
Machinery and equipment	27,647	22,376
Furniture, fixtures and other	7,386	10,597
Buildings	24,748	20,769
Construction in process	3,770	17,680

	177,774	159,833
Less accumulated depreciation and amortization	(129,082)	(119,639)

Property, plant and equipment, net	48,692	40,194
OTHER ASSETS:
Goodwill	42,127	42,121
Other intangible assets, less accumulated amortization of $1,998 and $1,160 at December 31, 2007 and 2006, respectively	3,961	4,711
Outsourcing contract costs, less accumulated amortization of $3,295 and $526 at December 31, 2007 and 2006, respectively	8,325	3,963
Deferred income tax benefit	8,801	8,886
Other assets	4,154	3,486

Total other assets	67,368	63,167

TOTAL ASSETS	$239,519	$212,597

See notes to consolidated financial statements.

BANCTEC, INC.

CONSOLIDATED BALANCE SHEETS (Continued)

(in thousands)

	December 31,
	2007	2006
CURRENT LIABILITIES:
Current obligations under capital leases, financing arrangements and revolver	$14,853	$32,843
Trade accounts payable	16,715	19,727
Other accrued expenses and liabilities	26,938	29,252
Deferred revenue	18,511	19,199
Maintenance contract deposits	11,752	23,367
Income taxes payable	4,418	4,366

Total current liabilities	93,187	128,754
OTHER LIABILITIES:
Long-term debt	1,228	201,841
Non-current maintenance contract deposits	1,778	3,577
Pension liability	22,860	23,355
Other liabilities	6,457	6,655

Total other liabilities	32,323	235,428

Total liabilities	125,510	364,182
COMMITMENTS AND CONTINGENCIES
SERIES A PREFERRED STOCK—0 shares outstanding at December 31, 2007; issued and outstanding, 100,667 shares at December 31, 2006	—	18,040
STOCKHOLDERS' EQUITY (DEFICIT):
Cumulative preferred stock—authorized, 10,000,000 shares of $.01 par value at December 31, 2007; authorized, 200,000 shares of $0.01 par value at December 31, 2006: Series B preferred stock—0 shares outstanding as of December 31, 2007; issued and outstanding, 35,520 shares at December 31, 2006	—	13,520
Common stock—authorized, 100,000,000 shares of $.01 par value at December 31, 2007; authorized, 21,800,000 shares of $0.01 par value at December 31, 2006:
Common stock—issued and outstanding 47,041,000 shares at December 31, 2007; 17,003,838 shares at December 31, 2006	466	170
Class A common stock—0 shares outstanding at December 31, 2007; issued and outstanding 1,181,946 shares at December 31, 2006	—	12
Subscription stock warrants	—	3,726
Additional paid-in capital	427,002	122,904
Accumulated deficit	(300,529)	(294,384)
Accumulated other comprehensive loss	(12,930)	(15,573)

Total stockholders' equity (deficit)	114,009	(169,625)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$239,519	$212,597

See notes to consolidated financial statements.

BANCTEC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2007	2006	2005
REVENUE
Equipment and software	$97,667	$92,137	$80,871
Software services	44,651	43,999	45,805
Maintenance and other services	210,552	214,551	209,589
Business process outsourcing	37,283	28,792	8,633

	390,153	379,479	344,898
COST OF SALES
Equipment and software	61,719	59,521	53,969
Software services	19,234	19,205	21,017
Maintenance and other services	169,463	176,969	182,422
Business process outsourcing	36,512	26,546	—

	286,928	282,241	257,408

Gross profit	103,225	97,238	87,490

OPERATING EXPENSES
Product development	6,507	7,275	8,823
Selling, general and administrative	80,053	66,046	65,112

	86,559	73,321	73,935

Income from operations	16,666	23,917	13,555

OTHER INCOME (EXPENSE)
Interest income	780	236	710
Interest expense	(14,987)	(20,326)	(19,166)
Sundry, net	(1,460)	116	(771)

	(15,667)	(19,974)	(19,227)

INCOME (LOSS) BEFORE INCOME TAXES	999	3,943	(5,672)
INCOME TAX EXPENSE	7,144	4,785	1,623

NET LOSS	(6,145)	(842)	(7,295)
PREFERRED STOCK DIVIDEND	663	—	—

NET LOSS APPLICABLE TO COMMON STOCK	$(6,808)	$(842)	$(7,295)

NET LOSS PER SHARE:
Basic and diluted	$(0.21)	$(0.05)	$(0.40)

WEIGHTED AVERAGE SHARES:
Basic and diluted	32,731	18,186	18,186

See notes to consolidated financial statements.

BANCTEC, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(in thousands)

	Series B Preferred Stock	Common Stock	Class A Common Stock	Subscription Warrants	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balance at January 1, 2005	$13,520	$170	$12	$3,726	$122,655	$(286,247)	$(13,539)	$(159,703)
Foreign currency translation adjustments	—	—	—	—	—	—	(2,088)	(2,088)
Net loss	—	—	—	—	—	(7,295)	—	(7,295)
Minimum pension liability, net of tax of $1,243	—	—	—	—	—	—	(2,899)	(2,899)

Balance at December 31, 2005	$13,520	$170	$12	$3,726	$122,655	$(293,542)	$(18,526)	$(171,985)
Foreign currency translation adjustments	—	—	—	—	—	—	2,452	2,452
Net loss	—	—	—	—	—	(842)	—	(842)
Minimum pension liability, net of tax of $445	—	—	—	—	—	—	501	501
Stock-based compensation expense	—	—	—	—	249	—	—	249

Balance at December 31, 2006	$13,520	$170	$12	$3,726	$122,904	$(294,384)	$(15,573)	$(169,625)
Series B preferred stock—new issue	8,000	—	—	—	—	—	—	8,000
Series B preferred stock dividends	663	—	—	—	(663)	—	—	—
Series A accretion of discount	—	—	—	—	(2,221)	—	—	(2,221)
New common stock issuance	—	466	—	—	349,753	—	—	350,219
Redeem Series B preferred stock	(22,183)	—	—	—	—	—	—	(22,183)
Redeem common stock	—	(170)	(12)	(3,726)	(44,433)	—	—	(48,341)
Foreign currency translation adjustments	—	—	—	—	—	—	2,098	2,098
Net loss	—	—	—	—	—	(6,145)	—	(6,145)
Minimum pension liability, net of tax of $438	—	—	—	—	—	—	545	545
Stock-based compensation expense	—	—	—	—	1,662	—	—	1,662

Balance at December 31, 2007	$—	$466	$—	$—	$427,002	$(300,529)	$(12,930)	$114,009

See notes to consolidated financial statements.

BANCTEC, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Years Ended December 31,
	2007	2006	2005
Net loss	$(6,145)	$(842)	$(7,295)
Foreign currency translation adjustments	2,098	2,452	(2,088)
Decrease (Increase) to minimum pension liability, net of tax	545	501	(2,899)

Total comprehensive income (loss)	$(3,502)	$2,111	$(12,282)

See notes to consolidated financial statements.

BANCTEC, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,145)	$(842)	$(7,295)
Adjustments to reconcile net loss to cash flows used in operations:
Depreciation and amortization	14,426	14,130	15,956
Provision for doubtful accounts	312	981	146
Loss on extinguishment of debt	1,774	—	—
Interest paid in-kind	2,680	2,596	—
Deferred income tax expense (benefit)	(141)	2,456	(2,324)
Stock-based compensation	2,501	249	—
Costs associated with early redemption of long-term debt	2,799	—	—
Loss on disposition of property, plant and equipment	314	447	1,976
Other non-cash items	317	(95)	182
Changes in operating assets and liabilities:
Increase in accounts receivable	(12,505)	(5,431)	(14,283)
(Increase) decrease in inventories	991	(3,741)	2,268
(Increase) decrease in other assets	1,766	(203)	295
(Decrease) increase in trade accounts payable	(2,166)	(2,196)	5,729
Decrease in deferred revenue & maintenance contracts deposits	(14,075)	(20,692)	(18,265)
(Decrease) increase in other accrued expenses and liabilities	(2,595)	(4,536)	2,798

Cash flows used in operating activities	(9,747)	(16,877)	(12,817)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(18,985)	(19,145)	(14,499)
Proceeds from sale of property, plant and equipment	—	—	5,086
Decrease in restricted cash	43	663	851
Increase in outsourcing contract costs	(5,536)	(4,727)	(1,825)
Purchase of business, net of cash acquired	—	—	(3,610)
Increase in capitalized software costs	(3,169)	—	—

Cash flows used in investing activities	(27,647)	(23,209)	(13,997)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of current maturities of capital lease and financing obligations	(1,285)	(1,237)	(467)
Payments of long-term borrowings	(206,456)	—	—
Debt issuance costs	—	(200)	(70)
Proceeds (payments) on revolver, net	(18,073)	31,532	(1)
Repurchase of preferred stock	(42,444)	—	—
Repurchase of common stock	(48,341)	—	—
Redemption of options on common stock	(839)	—	—
Net proceeds from sales and issuance of preferred stock	8,000	—	—
Net proceeds from sales and issuance of common stock	351,790	—	—
Cost of equity	(1,571)	—	—

Cash flows provided by (used in) financing activities	40,781	30,095	(538)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(272)	1,066	(1,539)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,115	(8,925)	(28,891)
CASH AND CASH EQUIVALENTS—BEGINNING OF PERIOD	9,615	18,540	47,431

CASH AND CASH EQUIVALENTS—END OF PERIOD	$12,730	$9,615	$18,540

SUPPLEMENTAL DISCLOSURES INFORMATION:
Cash paid during the period for:
Interest	$9,298	$18,940	$19,170

Taxes	$7,525	$3,499	$1,596

See notes to consolidated financial statements.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

        BancTec, Inc. ("BancTec" or the "Company"), a Delaware corporation, is a worldwide provider of comprehensive enterprise content management, image capture devices, infrastructure support services and payment processing solutions. The Company helps clients create business efficiencies through innovative technology and services by combining advanced web-enabled imaging and workflow technologies with both BancTec-manufactured equipment and third-party equipment. These solutions are subsequently maintained and supported by the Company's service operations. The Company is also a provider of personal computer maintenance services for major computer companies, government and corporate clients. See "Note O" for further discussion of the Company's business structure.

        On June 27, 2007, the Company completed a private equity placement resulting in the sale of 46,575,000 shares of restricted common stock. Net proceeds of $351.8 million were used to retire existing equity and debt as well as for working capital and general corporate purposes. The June 2007 Recapitalization did not result in a new accounting basis of the Company's assets and liabilities. (See "Note I—Recapitalization.")

Principles of Consolidation

        The consolidated financial statements include the accounts of BancTec and its wholly-owned subsidiaries. The Company has no investments in which it does not exercise control (generally ownership of 50% or less) under the equity method of accounting.

Use of Estimates

        The preparation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities and the reported amounts of revenues, costs and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand and on deposit, including highly liquid investments with original maturities of three months or less. Restricted cash at December 31, 2007 and 2006 of $2.5 million represents cash in escrow from a client deposit.

Allowance for Doubtful Accounts

        The allowance for doubtful accounts is an estimate prepared by management based on the overall condition of the receivables portfolio and identification of the collectibility of specific accounts. The Company analyzes client credits, client concentrations, client credit-worthiness, current economic trends and changes in client payment terms, when evaluating the adequacy of the allowance for doubtful accounts. The allowance for doubtful accounts is reviewed periodically and adjustments are recorded as deemed necessary. During the quarter ended September 30, 2006, the Company updated the percentages used to calculate the allowance for doubtful accounts to reflect improved recent history of collections and client credits. This change in estimate was applied prospectively during the quarter and resulted in an immaterial impact to the Company's financial statements.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

        Inventories are valued at the lower of cost or market and include the cost of raw materials, labor, factory overhead, and purchased subassemblies. Cost is determined using the first-in, first-out and weighted average methods.

        From July 1, 2006 forward, parts purchased to support the repair operations of the Information Technology Service Management ("ITSM") business segment have been classified as inventory rather than field support spare parts ("spare parts"), which are categorized as fixed assets in the accompanying Consolidated Balance Sheets. The Company made the decision to reduce the number of items that were repaired by the Company. Parts are handled through the parts vendors using an advanced exchange program whereby the Company is charged a portion of the cost of the part (72%) when the part is ordered. If the replaced part is not returned to the parts vendor, the Company is charged the remaining portion of the full cost (28%). If the part received is defective or not the part that was ordered, if it is returned, there is no charge for the part. If the part received is the correct part, but it is not used and sent back to the vendor, the Company is charged a restocking fee. Accordingly, it is unlikely that parts brought in through the advanced exchange program would remain in inventory for any period of time. The same would be true for the returned parts. As a result fewer parts fit the definition of a field support spare part. Parts on hand at July 1, 2006, will continue to be classified as field support spare parts until utilized, at which point they will be retired.

        At least quarterly, the Company evaluates the carrying amount of inventory based on the identification of excess and obsolete inventory. The Company's evaluation involves a multi-factor approach incorporating the stratification of inventory by time held and the stratification of inventory by risk category, among other factors. The approach incorporates both recent historical information and management analysis of inventory usage. The Company's approach is intended to take into consideration potential excess and obsolescence caused by a decreasing installed base, engineering changes and end of manufacture. If any of the factors of the Company's estimate were to deteriorate, additional reserves may be required. The inventory reserve calculations are reviewed periodically and additional reserves are recorded as deemed necessary. Inventory reserves as of December 31, 2007 and 2006 were $14.0 million and $14.7 million, respectively.

Property, Plant, and Equipment

        Property, plant, and equipment are recorded at cost and are depreciated or amortized principally on a straight-line basis over the estimated useful lives of the related assets, as follows:

Field support spare parts	2 to 5 years
Systems and software	3 to 8 years
Machinery and equipment	5 to 7 years
Leasehold improvements	Lesser of 5 to 7 years or the life of the lease
Furniture and fixtures	5 to 7 years
Buildings	40 years

        Depreciation expense is reflected in both cost of sales and selling, general and administrative expense. Depreciation expense for the years ended December 31, 2007, 2006, and 2005 was $10.9 million, $12.7 million, and $15.7 million, respectively.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Property, plant and equipment still under construction are classified on the accompanying Consolidated Balance Sheets as Construction in Process. The decrease in Construction in Process during the year ended December 31, 2007 of $13.9 million is primarily a result of the completion of the implementation of new ERP software used by the Company.

        In accordance with SOP 98-l "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," the Company capitalizes certain costs that are incurred to purchase or to create and implement internal-use computer software, which includes software coding, installation, testing and certain data conversion. These costs are capitalized only when (a) the preliminary project stage is completed and (b) management, with the relevant authority, implicitly or explicitly authorizes and commits to funding a computer software project and it is probable that the project will be completed and the software will be used to perform the function intended. Costs incurred in the research and development phase are expensed as incurred. Internal and external costs incurred in connection with development of upgrades or enhancements that result in additional functionality are also capitalized. Amortization of capitalized software development costs is determined separately for each software product. These capitalized costs are amortized on a straight-line basis over the estimated useful life of the software. Purchased software is capitalized and amortized over the estimated useful life of the software.

Long-Lived Assets

        Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the expected future cash flows generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Goodwill and Other Intangible Assets

        The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets". Goodwill is not amortized but rather is tested at least annually for impairment. The impairment test is based on fair value compared to the recorded value at a reporting unit level. Reporting units are defined as an operating segment or one level below. Valuation methods used in determining fair value include an analysis of the cash flows that the reporting units can be expected to generate in the future ("Income Approach"). In preparing these valuations, management utilizes estimates to determine fair value of the reporting units. These estimates include future cash flows, growth rates, capital needs and projected margins, among other factors. Estimates utilized in future calculations could differ from estimates used in the current period. Future years' estimates that are unfavorable compared to current estimates could cause an impairment of goodwill. The Company performs the annual test for impairment as of December 31, each year. No impairment of goodwill has been deemed necessary for 2007 and 2006. Components of the Company's goodwill and other intangibles include amounts that are foreign currency denominated. These amounts are subject to translation at each balance sheet date. The Company records the change to its Accumulated Other Comprehensive Loss on the accompanying consolidated balance sheet.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following is a summary of goodwill balances as of December 31, 2007 and 2006, respectively, by reporting unit.

	U.S. Operations	SDS Applications, Ltd.	BancTec Canada	Total
	(in thousands)
Balance at January 1, 2006	$41,236	$497	$240	$41,973
Additions in Fiscal 2006	—	79	—	79
Changes due to foreign currency translation	—	69	—	69

Balance at December 31, 2006	$41,236	$645	$240	$42,121

Changes due to foreign currency translation	—	6	—	6

Balance at December 31, 2007	$41,236	$651	$240	$42,127

        See "Note F—Intangible Assets" for a summary of other intangible assets.

Outsourcing Contract Costs

        Certain costs associated with contract acquisition and related direct and incremental costs are capitalized in accordance with SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type contracts" ("SOP 81-1"), and Technical Bulletin 90-1, "Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts("Technical Bulletin 90-1"). Contract acquisition costs include direct incremental costs associated with contract negotiation, such as legal fees, and costs incurred to transform client processes and technology in direct support of implementing the contract terms and conditions. These costs are amortized on a pro-rata basis over the term of the contract.

        In the event indications exist that an outsourcing contract cost balance related to a particular contract may be impaired, undiscounted estimated cash flows of the contract are projected over its remaining term, and compared to the unamortized outsourcing contract cost balance. If the projected cash flows are not adequate to recover the unamortized cost balance, the balance would be adjusted to equal the contract's fair value in the period such a determination is made. The primary indicator used to determine when impairment testing should be performed is when a contract is materially underperforming, or is expected to materially under-perform in the future, as compared to the bid model that was developed as part of the original proposal process and subsequent annual budgets. No impairment of contract acquisition costs has been recorded for the year ended December 31, 2007 and 2006.

        Outsourcing contract costs are comprised of two general categories of expenses: deferred commissions expense and other deferred contract acquisition costs. Deferred commissions are amortized as SG&A costs while the amortization of the other deferred contract costs are expensed as cost of sales.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

        Basic earnings per share ("EPS") is based only on the weighted average number of common shares outstanding, excluding any dilutive effect of options or other dilutive securities. Diluted earnings per share is based on the weighted average number of common shares and potentially dilutive common shares.

        For all periods presented, basic and diluted EPS are computed without consideration to potentially dilutive instruments because the Company incurred losses which would make such instruments antidilutive.

        For the year ended December 31, 2005, such dilutive securities include 35,520 shares of the Company's Series B Convertible Preferred Stock, 750,000 common shares related to the subscription stock warrants and 2,375,000 outstanding common stock options.

        For the year ended December 31, 2006, such dilutive securities include 35,520 shares of the Company's Series B Convertible Preferred Stock, 750,000 common shares related to the subscription stock warrants and 2,711,000 outstanding common stock options.

        For the year ended December 31, 2007, such dilutive securities include 3,265,000 outstanding common stock options.

        For both 2006 and 2005, Preferred stock is excluded from the computation of basic EPS, as per guidance in EITF 03-06 "Participating Securities and the Two-Class Method Under FASB Statement No. 128" ("EITF 03-06"), as such shareholders neither have to fund losses (with cash or otherwise) nor do we reduce their redemption amounts as a result of losses incurred by the Company.

        Prior to the June 2007 Recapitalization, the Company had two classes of common stock of which a single presentation of EPS has been made in the accompanying Consolidated Statements of Operations, reflective of the parity of rights among the two classes.

Revenue Recognition

        The Company derives revenue primarily from four sources: (1) equipment and software sales—systems integration solutions which address complex data and paper—intensive work processes, including advanced web-enabled imaging and workflow technologies with both BancTec-manufactured equipment and third-party equipment, (2) software services—primarily software maintenance or PCS and other support, (3) maintenance and other services—consisting primarily of design, development and maintenance, all aspects of desktop outsourcing, including field engineering, as well as help desk and LAN/WAN network outsourcing and (4) business process outsourcing—services provided for payment processing, accounts payable processing, mailroom processes and other services.

        Revenue is realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client, risk of loss has transferred to the client, and either client acceptance has been obtained, client acceptance provisions have lapsed, or the company has objective evidence that the criteria specified in the client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        If a contract involves the provision of a single element, revenue is generally recognized when the product or service is provided and the amount earned is not contingent upon any future event. If the service is provided evenly during the contract term but service billings are irregular, revenue is recognized on a straight-line basis over the contract term. The company recognizes revenue on sales to resellers and distributors (herein referred to as "resellers") when the reseller has economic substance apart from the company, credit risk, title and risk of loss to the inventory, the fee to the company is not contingent upon resale or payment by the end user, the company has no further obligations related to bringing about resale or delivery and all other revenue recognition criteria have been met.

        The Company also enters into multiple-element arrangements, which may include any combination of hardware, software, services or maintenance. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

  •
  The delivered item(s) has value to the client on a stand-alone basis;

  •
  There is objective and reliable evidence of the fair value of the undelivered item(s); and

  •
  If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the company.

        If these criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized on a straight-line basis or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. For arrangements with multiple elements, we apply the residual method to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate vendor specific objective evidence ("VSOE") of fair value of the undelivered item(s). VSOE of fair value is based upon the price for which the undelivered element is sold separately or upon substantive renewal rates stated in a contract. We determine fair value of the undelivered elements based on historical evidence of stand-alone sales of these elements to our customers. When VSOE does not exist for undelivered elements such as maintenance and support, the entire arrangement fee is recognized ratably over the performance period.

        Consulting and training services are separately priced and stated in our arrangements, are generally available from a number of suppliers, and are not essential to the functionality of our software products. Consulting services include project management, system planning, design and implementation, customer configurations, and training. Consistent with EITF 00-21 Revenue Arrangements with Multiple Deliverables, the Company determines the fair value for such services based on third party pricing.

        The Company recognizes revenue on delivered elements only if: (a) any undelivered products or services are not essential to the functionality of the delivered products or services, (b) the company has an enforceable claim to receive the amount due in the event it does not deliver the undelivered products or services, (c) there is evidence of the fair value for each undelivered product or service, and (d) the revenue recognition criteria otherwise have been met for the delivered elements. Otherwise, revenue on delivered elements is recognized when the undelivered elements are delivered.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Software and software elements (including equipment, installation and training)

        Consistent with SOP 97-2 "Software Revenue Recognition", revenue from perpetual (one-time charge) license software is recognized at the inception of the license term if all revenue recognition criteria have been met. Revenue from maintenance, unspecified upgrades on a when-and-if-available basis and technical support is recognized over the period such items are delivered.

        In the case of software arrangements that require significant production, modification, or customization of software, or the license agreements require the Company to provide implementation services that are determined to be essential to other elements of the arrangement, the Company follows the guidance in SOP 81-1, "Accounting for Performance of Construction—Type and Certain Production—Type Contracts" ("SOP 81-1"). If substantive client acceptance is required, revenue is recognized when proof of client acceptance has been received in accordance with the completed contract method. Percentage of completion is used when reasonably dependable estimates can be made, and revenue is recognized on a constant margin as contract milestones or other output based measures are achieved

Software Development

        The Company has begun to provide software development services to its customers. This solution-based approach allows the Company to customize software applications that address each client's unique document processing needs. The software applications are not dependent on legacy BancTec systems and can be deployed on numerous third party vendor hardware. The Company ultimately accounts for such software development under the percentage of completion guidance contained within SOP 81-1. Certain contracts may contain intermediate customer acceptance milestones. Management recognizes revenue on such arrangements at the lower of developmental milestones or percentage of completion.

Non-software equipment

        The Company recognizes revenue from sales of non-software related equipment and supplies when risk of loss has transferred to the client and there are no unfulfilled company obligations or upon the client's final acceptance of the arrangement. Any costs of remaining obligations that are inconsequential or perfunctory are accrued when the corresponding revenue is recognized.

Postcontract client support

        Maintenance contracts are primarily one year in duration and the revenue generated is generally recognized ratably over the term of the contract.

Maintenance services not classified as postcontract client support

        The Company's services revenue is primarily billed based on contractual rates and terms, and the Company generally recognizes revenue as these services are performed which, in some cases, is ratably over the contract term. Certain clients advance funds prior to the performance of the services. The Company recognizes revenue related to these advances as services are performed over time or on a "per call" basis. Certain estimates are used in recognizing revenue on a "per call" basis related to breakdown rates, contract types, calls related to specific contract types, and contract periods. The Company uses its best judgment to relate calls to contracts. In addition, as actual breakdown

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

experience rates are compared to estimates, such estimates may change over time and will result in adjustments to the amount of "per call" revenue.

Business process outsourcing

        The Company provides business process outsourcing services under contracts under a unit-price or fixed-price basis, which may extend up to 10 or more years. These contracts involve a single-service element and revenue is generally recognized when the Company performs the services or processes transactions in accordance with contractual performance standards. Revenues from unit-priced contracts are recognized as transactions are processed based on objective measures of output. Revenues from fixed-price contracts are recognized on a straight-line basis, unless revenues are earned and obligations are fulfilled in a different pattern. In some of these arrangements, the Company hires client employees and becomes responsible for certain client obligations. The Company continuously reviews and reassesses the estimates of contract profitability. Circumstances that potentially affect profitability over the life of the contract include decreases in volumes of transactions or other inputs/outputs on which the Company is paid, failure to deliver agreed benefits, variances from planned internal/external costs to deliver the services, and other factors affecting revenues and costs.

        Costs related to delivering outsourcing services are expensed as incurred with the exception of certain set-up costs related to activities that enable the provision of contracted services to the client. Such activities include the relocation of transitioned employees, the migration of client systems or processes, and the exit of client facilities acquired upon entering into the client contract. Deferred contract costs, including set-up costs, are amortized on a straight-line basis over the remaining original contract term unless billing patterns indicate a more accelerated method is appropriate. The recoverability of deferred contract costs associated with a particular contract is analyzed on a periodic basis using the undiscounted estimated cash flows of the whole contract over its remaining contract term. Impairment losses are recorded if such undiscounted cash flows are insufficient to recover the carrying amount of contract assets. (See discussion of critical accounting policy for outsourcing contract costs.)

Research and Development

        Research and development costs are expensed as incurred. Research and development costs for the year ended December 31, 2007, 2006 and 2005 were $6.5 million, $7.3 million and $8.8 million, respectively.

Income Taxes

        The Company and its domestic subsidiaries file a consolidated U.S. Federal income tax return. The Company's foreign subsidiaries file separate income tax returns in the countries in which their operations are based.

        Income taxes are accounted for under the asset and liability method of SFAS No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. The Company records valuation allowances related to its deferred income tax assets when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign Currency Translation

        Foreign assets and liabilities are translated using the exchange rate in effect at the balance sheet date, and results of operations are translated using an average rate for the period. Translation adjustments are accumulated and reported as a component of stockholders' equity (deficit) and comprehensive income (loss). Transaction gains and losses are included in results of operations in "Sundry, net". Foreign currency transaction gains (losses) for the years ended December 31, 2007, 2006, and 2005 were $0.3 million, $(0.2) million, and $(0.8) million, respectively. The Company does not currently hedge any of its net foreign currency exposure.

Accrued Vacation

        Prior to June 30, 2006, vacation was earned and accrued as the employee worked. A maximum of one week of unused vacation could be carried over to the subsequent year and any earned but unused vacation would be paid to the employee upon termination. Beginning June 30, 2006, the vacation policy was changed for U.S. employees to specify that vacation is provided as a company benefit, and is not earned and does not accrue. As a result, unused vacation is not payable upon termination, unless specifically provided for by state law. In addition, no unused vacation is eligible to be carried over to subsequent calendar years. As a result of this change in policy, the Company adjusted its vacation accrual to be equal to the unused vacation for employees in those states which require vacation be paid upon termination. This change was applied prospectively during the quarter and resulted in an immaterial impact to the Company's financial statements. Accrued vacation was $2.3 million and $2.1 million at December 31, 2007 and 2006, respectively.

Concentration of Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk for these instruments are limited due to the large number of clients comprising the Company's client base, and their dispersion across different geographic areas.

        The Company sells its products to clients under specified credit terms in the normal course of business. These clients' businesses can generally be classified as banking, personal computer manufacturers, financial services, insurance, healthcare, government agencies, utilities and telecommunications. During 2007, 2006, and 2005, the Company derived 19.1%, 19.5%, and 15.5%, respectively, of revenues from a single client, Dell. The loss of this revenue could have a material adverse effect on the Company. The revenue from this single source is entirely in the Information Technology and Service Management ("ITSM") business segment.

        The Company currently receives funds in advance for a significant portion of the Company's services prior to the performance of the services they relate to and management believes this mitigates the related credit risk. Due to the diversity of the Company's clients, management does not consider there to be a concentration of risk within any single business segment. However, general economic conditions that cause clients in such industries to reduce or delay their investments in products and solutions such as those offered by the Company could have a material adverse effect on the Company.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company's hardware and systems solutions are assembled using various purchased components such as PC monitors, minicomputers, encoders, communications equipment and other electronic devices. Certain products are purchased from sole- source suppliers. The Company generally has contracts with these suppliers that are renewed periodically. The Company has not experienced, nor does it foresee any significant difficulty in obtaining necessary components or subassemblies; however, if the supply of certain components or subassemblies was interrupted without sufficient notice, the result could be an interruption of product deliveries.

Fair Value of Financial Instruments

        The following estimated fair values of financial instruments have been determined by the Company using available market information and valuation methodologies:

        Cash and cash equivalents:    Carrying amount approximates fair value due to the short-term nature of the instruments.

        Short term borrowings:    Carrying amount approximates fair value due to the short-term nature of the instruments.

        Senior Notes:    The Company estimated fair value for 2006 based on an average value of recently completed market trades, resulting in a yield-to-maturity of approximately 13.08%. The notes were paid in full with the proceeds from the June 2007 Recapitalization.

        Sponsor Note:    The Company estimated fair value at December 31, 2006, using a yield-to-maturity of approximately 18.08%, based on a premium to the Senior notes discussed above. This note was paid in full with the proceeds from the June 2007 Recapitalization.

        The estimated fair values of the Company's financial instruments at December 31 are as follows:

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Cash and cash equivalents	$12,730	$12,730	$9,615	$9,615
Restricted cash	2,499	2,499	2,542	2,542
Senior Notes due 2008	—	—	93,975	87,162
Senior Subordinated Sponsor Note due 2009	—	—	107,223	89,102

Stock-based compensation

        Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), ("SFAS 123(R)") "Share-Based Payment," which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS No. 123R, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee's requisite service period (generally the vesting period of the equity grant).

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Prior to January 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company also followed the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", as amended by SFAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure".

        The Company elected to adopt the modified prospective transition method as provided by SFAS No. 123R and, accordingly, financial statement amounts for the prior periods presented in this prospectus have not been restated to reflect the fair value method of expensing share-based compensation. Under this application, the Company is required to record compensation cost for all share-based payments granted after the date of adoption based on the grant date fair value estimated in accordance with the provisions of SFAS 123R and for the unvested portion of all share-based payments previously granted that remain outstanding which were based on the grant date fair value estimated in accordance with the original provisions of SFAS 123.

2000 Stock Plan

        Effective July 1, 2000, the Company adopted the 2000 Stock Plan (the "Plan"), which provides for the grant to employees of incentive options, non-qualified stock options, and restricted stock awards.

        Incentive Options.    During the year ended December 31, 2006, the Company granted 462,500 incentive options under the Plan. During the twelve months ended December 31, 2007, 70,000 incentive options were granted under the Plan. These incentive options were granted at a fixed exercise price of $2.25 per option share, which represented 100% of the fair market value of the shares of common stock on the date of grant. Options granted under the Plan in 2007 and 2006 vest over a four-year period at 25% per year and have a contractual term of 10 years.

        Non-qualified Stock Options.    No non-qualified stock options were granted during the year ended December 31, 2007 and 2006. When granted under the Plan, non-qualified options are granted at a fixed exercise price equal to, more than, or less than 100% of the fair market value of the shares of stock on the date of grant. All outstanding options have a contractual term of 10 years.

        At December 30, 2005, with board of directors' approval, all stock options were repriced from a previous strike price of $9.25 to a strike price of $2.25. No other provisions of the stock options were modified.

        Following the closing of our June 2007 Recapitalization, we cancelled all outstanding options under the Plan and paid each holder thereof $0.30 per option share, which represents the amount by which the net proceeds of $2.55 per share of common stock received by our former stockholders in the June 2007 Recapitalization exceeded the exercise price of $2.25 per share applicable to the option shares.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        A combined summary of activity, including restricted stock awards, in the Plan during the twelve months ended December 31, 2006 and 2007 is as follows:

	Incentive Shares	Non-qualified Shares	Weighted Average Exercise Price
Options outstanding—December 31, 2005	2,343,740	31,760	$2.25
Granted	462,500	—	$2.25
Forfeited	(127,000)	—	$2.25
Exercised	—	—	—

Options outstanding—December 31, 2006	2,679,240	31,760	$2.25
Granted	70,000	—	$2.25
Forfeited	(17,500)	—	$2.25
Exercised	(2,731,740)	(31,760)	—

Options outstanding—December 31, 2007	—	—	$2.25

        The Company calculated the estimated fair value on the date of grant for each stock option using the Black-Scholes option-pricing model.

        The following table presents share-based compensation expenses for continuing operations included in the Company's Condensed Consolidated Statements of Operations:

	Years Ended December 31,
	2007	2006
Stock-based compensation expense recorded as selling, general and administrative, net of tax benefit of $0	$590,000	$249,000

	Years Ended December 31,
Weighted Average
	2007	2006	2005
Risk free interest rate	4.67%	4.67%	4.70%
Expected life	10 years	10 years	10 years
Expected volatility	40.00%	40.00%	40.00%
Fair value of options granted	$0.44	$0.44	$0.42

        The Company's computation of expected volatility for the fiscal year ended December 31, 2007 was based on historical and implied volatilities of comparables. The estimated expected term is not shorter than the vesting period of the option contract and represents the first possible exercise date and this date would represent the shortest time span that the options can exist. The risk-free interest rate is based on the implied yield available on U.S. Treasury securities with an equivalent remaining term. The Company has not paid dividends in the past and does not currently plan to pay dividends in the near future so the dividend yield used is zero.

2007 Equity Incentive Plan

        Effective June 18, 2007, the Company adopted the 2007 Equity Incentive Plan, which provides for the grant to employees of incentive options, non-qualified stock options, and restricted stock awards.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Incentive Options.    During the twelve months ended December 31, 2007, 2,780,000 incentive options were granted under the 2007 Equity Incentive Plan. As granted under the 2007 Equity Incentive Plan, these incentive options have a fixed exercise price of $8.00 per option share, representing 100% of the fair market value of the shares of stock on the date of grant. Options granted in 2007 under the 2007 Equity Incentive Plan vest over a four-year period at 25% per year and have a contractual term of 10 years.

        Non-qualified Stock Options.    We granted 505,000 non-qualified stock options under the 2007 Equity Incentive Plan during the twelve months ended December 31, 2007. There were 20,000 options forfeited during the twelve months ended December 31, 2007. As granted under the 2007 Equity Incentive Plan, these non-qualified options vest over a four-year period at 25% per year and have a fixed exercise price of $8.00 per option share, representing no less than 100% of the fair market value of the shares of stock on the date of grant. All outstanding options have a contractual term of 10 years.

        A summary of activity in the 2007 Equity Incentive Plan during the twelve months ended December 31, 2007 is as follows:

	Incentive Shares	Weighted Average Exercise Price	Weighted Average Grant-Date Fair Value
Options outstanding—December 31, 2006	—
Granted	3,285,000	$8.00	$3.52
Forfeited	20,000	$8.00	$3.52
Exercised	—	—	—

Options outstanding—December 31, 2007	3,265,000	$8.00	$3.52

        The following table presents the vested status of all options outstanding at December 31, 2007 under the 2007 Equity Incentive Plan:

Shares
Total options outstanding	3,265,000
Vested options	—

Non-vested options	3,265,000

Options exercisable	—

Compensation related to non-vested options	$9,761,587

Weighted average period related to non-vested opthions	3.5 years
Weighted average remaining contractual life	9.5 years

        The fair value of each stock-option grant under the stock option plans was estimated on the date of grant using the Black-Scholes option-pricing model, and compensation cost is recorded on a straight-

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

line basis over the share vesting period. The weighted average grant date fair value of each stock-option grant was estimated to be $3.52 using the following weighted-average assumptions and results:

Weighted Average	Year Ended December 31, 2007
Risk free interest rate	4.78%
Expected life	6.25 years
Expected volatility	35.00%
Fair value of options granted	$3.52

        The Company's computation of expected volatility for the fiscal year ended December 31, 2007 was based on historical and implied volatilities of comparables. The Company estimated the expected life of "plain vanilla" options granted under the 2007 Equity Incentive Plan using the simplified method permissible under SAB No. 110. The SEC Staff will accept the use of the simplified method for grants for which an entity does not have sufficient historical exercise data and will not object to the use of the simplified method in the periods before an entity becomes public. The risk-free interest rate is based on the implied yield available on U.S. Treasury securities with an equivalent remaining term. The Company has not paid dividends in the past and does not currently plan to pay dividends in the near future so the dividend yield used is zero.

        Restricted Stock Awards.    During the twelve months ended December 31, 2007, 466,000 shares of restricted stock were awarded to certain of our executive officers. Restricted shares awarded under the 2007 Equity Incentive Plan vest over a four-year period at 25% per year, and the compensation cost is recorded on a straight-line basis over the vesting period.

        The weighted average grant date fair value of each incentive share awarded was estimated to be $8.00, the offering price per common share on the date of our June 2007 Recapitalization. The following table presents the vested status of all restricted stock awards outstanding at December 31, 2007 under the 2007 Equity Incentive Plan:

	Shares	Weighted Average Grant-Date Fair Value
Total incentive shares outstanding	466,000	$8.00
Vested shares	0	—

Nonvested shares	466,000	$8.00

Compensation related to nonvested shares	$3,250,568

Weighted-average period related to non-vested shares	3.5 years

Weighted-average remaining contractual life	9.5 years

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following table presents share-based compensation expenses for continuing operations included in the Company's condensed consolidated statements of operations:

	Years Ended December 31,
	2007	2006
Stock-based compensation expense, net of tax benefit of $0	$1,911,000	$—

        As of December 31, 2007, 25,000 shares of BancTec common stock were available for future grant under the 2007 Equity Incentive Plan.

NEW ACCOUNTING PRONOUNCEMENTS

        In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new fair value measurement. SFAS No. 157, as originally issued, was effective for fiscal years beginning after November 15, 2007. However, in December 2007, the FASB issued FASB Staff Position FAS 157-b, which deferred the effective date of SFAS No. 157 for one year, as it relates to nonfinancial assets and liabilities. The provisions of SFAS No. 157 as it relates to financial assets and liabilities are effective as of the beginning of fiscal year 2009. The Company is currently evaluating the impact of adopting SFAS No. 157 on the consolidated financial statements and related disclosures.

        In September 2006, the FASB issued SFAS 158, "Employers' Accounting for Defined Benefit Pension and Other Post-Retirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R)" ("SFAS 158"), which requires that the Company recognize the over-funded or under-funded status of the Company's defined benefit post-retirement plans as an asset or liability in the Company's 2006 year-end balance sheet, with changes in the funded status recognized through comprehensive income in the year in which they occur. The funded status is measured by the difference between plan assets at fair value and the projected benefit obligation in its statement of financial position. The Company uses a December 31 measurement date for this plan. The Company adopted SFAS 158 in the Consolidated Financial Statements, with no material impact when adopted.

        In February 2007, the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115" ("SFAS 159"). The fair value option permits entities to choose to measure eligible financial instruments at fair value at specified election dates. The entity will report unrealized gains and losses on the items on which it has elected the fair value option in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company on January 1, 2009. The Company is currently evaluating the effect of adopting SFAS 159, but does not expect it to have a material impact on its consolidated results of operations or financial condition.

        In December 2007, the FASB issued SFAS 141(R), "Business Combinations" ("SFAS 141(R)"). This Statement replaces SFAS 141, "Business Combinations", and requires an acquirer to recognize the

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

assets acquired, the liabilities assumed, including those arising from contractual contingencies, any contingent consideration, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141(R)). In addition, SFAS 141(R)'s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer. SFAS 141(R) amends SFAS No. 109, "Accounting for Income Taxes", to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. It also amends SFAS 142, "Goodwill and Other Intangible Assets", to, among other things, provide guidance on the impairment testing of acquired research and development intangible assets and assets that the acquirer intends not to use. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Management is currently assessing the potential impact that the adoption of SFAS 141(R) could have on our financial statements.

        In December 2007, the FASB issued SFAS 160, "Noncontrolling Interests in Consolidated Financial Statements" ("SFAS 160"). SFAS 160 amends Accounting Research Bulletin 51, "Consolidated Financial Statements", to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. SFAS 160 is effective for fiscal periods, and interim periods within those fiscal years, beginning on or after December 15, 2008. Management is currently assessing the potential impact that the adoption of SFAS 160 could have on our financial statements.

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133" ("SFAS No. 161"). SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance and cash flows. Entities are required to provide enhanced disclosures about: how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We will adopt SFAS No. 161 beginning of fiscal year 2009. The Company is

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

currently evaluating the impact the adoption of SFAS No. 161 will have on our consolidated financial statements.

NOTE B—SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING TRANSACTIONS

        The accompanying Consolidated Statements of Cash Flows include the following non-cash investing and financing transactions:

	Years Ended December 31,
	2007	2006	2005
	(in thousands)
Capital lease obligation incurred for lease of computer hardware	$846	$1,301	$1,179
Inventory put in service as fixed assets	948	458	1,532
Financing obligation incurred for purchase of computer software	—	—	1,860
Purchases of fixed assets included in accounts payable at year end	411	1,614	—

NOTE C—RESTRUCTURING

        Restructuring.    As a part of the Company's focus on cost efficiency, management makes ongoing staff reductions as needed. Severance charges are included in the cost of sales, selling, general and administrative and product development expense line items in the accompanying consolidated Statements of Operations. The Company has an Employee Separation Policy and Severance Plan that defines benefits payable to an employee that meet certain criteria under this plan. Consistent with the provision of SFAS No. 112, "Employer's Accounting for Postemployment Benefits" severance liabilities are accrued when the amount of liability is probable and estimable consistent with SFAS No. 5, "Accounting for Contingencies".

        Changes to the Company's accrued severance liability, included in Other Accrued Expenses and Liabilities in the accompanying Consolidated Balance Sheets, during the years ended December 31, 2006 and 2007 are summarized as follows:

	Americas	ITSM	EMEA	Corp/Elims	Total
	(in thousands)
Balance at January 1, 2006	$216	$—	$67	$140	$423
Severance expense	557	890	127	111	1,685
Severance paid	(590)	(890)	(183)	(251)	(1,914)

Balance at December 31, 2006	$183	$—	$11	$—	$194
Severance expense	459	630	130	26	1,245
Severance paid	(532)	(525)	(135)	(26)	(1,218)

Balance at December 31, 2007	$110	$105	$6	$—	$221

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE D—ACQUISITIONS

Purchase Combination

        On November 15, 2005, the Company completed the acquisition of 100% of the common stock of SDS Applications Limited for a net purchase price of $3.9 million plus a contingent payment of up to $0.4 million. The term for satisfying the contingency lapsed December 31, 2007. This contingent payment was never recorded as the liability never became probable.

        The allocation of the net purchase price was as follows (in thousands):

	Value Assigned	Life in Years
Net working capital	$297	N/A
Property and equipment	115	1 to 5 years
Trade name and trademarks	485	Indefinite
Software	1,640	10 years
Maintenance agreements	408	15 years
Non-compete agreements	232	3 years
Client relationships	230	8 years
Goodwill	500	Indefinite

	$3,907

        These intangibles assets are foreign currency denominated. The amounts are subject to translation at each balance sheet date. The Company records the change to its Accumulated Other Comprehensive Loss on the accompanying Consolidated Balance Sheets.

        Intangible assets were allocated to the Europe, Middle East and Africa ("EMEA") segment. Definite life intangible assets are being amortized to cost of product revenue over its estimated useful life. The consolidated financial statements include the operating results of SDS Applications Limited from the date of purchase. Pro forma results of operations have not been presented because the effect of this acquisition was not material.

NOTE E—INVENTORIES, NET

        Inventory consists of the following:

	December 31,
	2007	2006
	(in thousands)
Raw materials	$9,944	$10,128
Work-in-progress	4,045	4,656
Finished goods	22,385	23,724

	36,374	38,508
Less inventory reserves	(13,969)	(14,716)

Inventories, net	$22,405	$23,792

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE F—INTANGIBLE ASSETS

        A summary of amortizable intangible assets as of December 31, 2007 and 2006 is as follows:

	December 31, 2007
	Gross Carrying Value	Accumulated Amortization	Net
	(in thousands)
Outsourcing contract costs	$11,620	$3,295	$8,325
Client and other intangible assets	5,959	1,998	3,961

Total amortizable intangible assets	$17,579	$5,293	$12,286

	December 31, 2006
	Gross Carrying Value	Accumulated Amortization	Net
	(in thousands)
Outsourcing contract costs	$4,489	$526	$3,963
Client and other intangible assets	5,871	1,160	4,711

Total amortizable intangible assets	$10,360	$1,686	$8,674

        Outsourcing contract costs are comprised of two general categories of expenses: deferred commissions and other deferred contract acquisition costs. Deferred contract acquisition costs include direct incremental costs associated with contract negotiation, such as legal fees, and costs incurred to transform client processes and technology in direct support of implementing the contract terms and conditions, such as labor and travel costs and are capitalized in accordance with SOP 81-1 and Technical Bulletin 90-1. These costs are amortized on a straight-line basis over the remaining original contract term unless billing patterns indicate a more accelerated method is appropriate.

        See "Note A—Outsourcing Contract Costs" for additional discussion of the accounting policies for outsourcing contract costs.

        Amortization related to intangible assets was $3.5 million and $1.4 million for the years ended December 31, 2007 and 2006, respectively. Components of the Company's intangible assets include amounts that are foreign currency denominated. These amounts are subject to translation at each balance sheet date. The Company records the change to its Accumulated Other Comprehensive Loss on the accompanying consolidated balance sheet.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE G—DEBT AND OTHER LIABILITIES

        Debt and other obligations consist of the following:

	December 31,
	2007	2006
	(in thousands)
Senior Notes, due 2008	$—	$93,975
Revolving credit facility	13,460	31,533
Senior Subordinated Sponsor Note due 2009 (unsecured)	—	107,223
Financing Arrangement	643	1,286

	14,103	234,017
Less: Current portion	14,103	32,176

	$—	$201,841

        Revolving Credit Facility.    The Company has a revolving credit facility (the "Revolver") provided by General Electric Capital Corporation, successor-in-interest to Heller Financial, Inc. ("GE"). Effective March 31, 2006, the Company and GE entered into an amendment to the Revolver which extended the maturity date from May 30, 2006 to May 1, 2008. The committed amount is $40 million, with a letter-of-credit sub-limit of $10 million. On October 6, 2006, the Company and GE entered into an amendment to the Revolver which provides for a $5.0 million Term Loan to the Company and reduces the availability under the Revolver from $40 million to $35 million. In, addition, on March 22, 2007, the Company and GE entered into an amendment to the Revolver which provides for an additional $10.0 million Term Loan to the Company, thus reducing the availability under the Revolver from $35.0 million to $25.0 million. The total potential availability under the Loan and Security agreement, however, remains at $40 million. On June 27, 2007, the Company entered into an amendment to the Revolver with GE which provided for a one-time pay-off of our outstanding term loans while keeping in effect a $15 million term loan commitment to the Company.

        The Revolver is secured by substantially all the assets of the Company. Funds availability under the Revolver is determined by a borrowing-base formula equal to a specified percentage of the value of the Company's eligible accounts receivable, inventory, owned real property, machinery and equipment and pledged cash. At December 31, 2007, the Company had $13.5 million outstanding under the Revolver and $0.4 million outstanding letters of credit. The availability remaining under the Revolver that the Company can draw was $26.1 million at December 31, 2007. A commitment fee of 0.375% per annum on the unused portion of the Revolver is payable quarterly. The balance outstanding under the Revolver is classified in current obligations in the accompanying Condensed Consolidated Balance Sheets.

        The interest rate on borrowings under the Revolver is, at the Company's option, either (1) 0.25% over prime or (2) 1.75% over LIBOR. At December 31, 2007, the Company's weighted average rate on the Revolver was 7.5%.

        Under the Revolver, substantially all of the Company's domestic cash receipts (including proceeds from accounts receivable and asset sales) must be applied to repay the outstanding loans, which may be re-borrowed subject to availability in accordance with the borrowing base formula. The Revolver contains restrictions on the use of cash for dividend payments or non-scheduled principal payments on certain indebtedness.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE G—DEBT AND OTHER LIABILITIES (Continued)

        The Revolver contains various representations, warranties and covenants, including financial covenants as to minimum fixed financial covenants and events of default.

        Restricted cash at December 31, 2007 and 2006 of $2.5 million represented cash in escrow from a client deposit.

        Senior Notes.    The Company's Senior Notes (the "Senior Notes") accrued interest at a fixed 7.5% rate which was due and payable in semi-annual installments. The Senior Notes contained covenants placing limitations on the Company's ability to permit subsidiaries to incur certain debts, incur certain loans and liens, and engage in certain sale and leaseback transactions. At December 31, 2007 and 2006, the Company had $0 million and $94.0 million, respectively, outstanding on the Senior Notes. On July 27, 2007, the Company redeemed the entire amount of the Senior Notes, including accrued interest and prepayment fees, for $96.8 million using the proceeds of the June 2007 Recapitalization.

        Senior Subordinated Unsecured Sponsor Note.    On June 27, 2007, the Company redeemed the entire amount of the Sponsor Note, including accrued interest and prepayment fees, for $110.7 million using the proceeds of the June 2007 Recapitalization.

        Financing Arrangements.    During 2005, the Company entered into a financing arrangement for $2.1 million that pertained to computer software. At December 31, 2007, the Company had financing arrangement balances outstanding of $0.6 million, of which $0.6 million was classified as current. This arrangement accrues interest at a fixed 8.0% rate. This arrangement has one remaining annual installment due January 2008.

        Equity Line of Credit.    Effective December 31, 2006, the Company and its majority shareholder, Welsh, Carson, Anderson & Stowe VIII, L.P. and its associates ("WCAS"), entered into an arrangement whereby WCAS provided a commitment to purchase up to an additional $15.0 million of Series B preferred stock for cash. No accounting recognition has been given to this right of BancTec to put its Series B preferred stock, upon occurrence of certain events, to WCAS, primarily due to the parent/subsidiary nature of the arrangement. During the six months ended June 30, 2007, 53,333 shares of Series B preferred stock had been purchased under this commitment for a total of $8.0 million. Following the closing of our June 2007 Recapitalization we used a portion of the proceeds therefrom to purchase and retire all outstanding shares of our Series B preferred stock.

        Capital Leases.    During 2007, the Company entered into capital leases for $0.8 million that pertained to computer hardware. During 2006, the Company entered into a capital lease for $1.3 million that pertained to computer hardware. Amounts due under capital leases are recorded as liabilities. The Company's interest in assets acquired under capital leases is recorded as property and equipment on the accompanying Condensed Consolidated Financial Statements. The gross amount of assets held under capital lease were $3.3 million and $2.8 million as of December 31, 2007 and 2006, respectively. Amortization of assets recorded under capital leases is included in depreciation expense. The current obligations under capital leases are classified in the Current Liabilities section of the accompanying Consolidated Balance Sheets and the non-current portion of capital leases are included in Other Liabilities.

        At December 31, 2007, the Company had capital lease balances outstanding of $2.0 million, of which $0.8 million was classified as current and $1.2 million was classified as long-term.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE G—DEBT AND OTHER LIABILITIES (Continued)

        The Company had no outstanding foreign-credit balances as of December 31, 2007.

        The Company paid cash totaling $9.3 million, $18.9 million, and $19.2 million, for interest during the twelve months ended December 31, 2007, 2006, and 2005, respectively. During the years ended December 31, 2007, 2006 and 2005, the Company capitalized no interest costs.

NOTE H—REDEEMABLE PREFERRED STOCK

        The company had no outstanding preferred stock as of December 31, 2007.

        The $42.4 million payout to the Series A and B preferred stockholders includes $20.2 million for the redemption of the Series A preferred stock and $22.2 million for the redemption of Series B preferred stock.

        The $20.2 million redemption amount for Series A preferred stock includes 100,000 shares issued in September 2000 at a purchase price of $15.0 million, 667 shares issued in November 2002 at a purchase price of $0.1 million, and $5.1 million of accumulated and unpaid dividends through December 31, 2004. Effective January 1, 2005, the Series A preferred stock agreement was amended to eliminate dividends payable on all Series A preferred stock.

        The $22.2 million redemption amount for the Series B preferred stock includes 35,520 shares issued in February 2001 at a purchase price of $5.3 million, accumulated and unpaid dividends on such February 2001 shares of $8.2 million accrued through December 31, 2004, 53,333 shares issued in February 2007 at a purchase price of $8 million, and accumulated and unpaid dividends on such February 2007 shares of $0.7 million accrued through the redemption date. Effective January 1, 2005, the Series B preferred stock agreement was amended to eliminate the dividends payable on previously issued Series B preferred stock.

SERIES A PREFERRED STOCK

        In September 2000, the Company issued 100,000 shares of $0.01 par value Series A preferred stock to WCAS, its primary owners in exchange for $15.0 million in cash. The aggregate liquidation preference/redemption value was $15.0 million, plus accumulated and unpaid dividends of $5.161 million at December 31, 2006. The Company had the right to redeem the Series A preferred stock at any time by paying for each share the "stated value" per share, which was $150 per share at the time of redemption. In addition, upon the occurrence of certain events, as defined, and upon the approval of a majority of the holders of the Series A preferred stock, the Company was required to redeem the shares. Due to the redemption rights at the option of the holder, the Series A preferred stock was classified as mezzanine equity. Each share of Series A preferred stock included a warrant to purchase between 2.5 and 7.75 shares of common stock at $0.01 per share. Common stock exercisable by such warrant totaled 750,000 shares at the time of redemption and could have been exercised at any time from the date of purchase.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE H—REDEEMABLE PREFERRED STOCK (Continued)

        The allocation of proceeds from the September 2000 issuance of the Series A preferred stock was as follows:

Allocation of Proceeds
Series A Preferred Stock	$11,274,000
Subscription Stock Warrants	$3,726,000

Total Proceeds	$15,000,000

        On November 1, 2002, BancTec Intermediate Holding, Inc. contributed $100,000 to the Company in exchange for 667 shares of Series A preferred stock of the Company. These shares do not include warrants. The allocation of proceeds from the November 2002 issuance of Series A preferred stock was as follows:

Total Value received	$100,000.00
# of Preferred Shares	667
Stated Value per share	$150.00

        For the year ended December 31, 2004, accretion of the related discount and accrued but unpaid dividends totaled $1.7 million, having been accreted through March 31, 2004. At that time the board of directors approved an amendment to remove the mandatory redemption date of the Series A preferred stock. Accretion of discount ceased as of March 31, 2004. Effective January 1, 2005, the Series A preferred stock agreement was amended to eliminate the dividends payable on the Series A preferred stock. As a result, no dividends were accrued during the years ended December 31, 2005, 2006 and 2007.

The Computation of Stated Value of the Series A Preferred Stock at December 31, 2005 and through retirement:

Total of Value Received	$15,100,000
Total Accumulated Dividends	5,165,879

Total Value	$20,265,879
Number of Shares	100,667

Stated Value per share	$201.32

The Computation of Carrying Value of the Series A Preferred Stock at December 31, 2005 and through retirement:

Total Allocated Value	$11,374,000
Total Discount Accretion	1,500,203
Total Accrued Dividends	5,165,879

Total value per Balance Sheet	$18,040,082

        The values shown above were all redeemed as part of the June 2007 Recapitalization.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE H—REDEEMABLE PREFERRED STOCK (Continued)

SERIES B PREFERRED STOCK

        In February 2001, the Company issued 35,520 shares of $0.01 par value Series B preferred stock to its primary owners, WCAS in exchange for $5.3 million in cash. The aggregate liquidation preference/redemption value at December 31, 2006 was $13.5 million, including accumulated and unpaid dividends. The Company has the right to redeem the Series B preferred stock at any time by paying for each share the Stated Value per share as of the redemption date. Each share of Series B preferred stock was convertible into shares of common stock at any time. The number of shares of common stock was determined by multiplying the number of shares being converted by $150.00 and dividing the result by $8.325 per share. The conversion rate was subject to various adjustments (for anti-dilution). The Company was required to keep available approximately 640,000 common shares for issuance upon conversion of all outstanding shares of Series B preferred stock.

        Effective January 1, 2005, the Series B preferred stock agreement was amended to eliminate the dividends payable on previously issued Series B preferred stock. As a result, no dividends were accrued during the year ended December 31, 2005, 2006 and 2007.

        Effective December 31, 2006, the Company and its majority shareholder, WCAS, entered into an arrangement whereby WCAS provided a commitment to purchase up to an additional $15.0 million of Series B preferred stock for cash. No accounting recognition was given to this right of BancTec to put its Series B preferred stock, upon occurrence of certain events, to WCAS, primarily due to the parent/subsidiary nature of the arrangement. As of March 31, 2007, 53,333 shares of Series B Preferred stock had been purchased under this commitment for a total of $8.0 million. Dividends on these 53,333 shares of Series B preferred stock accrue quarterly at an annual dividend rate of 25% of the then "Stated Value." The Stated Value equals $150.00 per share plus accumulated and unpaid dividends. Prior to the June 2007 Recapitalization accrued but unpaid dividends totaled $0.7 million.

        These shares were redeemed as part of the June 2007 Recapitalization.

NOTE I—RECAPITALIZATION

        In June 2007, through written consents of its stockholders and board of directors, the Company amended and restated its certificate of incorporation and authorized (i) an increase in the number of authorized shares of BancTec preferred stock from 200,000 shares to 10,000,000 shares with a par value of $0.01 per share and (ii) an increase in the number of authorized shares of BancTec common stock from 21,800,000 to 100,000,000 shares with a par value of $0.01 per share.

        In connection with the June 2007 Recapitalization, the stockholders and board of directors of BancTec also authorized the issuance and sale of 46,575,000 shares of BancTec common stock in a private equity placement for net proceeds of approximately $345 million (after the initial purchaser's discount, placements fees and other offering expenses). The Company used approximately $91.6 million of the net proceeds to purchase and retire all of the outstanding common and preferred stock and options from the existing stockholders.

        Of the remaining net proceeds, the Company used (i) approximately $35.9 million to repay substantially all the indebtedness then outstanding on our previous Revolver (ii) $96.8 million to redeem in full the outstanding Senior Notes, plus accrued principle and interest thereon, (iii) $113.5 million to prepay all principal, premium and interest on the Sponsor Note, and (iv) $7.2 million for working capital and general corporate purposes.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE J—OTHER ACCRUED EXPENSES AND LIABILITIES

        Other accrued expenses and liabilities consist of the following:

	December 31,
	2007	2006
	(in thousands)
Salaries, wages and other compensation	$11,493	$12,089
Accrued taxes, other than income taxes	5,039	5,299
Accrued interest payable	129	860
Accrued invoices and costs	—	2,025
Other	10,277	8,979

	$26,938	$29,252

NOTE K—TAXES

        The Company adopted the provisions of FASB Interpretation No. 48 "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109" ("FIN 48") on January 1, 2007. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. At the adoption date and as of December 31, 2007, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required.

        The Company may from time to time be assessed interest or penalties by major tax jurisdictions. The Company recognizes interest and penalties related to estimated tax positions in income tax expense. No significant interest and penalties have been recognized by the Company to date.

        With few exceptions, the Company is no longer subject to examination for its U.S. Federal and state, foreign and local jurisdictions for years prior to 2003.

        The Company's provision for income taxes for the twelve months ended December 31, 2007 and 2006 was $7.1 million and $4.8 million, respectively, reflecting an effective tax rate of 715.4% and 121.4%, respectively. The effective tax rate differs from the statutory rate primarily due to the impact of different effective rates in some overseas jurisdictions and the impact of changes in the valuation allowance on net deferred tax assets.

        A valuation allowance has been provided to reduce the deferred tax asset to an amount management believes is more likely than not to be realized. Expected realization of deferred tax assets for which a valuation allowance has not been recognized is based upon the reversal of existing taxable temporary differences and taxable income expected to be generated in the future. The need for a valuation allowance on deferred tax assets is evaluated on a jurisdiction by jurisdiction basis. As a result, certain of the foreign subsidiaries' deferred tax assets are not reserved with a valuation allowance due to their history of profitability.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE K—TAXES (Continued)

        Components of the valuation allowance are as follows:

	Years Ended December 31,
	2007	2006	2005
	(in thousands)
Valuation allowance at beginning of year	$83,022	$78,832	$76,184
(Decrease) increase in valuation allowance	(2,071)	(596)	(2,602)
Tax deductible loss	8,108	5,144	5,187
Other	(655)	(358)	63

Valuation allowance at end of year	$88,404	$83,022	$78,832

        The income tax expense (benefit) on net (loss) income consists of the following:

	Years Ended December 31,
	2007	2006	2005
	(in thousands)
Current:
Federal	$—	$(968)	$184
State	259	(10)	(406)
Foreign	7,026	3,308	4,169

Total current	7,285	2,330	3,947

Deferred:
Federal	—	—	—
State	—	—	—
Foreign	(141)	2,455	(2,324)

Total deferred	(141)	2,455	(2,324)

	$7,144	$4,785	$1,623

        The difference between the income tax provision on net (loss) income computed at the statutory federal income tax rate and the financial statement provision for taxes is summarized as follows:

	Years Ended December 31,
	2007	2006	2005
	(in thousands)
Provision (benefit) at U.S. statutory rate of 35% for all periods	$349	$1,380	$(1,985)
Increase in tax expense resulting from:
Impact of foreign and Puerto Rico income tax rate	455	(685)	13
State income tax, net of federal income tax benefit	(481)	(491)	(333)
Change in valuation allowance	6,783	4,487	1,490
Permanent differences	237	1,165	2,577
Other, net	(199)	(1,071)	(139)

	$7,144	$4,785	$1,623

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE K—TAXES (Continued)

        The Company paid cash totaling $7.5 million, $3.5 million, and $1.6 million for income taxes during the years ended December 31, 2007, 2006 and 2005, respectively.

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2007 and 2006 are presented below:

	December 31,
	2007	2006
	(in thousands)
Gross deferred tax assets:
Net operating losses	$74,254	$59,663
AMT credit carry forwards	101	101
Inventory reserves	5,798	6,211
Receivable allowance	164	173
Intangible assets previously deducted	(121)	638
Deferred revenues	2,023	7,027
Deferred compensation	2,638	3,349
Foreign timing differences, net	8,461	8,792
Depreciation	1,634	3,683
Other	2,561	2,582

Total gross deferred tax asset	97,513	92,219

Gross deferred tax liability:
Intangible assets previously deducted	—	—

Total gross deferred tax liability	—	—
Deferred tax asset valuation reserve	(88,404)	(83,022)

Net deferred tax asset	$9,109	$9,197

        A valuation allowance has been provided to reduce the deferred tax assets to an amount management believes is more likely than not to be realized. Expected realization of deferred tax assets for which a valuation allowance has not been recognized is based upon the reversal of existing taxable temporary differences and taxable income expected to be generated in the future. The need for a valuation allowance on deferred tax assets is evaluated on a jurisdiction by jurisdiction bases. As a result, certain of the foreign subsidiaries deferred tax assets are not reserved with a valuation allowance due to their history of profitability.

        Company's effective tax rate was 715.4%, 121.4%, (28.6%) for the years ended December 31, 2007, 2006, and 2005, respectively.

        The Company's foreign and domestic net operating loss carry forwards of $197.1 million expire as follows: $0 million in 2008 through 2012, $0.4 million in the period from 2013 through 2018, $91.0 million in the period from 2019 through 2023, $82.9 million in the period 2024 through 2028 and $22.8 million with no expiration.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE K—TAXES (Continued)

        Components of net (loss) income before income tax expense (benefit) are as follows:

	Years Ended December 31,
	2007	2006	2005
	(in thousands)
United States	$(20,842)	$(16,121)	$(20,400)
Foreign	21,841	20,064	14,728

Net (loss) income	$999	$3,943	$(5,672)

        Undistributed earnings of foreign subsidiaries included in continuing operations were approximately $31.5 million, $25.6 million, and $17.0 million, at December 31, 2007, 2006 and 2005, respectively. No taxes have been provided on the undistributed earnings as they are considered to be permanently reinvested.

        In October 2004, the Jobs Creation Act was enacted. One of the provisions of this act provides a deduction for income from qualified domestic production activities ("QPI"). The deduction, which cannot exceed 50% of annual wages paid, is phased in as follows: 3% of QPI in 2005-2006, 6% in 2007-2009, and 9% in 2010 and thereafter. The Jobs Creation Act also provides for a two-year phase-out of the existing extra-territorial income exclusion for foreign sales with a 20% phase-out in 2005, 40% in 2006 and 100% thereafter. The impact on the Company's tax rate of the new manufacturing deduction at a fully phased-in rate of 9% is not anticipated to have a material impact on the Company's financial statements.

        The Jobs Creation Act also creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and uncertainty remains as to how to interpret numerous provisions in the Jobs Creation Act. As of December 31, 2007, the Company does not plan to apply the 85% dividends received deduction for any repatriated accumulated income.

        As a matter of course, the Company is regularly examined by federal, state and foreign tax authorities. Tax years subject to review are 2007, 2006, 2005, 2004 and 2003. Although the results of these examinations are uncertain, based on currently available information, the Company believes that the ultimate outcome will not have a material adverse effect on the Company's financial statements.

NOTE L—EMPLOYEE BENEFIT PLANS

U.S. 401(K) Plan

        The Company's Employees' Savings Plan (the "401(k) Plan") allows substantially all full-time and part-time U.S. employees to make contributions defined by Section 401(k) of the Internal Revenue Code. Beginning January 1, 2006 the Company's 401(k) Plan changed to match 10% of the first 5% of the participants' qualifying total pre-tax contributions. No amounts were expensed under the plan for the year ended December 31, 2005, as no matching contributions were made in the years. For each of the years ended December 31, 2007 and 2006, the Company recorded expense of $0.2 for matching contributions.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE L—EMPLOYEE BENEFIT PLANS (Continued)

U.K. Pension Plan

        The Company's subsidiary in the United Kingdom provides pension benefits to retirees and eligible dependents. Employees eligible for participation include all full-time regular employees who are more than three years from retirement. A retirement pension or a lump-sum payment may be paid dependent upon length of service at the mandatory retirement age. The Company accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Company uses a December 31 measurement date for this plan.

        On September 29, 2006, SFAS No. 158 was issued. SFAS 158 required, among other things, the recognition of the funded status of each defined pension benefit plan on the balance sheet. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. The initial impact of the standard due to unrecognized prior service costs or credits and net actuarial gains or losses as well as subsequent changes in the funded status is recognized as a component of accumulated comprehensive loss in shareholders' equity. Additional minimum pension liabilities ("AML") and related intangible assets are also derecognized upon adoption of the new standard. SFAS 158 required initial application for fiscal years ending after December 15, 2006. The Company adopted SFAS 158 as of December 31, 2006, however, the Company previously accounted for their defined pension benefit plan in accordance with the provisions of SFAS 158, including the measurement date provisions. As a result, no impact was recognized in the AML as of December 31, 2006. The disclosure requirements of SFAS 158 have also been adopted effective December 31, 2006.

	Years Ended December 31,
	2007	2006
	(in thousands)
Change in Benefit Obligation
Benefit obligation at beginning of year	$51,544	$43,527
Service cost	1,135	956
Interest cost	2,713	2,202
Plan participants' contributions	858	813
Actuarial loss	(90)	(1,789)
Benefits paid	(644)	(290)
Foreign-exchange rate changes	736	6,125

Benefit Obligation at end of year	$56,252	$51,544

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE L—EMPLOYEE BENEFIT PLANS (Continued)

Change in Plan Assets
Fair value of plan assets at beginning of year	$28,193	$20,808
Actual return on plan assets	2,291	1,583
Employer contributions	2,309	2,145
Plan participants' contributions	858	813
Benefits paid	(644)	(290)
Foreign-exchange rate changes	385	3,134

Fair value of plan assets at end of year	$33,392	$28,193

Funded status at end of year	$(22,860)	$(23,351)

Amounts recognized in accumulated other comprehensive loss consists of:
Net actuarial loss	$15,210	$16,189
Prior service cost	—	—

Net amount recognized in accumulated other comprehensive loss	$15,210	$16,189

Plans with underfunded or non-funded accumulated benefit obligation:
Aggregate projected benefit obligation	$56,252	$51,544
Aggregate accumulated benefit obligation	56,252	51,544
Aggregate fair value of plan assets	33,392	28,193

        The liability recorded on the Company's Consolidated Balance Sheet representing the funded status of this plan is different than the cumulative expense recognized for this plan. The difference relates to losses that are deferred and that will be amortized into periodic benefit costs in future periods. These unamortized amounts are recorded in cumulative other comprehensive loss, which is a component of total shareholders' deficit in the Consolidated Balance Sheet.

Year Ended December 31, 2007
(in thousands)
Net actuarial loss at beginning of year, net of income taxes	$(11,494)
Amortization of net loss, before income taxes	702
Net gain arising during the year, before income taxes	528
Foreign currency exchange rate changes	(247)
Income taxes	(438)

Net actuarial loss at end of year, net of income taxes	$(10,949)

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE L—EMPLOYEE BENEFIT PLANS (Continued)

        The components of the net periodic benefit cost are as follows:

	Years Ended December 31,
	2007	2006	2005
	(in thousands)
Service Cost	$1,135	$956	$877
Interest Cost	2,713	2,202	1,870
Expected return on plan assets	(1,857)	(1,306)	(1,070)
Recognized actuarial loss	702	1,055	638

Net periodic benefit cost	$2,693	$2,907	$2,315

        The estimated net loss for the plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next year will be $640.

	Years Ended December 31,
	2007	2006
Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate	6.00%	5.20%
Rate of compensation increase	2.50%	2.50%

	Years Ended December 31,
	2007	2006
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31
Discount rate	5.20%	4.75%
Expected asset return	6.21%	5.56%
Rate of compensation increase	2.50%	2.50%

        The net pension liability at December 31, 2007 was $22.9 million. This liability is classified in Other Liabilities in the accompanying Consolidated Balance Sheet.

        The weighted average asset allocations for the Company's defined benefit plans at December 31, 2007 and 2006, are as follows:

	December 31,
	2007	2006
Domestic and overseas equities	78.8%	81.1%
UK government and corporate bonds	20.4%	18.8%
Cash	0.8%	0.1%

Total	100.0%	100.0%

        The Company's investment policy related to the defined benefit plans is to continue to maintain investments in government gilts and highly rated bonds as a means to reduce the overall risk of assets

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE L—EMPLOYEE BENEFIT PLANS (Continued)

held in the funds. No specific targeted allocation percentages have been set by category, but are at the direction and discretion of the plan trustees. During 2007, all contributions made to the fund were in these categories.

        The Company's funding is based on governmental requirements and differ from those methods used to recognize pension expense. The Company expects to contribute $2.3 million to the pension plan during 2008, based on current plan provisions.

        Pension benefit payments expected to be paid to plan participants are as follows:

Year	(in thousands)
2008	$316
2009	360
2010	435
2011	493
2012	634
2013-2017	5,462

Total	$7,700

Executive Deferred Compensation Plan

        The Company has individual arrangements with seven former executives in the U.S. which provide for fixed payments to be made to each individual beginning at age 65 and continuing for 20 years. This is an unfunded plan with payments to be made from operating cash of the Company. The weighted average discount rate used as of December 31, 2007 and 2006 was 5.7% and 5.8%, respectively. Benefit payments of $0.3 million and $0.2 million were made during each of the years ended December 31, 2007 and 2006, respectively. The expense for the years ended December 31, 2007 and 2006 was $0.2 million and $0.02 million, respectively, a portion of which related to the change in discount rate. The balance of this obligation is $4.0 million as of both December 31, 2007 and 2006 and is classified in Other Liabilities in the accompanying Consolidated Balance Sheets. Benefit payments expected to be paid to plan participants in 2008 are $0.3 million.

NOTE M—WARRANTY LIABILITY

        The Company offers various product warranties for hardware sold to its clients. The specific terms and conditions of the warranties vary depending upon the client and the product sold. Factors that affect the Company's warranty liability include the number of products sold, historical and anticipated rates of warranty claims and cost per claim. The Company accrues for estimated warranty costs as sales are made and periodically assesses the adequacy of its recorded warranty liability and adjusts the amount as necessary.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE M—WARRANTY LIABILITY (Continued)

        Changes to the Company's warranty liability, which is reported as a component of other accrued expenses and liabilities in the accompanying Consolidated Balance Sheets during the year ended December 31, 2006 and 2007 are summarized as follows:

(In thousands)
Balance at January 1, 2006	$183
Warranties issued	97
Claims paid/settlements	(210)
Changes in liability for pre-existing warranties	—

Balance at December 31, 2006	$70
Warranties issued	362
Claims paid/settlements	(334)
Changes in liability for pre-existing warranties	—

Balance at December 31, 2007	$98

NOTE N—COMMITMENTS AND CONTINGENCIES

        Leases.    The Company leases certain sales and service office facilities and equipment under non-cancelable operating leases expiring through year 2017. Total Company rent expense for the years ended December 31, 2007, 2006, and 2005 was $7.9 million, $7.8 million, and $6.5 million, respectively.

        Future minimum payments under non-cancelable operating leases are as follows:

Year	Amount
(in thousands)
2008	$7,364
2009	5,126
2010	3,446
2011	2,630
2012	1,867
Thereafter	6,113

$26,546

        The Company believes that its facility leases can be either renewed or replaced with alternate facilities at comparable cost.

        Litigation.    The Company and its subsidiaries are parties to various legal proceedings. Although the ultimate disposition of such proceedings is not presently determinable, in the opinion of the Company, any liability that may ensue would not have a material adverse impact on the financial position or results of operations or cash flows of the Company.

NOTE O—BUSINESS SEGMENT DATA

        Reportable segments are defined as components of a company about which separate financial information is available that is evaluated regularly by the company's chief operating decision-maker, or

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE O—BUSINESS SEGMENT DATA (Continued)

decision-making group, in deciding how to allocate resources and in assessing performance. Management has chosen to structure the organization around product lines and geography.

        In 2007 and 2006, the Company reported its operations as three primary segments: 1) the Americas, 2) EMEA and 3) ITSM.

        Americas and Europe, Middle East and Africa.    The Americas and EMEA offer similar systems-integration and business-process solutions and services and market to similar types of clients. The solutions offered primarily involve high-volume transaction processing using advanced technologies that capture, process and archive paper and electronic documents.

        Information Technology Service Management.    ITSM provides quality integrated support services to the evolving Information Technology industry, with focused deployment and ongoing support solutions for the OEM, Enterprise and Fortune marketplaces. ITSM provides coverage in North America and Europe, and clients include OEM providers, defense and aerospace companies, strategic outsourcing organizations, and consumer electronics manufacturers.

        For the years ended December 31, 2007, 2006 and 2005, a single client accounted for 19.1%, 19.5%, and 15.5%, respectively, of the total revenue of the Company.

        Whenever possible, the Company uses market prices to determine inter-segment pricing. Other products are transferred at cost or cost plus an agreed upon mark-up.

        The following table sets forth conformed segment information for 2007, 2006 and 2005:

	Americas	ITSM	EMEA	Corp/Elims	Total
	(In thousands)
For the twelve months ended December 31, 2007
Revenue from external customers	136,452	114,675	139,026	—	390,153
Intersegment revenue	4,029	249	12,860	(17,138)	—
Segment gross profits	42,278	14,360	47,065	(478)	103,225
Segment operating income (loss)	23,171	7,935	17,969	(32,409)	16,666
Segment identifiable assets	91,259	33,261	74,800	40,199	239,519
Capital appropriations	9,363	2,961	10,471	7,072	29,867
For the twelve months ended December 31, 2006
Revenue from external customers	138,928	123,090	117,461	—	379,479
Intersegment revenue	4,511	176	10,254	(14,941)	—
Segment gross profits	39,342	14,182	43,855	(141)	97,238
Segment operating income (loss)	19,950	7,704	16,489	(20,226)	23,917
Segment identifiable assets	91,324	27,419	55,794	38,060	212,597
Capital appropriations	9,101	2,440	2,707	12,759	27,007
For the twelve months ended December 31, 2005
Revenue from external customers	114,805	126,143	103,950	—	344,898
Intersegment revenue	6,910	—	5,958	(12,868)	—
Segment gross profits	41,175	10,041	36,411	(137)	87,490
Segment operating income (loss)	19,921	4,478	11,626	(22,470)	13,555
Segment identifiable assets	88,275	28,977	44,042	35,920	197,214
Capital appropriations	3,869	3,051	3,870	8,366	19,156

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE P—GEOGRAPHIC OPERATIONS

        The Company operates in the following geographic areas: the United States, the UK, and other international areas consisting primarily of Canada, France, Sweden, Germany, and the Netherlands. Inter-area sales to affiliates are accounted for at established transfer prices.

        Sales to unaffiliated clients and affiliates for the years ended December 31, 2007, 2006 and 2005, and long-lived assets, other than deferred taxes, at the end of each of those periods, classified by geographic area, are as follows:

	United States	United Kingdom	Other International	Eliminations	Consolidated
	(In thousands)
Year ended December 31, 2007
Sales to unaffiliated customers	$201,168	$84,407	$104,578	$—	$390,153
Inter-area sales to affiliates	4,029	2,801	10,308	(17,138)	—
Long-lived assets other than deferred taxes	106,630	16,022	4,629	(20,022)	107,259
Year ended December 31, 2006
Sales to unaffiliated customers	$225,885	$73,403	$80,191	$—	$379,479
Inter-area sales to affiliates	4,499	3,514	6,928	(14,941)	—
Long-lived assets other than deferred taxes	104,428	9,690	5,271	(24,914)	94,475
Year ended December 31, 2005
Sales to unaffiliated customers	$215,939	$55,778	$73,181	$—	$344,898
Inter-area sales to affiliates	7,132	3,276	2,460	(12,868)	—
Long-lived assets other than deferred taxes	92,601	8,248	7,828	(27,974)	80,703

NOTE Q—SUMMARIZED QUARTERLY DATA (UNAUDITED)

	Year Ended December 31, 2007
	Q1	Q2	Q3	Q4	Total
	(in thousands)
Revenue	$92,674	$95,298	$97,209	$104,972	$390,153
Gross profit (loss)	23,546	25,448	25,320	28,911	103,225
Net income (loss)	(1,926)	(8,545)	(675)	5,001	(6,145)

	Year Ended December 31, 2006
	Q1	Q2	Q3	Q4	Total
	(in thousands)
Revenue	$89,678	$95,126	$94,923	$99,752	$379,479
Gross profit (loss)	18,879	25,026	24,706	28,627	97,238
Net income (loss)	(5,509)	(1,224)	707	5,184	(842)

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE R—ACCUMULATED OTHER COMPREHENSIVE LOSS

        The components of accumulated other comprehensive loss is as follows:

	Years Ended December 31,
	2007	2006	2005
	(in thousands)
Foreign-currency translation adjustments	$(1,981)	$(4,079)	$(6,531)
Minimum pension liability, net of tax	(10,949)	(11,494)	(11,995)

Accumulated Other Comprehensive Loss	$(12,930)	$(15,573)	$(18,526)

        For the year ended December 31, 2007, other comprehensive loss consisted of foreign-currency translation adjustments related to the Company's international operations (a gain of $2.1 million) and a decrease to the minimum pension liability, net of tax, related to the Company's subsidiary in the United Kingdom ($0.5 million). The gain related to foreign-currency translation adjustments resulted from significant movement in exchange rates, particularly the U.S. Dollar versus the Canadian Dollar and U.S. Dollar versus the Euro. The change in the minimum pension liability, net of tax, was primarily due to an adjustment of the discount rate used to measure the additional pension liability and the amortization of the minimum pension liability into net periodic benefit costs, consistent with the provisions of SFAS No. 87 "Employers' Accounting for Pensions" ("SFAS No. 87").

        For the year ended December 31, 2006, other comprehensive loss consisted of foreign-currency translation adjustments related to the Company's international operations (a gain of $2.5 million) and a decrease to the minimum pension liability, net of tax, related to the Company's subsidiary in the United Kingdom ($0.5 million). The gain related to foreign-currency translation adjustments resulted from significant movement in exchange rates, particularly the U.S. Dollar versus the Euro and the U.S. Dollar versus the Pound Sterling. The change in minimum pension liability was primarily due to adjustment of the discount rate used to measure the minimum pension liability, consistent with the provisions of SFAS No. 87.

NOTE S—RELATED PARTY TRANSACTIONS

        WCAS, our former majority stockholder, is the majority stockholder of Headstrong Corp., who in turn owns 100% of Metamor, Inc., a company that provides ERP consulting services. We paid Metamor approximately $7.0 and $3.9 million in the years ended December 31, 2006 and 2007, respectively, as consulting fees for ERP software implementation. This agreement is similar to consulting agreements we enter into from time to time with other providers of consulting services. We believe the terms are no less favorable to us than what are offered by Metamor to other large customers. The board of directors has approved this arrangement.

        The Company held the Sponsor Note payable to WCAS in the amount of $107.2 million which matures on July 22, 2009. This note bore interest at 10.0%, due and payable quarterly. The Sponsor Note was subordinate only upon bankruptcy or insolvency of the Company, or if upon maturity of the Senior Notes, the Senior Notes remain unpaid. The Company paid total interest of $10.4 million and $2.8 million during fiscal years 2006 and 2007, respectively. This note was redeemed in full as part of the June 2007 Recapitalization.

        Effective December 31, 2006, the Company and its majority shareholder, WCAS, entered into an arrangement whereby WCAS provided a commitment to purchase up to an additional $15.0 million of

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE S—RELATED PARTY TRANSACTIONS (Continued)

Series B preferred stock for cash. No accounting recognition has been given to this right of BancTec to put its Series B preferred stock, upon occurrence of certain events, to WCAS, primarily due to the parent/subsidiary nature of the arrangement. As of December 31, 2006, no stock had been purchased under this commitment. This agreement was terminated as a part of the June 2007 Recapitalization.

NOTE T—SUBSEQUENT EVENTS

        On February 7, 2008, BancTec amended and restated its existing $40 million credit facility. The amended and restated facility provides for a secured revolving line of credit up to $55 million, with a $10 million letter of credit sublimit and a $45 million incremental facility. The facility has a term of 5 years and provides for borrowings on base rate or LIBOR rate terms. The facility is secured by substantially all of the Company's assets. Funds availability under the facility is determined by a cash flow formula equal to a specified multiple of EBITDA. GE Capital Markets, Inc. was the sole lead arranger and bookrunner for the Facility. GE Corporate Lending is a lender, the l/c issuer, the swingline lender and the agent for the other lenders, including Wells Fargo Foothill, LLC, under the Facility. The Facility also includes customary voluntary and mandatory prepayment provisions, representations and warranties, affirmative and negative covenants, financial covenants and events of default, with acceleration of outstanding loan obligations under the Facility following the occurrence and during the continuance of such events of default.

        On March 4, 2008, the Company purchased DocuData Solutions, L.C. ("DocuData")—an imaging, content management, media storage and business processing outsourcing organization. DocuData has approximately 300 employees with revenues exceeding $16 million. The purchase price was approximately $26 million, which includes cash, a seller note and a future earn-out component. Key members of management will continue to operate the business. Headquartered in Dallas, Texas, DocuData has operation centers in Dallas, Houston and Austin.

SCHEDULE II

BANCTEC, INC.

VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2007, 2006 and 2005
(000's)

Allowance for Doubtful Accounts	Balance at beginning of period	Additions charged to costs and expenses	Deductions(a)		Balance at end of period
Year ended December 31, 2007	$838	$312	$(200)	(a)	$950
Year ended December 31, 2006	1,110	981	(1,253)	(a)	838
Year ended December 31, 2005	931	146	33	(a)	1,110

(a)
(Write-off) recoveries of uncollectible accounts.

 BANCTEC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2008	December 31, 2007
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,139	$12,730
Restricted cash	1,809	2,499
Accounts receivable, less allowance for doubtful accounts of $1,583 and $950, respectively	84,158	80,758
Inventories, net	23,599	22,405
Prepaid expenses	7,201	4,753
Other current assets	608	314

Total current assets	130,514	123,459
PROPERTY, PLANT AND EQUIPMENT, AT COST:
Land	874	874
Field support spare parts	33,490	32,976
Systems and software	81,043	80,373
Machinery and equipment	29,390	27,647
Furniture, fixtures and other	7,424	7,386
Buildings	24,810	24,748
Construction in process	5,965	3,770

	182,996	177,774
Less accumulated depreciation and amortization	(132,871)	(129,082)

Property, plant and equipment, net	50,125	48,692
OTHER ASSETS:
Goodwill	52,765	42,127
Other intangible assets, net	14,199	3,961
Outsourcing contract costs, net	9,594	8,325
Deferred income taxes	9,380	8,801
Other assets	5,885	4,154

Total other assets	91,823	67,368

TOTAL ASSETS	$272,462	$239,519

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current obligations under capital leases, financing arrangements and revolver	$38,749	$14,853
Trade accounts payable	14,510	16,715
Other accrued expenses and liabilities	29,461	26,938
Deferred revenue	25,192	18,511
Maintenance contract deposits	9,134	11,752
Income taxes payable	5,047	4,418

Total current liabilities	122,093	93,187
OTHER LIABILITIES:
Long-term debt and financing arrangements	4,380	1,228
Non-current maintenance contract deposits	1,671	1,778
Pension liability	22,888	22,860
Other liabilities	6,448	6,457

Total other liabilities	35,387	32,323

Total liabilities	157,480	125,510

COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock—issued and outstanding 47,059,750 shares at March 31, 2008; issued and outstanding 47,041,000 shares at December 31, 2007	466	466
Additional paid-in capital	427,949	427,002
Accumulated deficit	(301,791)	(300,529)
Accumulated other comprehensive loss	(11,642)	(12,930)

Total stockholders' equity (deficit)	114,982	114,009

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$272,462	$239,519

 BANCTEC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(in thousands)
REVENUE
Equipment and software	$21,346	$21,379
Software services	10,756	10,639
Maintenance and other services	50,780	51,948
Business process outsourcing	11,307	8,708

	94,189	92,674
COST OF SALES
Equipment and software	13,952	13,152
Software services	4,834	5,016
Maintenance and other services	42,048	42,678
Business process outsourcing	11,753	8,293

	72,587	69,139

Gross profit	21,602	23,535

OPERATING EXPENSES
Product development	1,489	1,708
Selling, general and administrative	20,261	16,961

	21,750	18,669

(Loss) income from operations	(148)	4,866

OTHER INCOME (EXPENSE)
Interest income	61	73
Interest expense	(480)	(5,364)
Sundry, net	1,240	57

	821	(5,234)

INCOME (LOSS) BEFORE INCOME TAXES	673	(368)
INCOME TAX EXPENSE	1,935	1,564

NET LOSS	(1,262)	(1,932)
PREFERRED STOCK DIVIDEND	—	500

NET LOSS APPLICABLE TO COMMON STOCK	$(1,262)	$(2,432)

NET LOSS PER SHARE:
Basic and diluted	$(0.03)	$(0.13)

WEIGHTED AVERAGE SHARES:
Basic and diluted	46,575	18,186

 BANCTEC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,262)	$(1,932)
Adjustments to reconcile net loss to cash flows used in operations:
Depreciation and amortization	4,648	2,611
Provision for doubtful accounts	215	129
Interest paid in-kind	—	2,680
Deferred income tax expense (benefit)	(667)	(1,723)
Stock-based compensation	946	—
Loss on disposition of property, plant and equipment	49	93
Other non-cash items	33	116
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	1,213	(5,259)
Increase in inventories	(671)	(3,776)
Increase in other assets	(2,519)	(1,631)
(Decrease) increase in trade accounts payable	(3,025)	1,640
Increase in deferred revenue & maintenance contracts deposits	3,435	2,489
Increase in other accrued expenses and liabilities	1,527	6,979

Cash flows provided by operating activities	3,922	2,416

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(2,471)	(5,201)
Decrease (increase) in restricted cash	690	(235)
Increase in outsourcing contract costs	(2,120)	—
Purchase of business, net of cash acquired	(20,745)	—
Increase in capitalized software costs	(955)	(866)

Cash flows used in investing activities	(25,601)	(6,302)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of current maturities of capital lease and financing obligations	(931)	(786)
Debt issuance costs	(567)	—
Proceeds (payments) on revolver, net	24,292	(1,185)
Net proceeds from sales and issuance of preferred stock	—	8,000

Cash flows provided by financing activities	22,794	6,029

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(706)	(49)

NET INCREASE IN CASH AND CASH EQUIVALENTS	409	2,094
CASH AND CASH EQUIVALENTS—BEGINNING OF PERIOD	12,730	9,615

CASH AND CASH EQUIVALENTS—END OF PERIOD	$13,139	$11,709

SUPPLEMENTAL DISCLOSURES INFORMATION:
Cash paid during the period for:
Interest	$354	$769

Taxes	$2,069	$530

 BANCTEC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

        BancTec, Inc. ("BancTec" or the "Company"), a Delaware corporation, is a worldwide provider of comprehensive enterprise content management, image capture devices, infrastructure support services and payment processing solutions. The Company helps clients create business efficiencies through innovative technology and services by combining advanced web-enabled imaging and workflow technologies with both BancTec-manufactured equipment and third-party equipment. These solutions are subsequently maintained and supported by the Company's service operations. The Company is also a provider of personal computer maintenance services for major computer companies, government and corporate clients.

        In the opinion of management, the accompanying Unaudited Condensed Consolidated Financial Statements contain all material adjustments, consisting principally of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand and on deposit, including highly liquid investments with original maturities of three months or less. Restricted cash at March 31, 2008 of $1.8 million and at December 31, 2007 of $2.5 million represents cash in escrow from a client deposit.

Property, Plant, and Equipment

        Property, plant, and equipment are recorded at cost and are depreciated or amortized principally on a straight-line basis over the estimated useful lives of the related assets. Depreciation expense is reflected in both cost of sales and selling, general and administrative expense. Depreciation expense for the three months ended March 31, 2008 and 2007 was $3.4 million and $2.1 million, respectively.

Revenue Recognition

        The Company derives revenue primarily from four sources: (1) equipment and software sales—systems integration solutions which address complex data and paper—intensive work processes, including advanced web-enabled imaging and workflow technologies with both BancTec-manufactured equipment and third-party equipment, (2) software services—primarily software maintenance or PCS and other support, (3) maintenance and other services—consisting primarily of design, development and maintenance, all aspects of desktop outsourcing, including field engineering, as well as help desk and LAN/WAN network outsourcing and (4) business process outsourcing—services provided for payment processing, accounts payable processing, mailroom processes and other services.

        Revenue is realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client, risk of loss has transferred to the client, and either client acceptance has been obtained, client acceptance provisions have lapsed, or the company has objective evidence that the criteria specified in the client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

BANCTEC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        If a contract involves the provision of a single element, revenue is generally recognized when the product or service is provided and the amount earned is not contingent upon any future event. If the service is provided evenly during the contract term but service billings are irregular, revenue is recognized on a straight-line basis over the contract term. The company recognizes revenue on sales to resellers and distributors (herein referred to as "resellers") when the reseller has economic substance apart from the company, credit risk, title and risk of loss to the inventory, the fee to the company is not contingent upon resale or payment by the end user, the company has no further obligations related to bringing about resale or delivery and all other revenue recognition criteria have been met.

        The Company also enters into multiple-element arrangements, which may include any combination of hardware, software, services or maintenance. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

  •
  The delivered item(s) has value to the client on a stand-alone basis;

  •
  There is objective and reliable evidence of the fair value of the undelivered item(s); and

  •
  If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the company.

        If these criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized on a straight-line basis or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. For arrangements with multiple elements, we apply the residual method to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate vendor specific objective evidence ("VSOE") of fair value of the undelivered item(s). VSOE of fair value is based upon the price for which the undelivered element is sold separately or upon substantive renewal rates stated in a contract. We determine fair value of the undelivered elements based on historical evidence of stand-alone sales of these elements to our customers. When VSOE does not exist for undelivered elements such as maintenance and support, the entire arrangement fee is recognized ratably over the performance period.

        Consulting and training services are separately priced and stated in our arrangements, are generally available from a number of suppliers, and are not essential to the functionality of our software products. Consulting services include project management, system planning, design and implementation, customer configurations, and training. Consistent with EITF 00-21 Revenue Arrangements with Multiple Deliverables, the Company determines the fair value for such services based on third party pricing.

        The Company recognizes revenue on delivered elements only if: (a) any undelivered products or services are not essential to the functionality of the delivered products or services, (b) the company has an enforceable claim to receive the amount due in the event it does not deliver the undelivered products or services, (c) there is evidence of the fair value for each undelivered product or service, and (d) the revenue recognition criteria otherwise have been met for the delivered elements. Otherwise, revenue on delivered elements is recognized when the undelivered elements are delivered.

BANCTEC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Software and software elements (including equipment, installation and training)

        Consistent with SOP 97-2 "Software Revenue Recognition", revenue from perpetual (one-time charge) license software is recognized at the inception of the license term if all revenue recognition criteria have been met. Revenue from maintenance, unspecified upgrades on a when-and-if-available basis and technical support is recognized over the period such items are delivered.

        In the case of software arrangements that require significant production, modification, or customization of software, or the license agreements require the Company to provide implementation services that are determined to be essential to other elements of the arrangement, the Company follows the guidance in SOP 81-1, "Accounting for Performance of Construction—Type and Certain Production—Type Contracts" ("SOP 81-1"). If substantive client acceptance is required, revenue is recognized when proof of client acceptance has been received in accordance with the completed contract method. Percentage of completion is used when reasonably dependable estimates can be made, and revenue is recognized on a constant margin as contract milestones or other output based measures are achieved

Software Development

        The Company has begun to provide software development services to its customers. This solution-based approach allows the Company to customize software applications that address each client's unique document processing needs. The software applications are not dependent on legacy BancTec systems and can be deployed on numerous third party vendor hardware. The Company ultimately accounts for such software development under the percentage of completion guidance contained within SOP 81-1. Certain contracts may contain intermediate customer acceptance milestones. Management recognizes revenue on such arrangements at the lower of developmental milestones or percentage of completion.

Non-software equipment

        The Company recognizes revenue from sales of non-software related equipment and supplies when risk of loss has transferred to the client and there are no unfulfilled company obligations or upon the client's final acceptance of the arrangement. Any costs of remaining obligations that are inconsequential or perfunctory are accrued when the corresponding revenue is recognized.

Postcontract client support

        Maintenance contracts are primarily one year in duration and the revenue generated is generally recognized ratably over the term of the contract.

Maintenance services not classified as postcontract client support

        The Company's services revenue is primarily billed based on contractual rates and terms, and the Company generally recognizes revenue as these services are performed which, in some cases, is ratably over the contract term. Certain clients advance funds prior to the performance of the services. The Company recognizes revenue related to these advances as services are performed over time or on a "per call" basis. Certain estimates are used in recognizing revenue on a "per call" basis related to breakdown rates, contract types, calls related to specific contract types, and contract periods. The

BANCTEC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company uses its best judgment to relate calls to contracts. In addition, as actual breakdown experience rates are compared to estimates, such estimates may change over time and will result in adjustments to the amount of "per call" revenue.

Business process outsourcing

        The Company provides business process outsourcing services under contracts under a unit-price or fixed-price basis, which may extend up to 10 or more years. These contracts involve a single-service element and revenue is generally recognized when the Company performs the services or processes transactions in accordance with contractual performance standards. Revenues from unit-priced contracts are recognized as transactions are processed based on objective measures of output. Revenues from fixed-price contracts are recognized on a straight-line basis, unless revenues are earned and obligations are fulfilled in a different pattern. In some of these arrangements, the Company hires client employees and becomes responsible for certain client obligations. The Company continuously reviews and reassesses the estimates of contract profitability. Circumstances that potentially affect profitability over the life of the contract include decreases in volumes of transactions or other inputs/outputs on which the Company is paid, failure to deliver agreed benefits, variances from planned internal/external costs to deliver the services, and other factors affecting revenues and costs.

        Costs related to delivering outsourcing services are expensed as incurred with the exception of certain set-up costs related to activities that enable the provision of contracted services to the client. Such activities include the relocation of transitioned employees, the migration of client systems or processes, and the exit of client facilities acquired upon entering into the client contract. Deferred contract costs, including set-up costs, are amortized on a straight-line basis over the remaining original contract term unless billing patterns indicate a more accelerated method is appropriate. The recoverability of deferred contract costs associated with a particular contract is analyzed on a periodic basis using the undiscounted estimated cash flows of the whole contract over its remaining contract term. Impairment losses are recorded if such undiscounted cash flows are insufficient to recover the carrying amount of contract assets.

Research and Development

        Research and development costs are expensed as incurred. Research and development costs for the three months ended March 31, 2008 and 2007 were $1.5 million and $1.7 million, respectively.

Foreign Currency Translation

        Foreign assets and liabilities are translated using the exchange rate in effect at the balance sheet date, and results of operations are translated using an average rate for the period. Translation adjustments are accumulated and reported as a component of stockholders' equity (deficit) and comprehensive income (loss). Transaction gains and losses are included in results of operations in "Sundry, net". Foreign currency transaction gains (losses) for the three months ended March 31, 2008 and 2007 were $1.3 million and $0.1 million, respectively. The Company does not currently hedge any of its net foreign currency exposure.

BANCTEC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-based compensation

        Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), ("SFAS 123(R)") "Share-Based Payment," which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS No. 123R, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee's requisite service period (generally the vesting period of the equity grant).

        Prior to January 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company also followed the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", as amended by SFAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure".

        The Company elected to adopt the modified prospective transition method as provided by SFAS No. 123R and, accordingly, financial statement amounts for the prior periods presented in this prospectus have not been restated to reflect the fair value method of expensing share-based compensation. Under this application, the Company is required to record compensation cost for all share-based payments granted after the date of adoption based on the grant date fair value estimated in accordance with the provisions of SFAS 123R and for the unvested portion of all share-based payments previously granted that remain outstanding which were based on the grant date fair value estimated in accordance with the original provisions of SFAS 123.

2000 Equity Incentive Plan

        Following the closing of our June 2007 Recapitalization, we cancelled all outstanding options under the Plan and paid each holder thereof $0.30 per option share, which represented the amount by which the net proceeds of $2.55 per share of common stock received by our former stockholders in the June 2007 Recapitalization exceeded the exercise price of $2.25 per share applicable to the option shares. There has not been any further activity in this plan.

2007 Equity Incentive Plan

        Effective June 18, 2007, the Company adopted the 2007 Equity Incentive Plan, which provides for the grant to employees of incentive options, non-qualified stock options, and restricted stock awards.

        Incentive Options.    As of March 31, 2008, 2,780,000 incentive options were granted under the 2007 Equity Incentive Plan. As granted under the 2007 Equity Incentive Plan, these incentive options have a fixed exercise price of $8.00 per option share, the offering price per common share on the date of our June 2007 Recapitalization. Options granted in 2007 under the 2007 Equity Incentive Plan vest over a four-year period at 25% per year and have a contractual term of 10 years.

        Non-qualified Stock Options.    We granted 530,000 non-qualified stock options under the 2007 Equity Incentive Plan as of March 31, 2008. During the three months ended March 31, 2008, 25,000 incentive options were granted under the 2007 Equity Incentive Plan. As granted under the 2007 Equity Incentive Plan, these non-qualified options vest over a four-year period at 25% per year and have a

BANCTEC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

fixed exercise price of $8.00 per option share, representing no less than 100% of the fair market value of the shares of stock on the date of grant. All outstanding options have a contractual term of 10 years.

        A summary of activity in the 2007 Equity Incentive Plan during the three months ended March 31, 2008 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Grant-Date Fair Value
Options outstanding—December 31, 2007	3,265,000	$8.00	$3.52
Granted	25,000	$8.00	$3.15
Forfeited	10,000	$8.00	$3.52
Exercised	—		$—

Options outstanding—March 31, 2008	3,280,000	$8.00	$3.52

        The following table presents the vested status of all options outstanding at March 31, 2008 under the 2007 Equity Incentive Plan:

Shares
Total options outstanding	3,280,000
Vested options	—

Non-vested options	3,280,000

Options exercisable	—

Unrecognized compensation expense related to non-vested options	$9,135,286

Weighted average period related to non-vested options	3.24 years
Weighted average remaining contractual life	9.25 years

        The fair value of each stock-option grant under the stock option plans was estimated on the date of grant using the Black-Scholes option-pricing model, and compensation cost is recorded on a straight-line basis over the share vesting period. The weighted average grant date fair value of each stock-option grant was estimated to be $3.15 using the following weighted-average assumptions and results:

Weighted Average	Three Months Ended March 31, 2008
Risk free interest rate	2.66%
Expected life	6.25 years
Expected volatility	35.00%
Fair value of options granted	$3.15

        The Company's computation of expected volatility for the period ended March 31, 2008 was based on historical and implied volatilities of comparables. The Company estimated the expected life of "plain vanilla" options granted under the 2007 Equity Incentive Plan using the simplified method

BANCTEC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

permissible under SAB No. 110. The SEC Staff will accept the use of the simplified method for grants for which an entity does not have sufficient historical exercise data and will not object to the use of the simplified method in the periods before an entity becomes public. The risk-free interest rate is based on the implied yield available on U.S. Treasury securities with an equivalent remaining term. The Company has not paid dividends in the past and does not currently plan to pay dividends in the near future so the dividend yield used is zero.

        Restricted Stock Awards.    As of March 31, 2008, 466,000 shares of restricted stock were awarded to certain of our executive officers. Restricted shares awarded under the 2007 Equity Incentive Plan vest over a four-year period at 25% per year, and the compensation cost is recorded on a straight-line basis over the vesting period.

        The weighted average grant date fair value of each incentive share awarded was estimated to be $8.00, the offering price per common share on the date of our June 2007 Recapitalization. The following table presents the vested status of all restricted stock awards outstanding at March 31, 2008 under the 2007 Equity Incentive Plan:

	Shares	Weighted Average Grant-Date Fair Value
Total incentive shares outstanding	466,000	$8.00
Vested shares	—	—

Non-vested shares	466,000	$8.00

Unrecognized compensation expense related to non-vested options	3,019,488

Weighted average period related to non-vested shares	3.24 years

        The following table presents share-based compensation expenses for continuing operations included in the Company's condensed consolidated statements of operations:

Three Months Ended March 31, 2008
(in thousands)
Stock-based compensation expense, net of tax benefit of $0	946

        As of March 31, 2008, 10,000 shares of BancTec common stock were available for future grant under the 2007 Equity Incentive Plan.

2007 Non-Employee Director Equity Plan

        Restricted Stock Awards.    On January 25, 2008, 25,000 shares of restricted stock were awarded to certain of our non-employee directors. Restricted shares awarded under the 2007 Non-Employee Director Equity Plan vest over a three-year period at 50% after the first year, then 25% per year over the next two years. The compensation cost is recorded pro rata over the vesting period.

BANCTEC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The weighted average grant date fair value of each incentive share awarded was estimated to be $5.00. The following table presents the vested status of all restricted stock awards outstanding at March 31, 2008 under the 2007 Non-Employee Director Equity Plan:

	Shares	Weighted Average Grant-Date Fair Value
Total shares and units outstanding	25,000	$8.00
Vested shares	—	—

Non-vested shares	25,000	$8.00

Unrecognized compensation expense related to non-vested options	113,580

Weighted average period related to non-vested shares	2.82 years

        As of March 31, 2008, 2,475,000 shares of BancTec common stock were available for future grant under the 2007 Non-Employee Director Equity Plan.

NOTE 2—SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING TRANSACTIONS

        The accompanying Consolidated Statements of Cash Flows include the following non-cash investing and financing transactions:

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Capital lease obligation incurred for lease of computer hardware	$686	—
Inventory put in service as fixed asset	—	$144
Purchases of fixed assets included in accounts payable at quarter end	$305	$716

NOTE 3—ACQUISITIONS

        On March 4, 2008, BancTec, Inc. (the "Company") acquired all the membership interests of DocuData Solutions, L.C. ("DocuData"). The purchase price was $20.3 million in cash, a note payable of $3 million and contingent consideration of up to $3 million. The contingent payment is based upon future operating results of the acquired entity and will be paid and recognized as additional consideration only if certain predefined targets are met. Any additional consideration will be recorded as goodwill. All goodwill is deductable for tax purposes and is reported as a component of the America's segment. Direct transaction costs for the acquisition are approximately $50,000.

        BancTec acquired DocuData primarily to get an established BPO presence in Texas through DocuData's three existing processing centers located in Dallas, Houston and Austin. For purposes of

BANCTEC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 3—ACQUISITIONS (Continued)

consolidation, DocuData's financial results for the quarter ended March 31, 2008 include the complete calendar month of March 2008.

        The preliminary allocation of the net purchase price was as follows (in thousands):

	Value Assigned	Life in Years
Net working capital	$880	N/A
Property and equipment	1,687	1 to 5 years
Trade name	790	3 years
Non-compete agreements	813	3 years
Client relationships	7,837	12 years
Backlog	1,177	1 year
Goodwill	10,125	Indefinite

	$23,309

        The purchased intangibles consist of the DocuData trade name used to market the Company's products, one year non-compete agreements with the certain former key employees, the company's backlog as of the closing date and the Company's ongoing customer base. Each of these intangible assets were individually analyzed and valued by an independent valuation firm. The goodwill resulting from this transaction resides solely in the Americas segment.

        Supplemental pro forma information is presented below:

The following unaudited pro forma results of operations of the Company are presented as if the DocuData transaction was completed as of the beginning of the periods being presented. The following unaudited pro forma financial information is not necessarily indicative of what actual results of operations of the Company would have been assuming the transaction had been completed as of the beginning of the periods presented.

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Revenues	$97,721	$96,708
Net Loss	(2,349)	(1,387)
Basic and Diluted Loss per Share	$(0.05)	$(0.10)

        The Company is unaware of events, other than those disclosed in the accompanying notes, that would require a material change to the preliminary purchase price allocation. However, a final determination of the required purchase accounting adjustments will be made within periods prescribed in accordance with GAAP. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the pro forma financial information and the date on which the acquisition took place.

BANCTEC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 4—INVENTORIES, NET

        Inventory consists of the following:

	March 31, 2008	December 31, 2007
	(in thousands)
Raw materials	$9,754	$9,944
Work-in-progress	4,235	4,045
Finished goods	23,616	22,385

	37,605	36,374
Less inventory reserves	(14,006)	(13,969)

Inventories, net	$23,599	$22,405

NOTE 5—INTANGIBLE ASSETS

        A summary of amortizable intangible assets as of March 31, 2008 and December 31, 2007 is as follows:

	March 31, 2008
	Gross Carrying Value	Accumulated Amortization	Net
	(in thousands)
Outsourcing contract costs	$13,750	$4,156	$9,594
Client and other intangible assets	16,763	2,564	$14,199

Total amortizable intangible assets	$30,513	$6,720	$23,793

	December 31, 2007
	Gross Carrying Value	Accumulated Amortization	Net
	(in thousands)
Outsourcing contract costs	$11,620	$3,295	$8,325
Client and other intangible assets	5,959	1,998	$3,961

Total amortizable intangible assets	$17,579	$5,293	$12,286

        Amortization related to intangible assets was $1.4 and $0.5 million for the three months ended March 31, 2008 and 2007, respectively. Components of the Company's intangible assets include amounts that are foreign currency denominated. These amounts are subject to translation at each balance sheet date. The Company records the change to its Accumulated Other Comprehensive Loss on the accompanying consolidated balance sheet.

BANCTEC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 5—INTANGIBLE ASSETS (Continued)

        The Company's acquired intangible assets as of March 31, 2008 are being amortized on a straight-line basis over the following weighted-average useful lives (in years):

Weighted- Average Useful Life
Customer relationships	12
Trade names and domain names	3
Backlog	1
Non-Compete Agreements	3

        Estimated intangible asset amortization expense for the next five years ending December 31 and thereafter is as follows (in thousands):

2008	$3,779
2009	$3,036
2010	$2,083
2011	$1,492
2012	$500
Thereafter	$830

NOTE 6—DEBT AND OTHER LIABILITIES

        Debt and other obligations consist of the following:

	March 31, 2008	December 31, 2007
	(in thousands)
Revolving credit facility	37,752	13,460
Financing arrangement	—	643
Note to seller for DocuData	3,000	—

	40,752	14,103
Less: Current portion	38,752	14,103

	$2,000	$—

        Revolving Credit Facility.    The Company has a revolving credit facility (the 'Revolver') provided by GE and Wells Fargo Foothill. The Revolver has a five year term and is scheduled to terminate in February 2013. The committed amount is $55.0 million with a letter-of-credit sub-limit of $10.0 million and a $45.0 million incremental facility.

        At March 31, 2008, the Company had $37.8 million outstanding under the Revolver and $0.4 million outstanding letters of credit. The availability remaining under the Revolver that the Company can draw was $16.9 million at March 31, 2008. The balance outstanding under the Revolver is classified in current obligations in the accompanying Condensed Consolidated Balance Sheets.

BANCTEC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 6—DEBT AND OTHER LIABILITIES (Continued)

        Note to Seller for DocuData.    As part of the DocuData acquisition, the Company issued a $3,000,000 note to the principle former owner of DocuData. Interest accrues at 7.0% per annum. The note calls for 3 equal principal payments plus accrued interest to be paid on each of the 3 anniversaries of the closing date.

        Capital Leases.    During 2007, the Company entered into capital leases for $0.8 million that pertained to computer hardware. Amounts due under capital leases are recorded as liabilities. The Company's interest in assets acquired under capital leases is recorded as property and equipment on the accompanying Condensed Consolidated Financial Statements. The gross amounts of assets held under capital lease were $4.0 million and $2.8 million as of March 31, 2008 and 2007, respectively. Amortization of assets recorded under capital leases is included in depreciation expense. The current obligations under capital leases are classified in the Current Liabilities section of the accompanying Consolidated Balance Sheets and the non-current portion of capital leases are included in Other Liabilities.

        At March 31, 2008, the Company had capital lease balances outstanding of $2.8 million, of which $1.0 million was classified as current and $1.8 million was classified as long-term.

        The Company does not have any capital leases that contain renewal options.

        The Company had no outstanding foreign-credit balances as of March 31, 2008.

        The Company paid cash totaling $0.4 million and $0.8 million, for interest during the three months ended March 31, 2008 and 2007, respectively. During the three months ended March 31, 2008 and 2007, the Company capitalized no interest costs.

        Future minimum payments under non-cancelable operating leases are as follows:

Year	Amount
(in thousands)
2008	$7,158
2009 - 2010	8,394
2011 - 2012	4,529
Thereafter	5,775

$25,856

BANCTEC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 7—OTHER ACCRUED EXPENSES AND LIABILITIES

        Other accrued expenses and liabilities consist of the following:

	March 31, 2008	December 31, 2007
	(in thousands)
Salaries, wages and other compensation	$13,389	$11,493
Accrued taxes, other than income taxes	4,547	5,039
Accrued interest payable	212	129
Other	11,313	10,277

	$29,461	$26,938

NOTE 8—TAXES

        The Company adopted the provisions of FASB Interpretation No. 48 "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109" ("FIN 48") on January 1, 2007. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. At the adoption date and as of March 31, 2008, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required.

        The Company may from time to time be assessed interest or penalties by major tax jurisdictions. The Company recognizes interest and penalties related to estimated tax positions in income tax expense. No significant interest and penalties have been recognized by the Company to date.

        With few exceptions, the Company is no longer subject to examination for its U.S. Federal and state, foreign and local jurisdictions for years prior to 2003.

        The Company's provision for income taxes for the three months ended March 31, 2008 and 2007 was $1.9 million and $1.6 million, respectively, reflecting an effective tax rate of 287.5% and (425.0%), respectively. The effective tax rate differs from the statutory rate primarily due to the impact of different effective rates in some overseas jurisdictions and the impact of changes in the valuation allowance on net deferred tax assets.

        A valuation allowance has been provided to reduce the deferred tax asset to an amount management believes is more likely than not to be realized. Expected realization of deferred tax assets for which a valuation allowance has not been recognized is based upon the reversal of existing taxable temporary differences and taxable income expected to be generated in the future. The need for a valuation allowance on deferred tax assets is evaluated on a jurisdiction by jurisdiction basis. As a result, certain of the foreign subsidiaries' deferred tax assets are not reserved with a valuation allowance due to their history of profitability.

BANCTEC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 8—TAXES (Continued)

        Components of the valuation allowance are as follows:

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Valuation allowance at beginning of period	$88,404	$83,022
Release of valuation allowance	(122)	(38)
Loss from continuing operations	2,095	1,896

Valuation allowance at end of period	$90,377	$84,880

NOTE 9—EMPLOYEE BENEFIT PLANS

        Net periodic pension costs included the following components for the three months ended March 31, 2008 and 2007, respectively:

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Components of net period benefits cost:
Service cost	273	270
Interest cost	846	635
Expected return on plan assets	(528)	(457)
Recognized actuarial loss	—	172

Net periodic benefit cost	$591	$620

NOTE 10—BUSINESS SEGMENT DATA

        Reportable segments are defined as components of a company about which separate financial information is available that is evaluated regularly by the company's chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Management has chosen to structure the organization around product lines and geography.

        In 2008 and 2007, the Company reported its operations as three primary segments: 1) the Americas, 2) EMEA and 3) ITSM.

        Americas and Europe, Middle East and Africa.    The Americas and EMEA offer similar systems-integration and business-process solutions and services and market to similar types of clients. The solutions offered primarily involve high-volume transaction processing using advanced technologies that capture, process and archive paper and electronic documents.

        Information Technology Service Management.    ITSM provides quality integrated support services to the evolving Information Technology industry, with focused deployment and ongoing support solutions

BANCTEC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 10—BUSINESS SEGMENT DATA (Continued)

for the OEM, Enterprise and Fortune marketplaces. ITSM provides coverage in North America and Europe, and clients include OEM providers, defense and aerospace companies, strategic outsourcing organizations, and consumer electronics manufacturers.

        The following table sets forth conformed segment information for the three months ended March 31, 2008 and 2007:

	Americas	ITSM	EMEA	Corp/Elims	Total
	(in thousands)
For the three months ended March 31, 2008
Revenue from external clients	$32,864	$27,093	$34,232	$—	$94,189
Intersegment revenue	773	68	2,145	(2,986)	—
Segment gross profits	8,848	2,213	10,375	166	21,602
Segment operating income (loss)	3,372	879	3,239	(7,638)	(148)
Segment identifiable assets	117,561	33,308	83,882	37,711	272,462
Capital appropriations	2,495	171	3,112	348	6,126
For the three months ended March 31, 2007
Revenue from external clients	$34,882	$27,847	$29,945	$—	$92,674
Intersegment revenue	1,016	60	4,063	(5,139)	—
Segment gross profit	10,008	3,071	10,257	199	23,535
Segment operating income (loss)	5,045	1,601	3,339	(5,119)	4,866
Segment identifiable assets	99,160	27,270	61,841	42,639	230,910
Capital appropriations	1,526	502	677	2,609	5,314

NOTE 11—COMPREHENSIVE LOSS

        The components of the comprehensive loss were as follows:

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Net loss	$(1,262)	$(1,932)
Foreign currency translation adjustments	1,288	200

Total comprehensive income (loss)	$26	$(1,732)

NOTE 12—RELATED PARTY TRANSACTIONS

        Brian Rathe, former President and principal owner of DocuData, became an officer of the Company following the Company's acquisition of DocuData. Prior to such acquisition, DocuData entered into a lease agreement with (i) 3724 Dacoma Partners Ltd. for 22,000 square feet of an office building in Houston, Texas, which expires on August 14, 2009 and has a current annual rental rate of $176,000 (the "Dacoma Lease") and (ii) 7777 Carpenter Partners, Ltd. for 32,050 square feet of an office building in Dallas, Texas, which expires on March 1, 2013 and has a current annual rental rate of

BANCTEC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 12—RELATED PARTY TRANSACTIONS (Continued)

$168,000 (the "Carpenter Lease"). The aggregate amount of rent payments for each of the Dacoma Lease and the Carpenter Lease from March 2007 through the applicable expiration date is $234,700 and $840,000, respectively. Mr. Rathe is a limited partner and 50% owner of both partnerships and, therefore, has a direct financial interest in each lease. The board of directors has approved and ratified both of these lease agreements.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Members of
DocuData Solutions, L.C.

        We have audited the accompanying balance sheet of DocuData Solutions, L.C. (the "Company") as of December 31, 2007 and the related statements of operations, members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DocuData Solutions, L.C. as of December 31,2007, and the results of its operations and its cash flows for the year ended, in conformity with accounting principles generally accepted in the United States.

/s/ KBA GROUP LLP

Dallas, Texas

June 12, 2008

 DOCUDATA SOLUTIONS, L.C.

BALANCE SHEET

(in thousands)

December 31, 2007
CURRENT ASSETS:
Cash and cash equivalents	$63
Restricted cash	—
Accounts receivable, less allowance for doubtful accounts of $345	2,842
Prepaid expenses	135

Total current assets	3,040
PROPERTY, PLANT AND EQUIPMENT, AT COST:
Machinery and equipment	1,381
Furniture, fixtures and other	201
Computers and office equipment	807
Software	403
Leasehold improvements	84

2,876
Less accumulated depreciation and amortization	(1,274)

Property, plant and equipment, net	1,602
OTHER ASSETS:
Intangible assets, less accumulated amortization of $156	594
Deposits	21

Total other assets	615

TOTAL ASSETS	$5,257

CURRENT LIABILITIES:
Line of credit	$750
Current portion of long-term debt	157
Notes payable to members	190
Accounts payable	327
Accrued expenses and other current liabilities	1,328
Deferred revenue	280
Contingent purchase consideration	277

Total current liabilities	3,309
LONG-TERM DEBT, net of current potioon	467
TOTAL LIABILITIES	3,776
COMMITMENTS AND CONTINGENCIES
MEMBERS' EQUITY	1,481

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$5,257

 DOCUDATA SOLUTIONS, L.C.

STATEMENT OF OPERATIONS

(in thousands)

Year Ended December 31, 2007
Revenue	$16,414
Cost of Sales	7,800

Gross profit	8,614
OPERATING EXPENSES
Payroll and personnel	3,726
Selling, general and administrative	1,970
Depreciation and amortization	437
Bad debt expense	303
Professional fees	648
Rent	718

7,802

Income from operations	812

Interest expense	(148)
Other income	126

Net income	790

 DOCUDATA SOLUTIONS, L.C.

STATEMENT OF MEMBERS' EQUITY

(in thousands)

Year Ended December 31, 2007
Balance at January 1, 2007	691
Net income	790

Balance at December 31, 2007	1,481

 DOCUDATA SOLUTIONS, L.C.

STATEMENT OF CASH FLOWS

(in thousands)

Year Ended December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$790
Adjustments to reconcile net income to cash flows provided by in operations:
Depreciation and amortization	677
Provision for doubtful accounts	303
Changes in operating assets and liabilities:
Accounts receivable	(1,435)
Prepaid expenses and other current assets	(15)
Deposits	(21)
Accounts payable	218
Accrued expenses and other current liabilities	944
Deferred revenue	(4)

Cash flows used in operating activities	1,457

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(955)
Payments related to contingent purchase obligations	(472)

Cash flows used in investing activities	(1,427)

CASH FLOWS FROM FINANCING ACTIVITIES
Net activity on line of credit	60
Repayment of long-term debt	(153)

Cash flows provided by (used in) financing activities	(93)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(63)
CASH AND CASH EQUIVALENTS—BEGINNING OF PERIOD	126

CASH AND CASH EQUIVALENTS—END OF PERIOD	$63

SUPPLEMENTAL DISCLOSURES INFORMATION:
Cash paid during the period for:
Interest	$148

 DOCUDATA SOLUTIONS, L.C.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

        DocuData Solutions, L.C. ("DocuData" or the "Company"), a Texas Limited Liability Corporation, is a document management and media storage service provider with operations in Dallas, Houston, Austin, and Waco. DocuData provides business process outsourcing services focused on digital imaging services and systems, as well as, vault storage for critical business media to the following industries: healthcare, financial services, government and oil and gas. The Company's offerings include:

  •
  Imaging services, including document scanning and document conversion;

  •
  Data management, including data hosting;

  •
  Records retention; and

  •
  Data integration and migration services.

Use of Estimates

        The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues, costs and expenses during the reporting period and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand and on deposit, including highly liquid investments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are stated at the amount the Company expects to collect. In the ordinary course of business, the Company extends unsecured credit to its customers based on their credit-worthiness and history with the Company. The allowance for doubtful accounts is an estimate prepared by management based on the overall condition of the receivables portfolio and the collectibility of specific accounts. The Company analyzes client credits, client concentrations, client credit-worthiness, current economic trends and changes in client payment terms when evaluating the adequacy of the allowance for doubtful accounts. The allowance for doubtful accounts is reviewed periodically and adjustments are recorded as necessary.

Property and Equipment

        Property and equipment are recorded at cost and are depreciated or amortized principally on a straight-line basis over the estimated useful lives of the related assets ranging from 3 to 8 years. Major renewals and betterments are capitalized, while maintenance and repairs are expensed as incurred. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated life of the related asset. Depreciation expense totaling $239,975 related to imaging machinery and equipment is included in cost of sales.

DOCUDATA SOLUTIONS, L.C.

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

        Intangible assets are stated at the fair value established at the date of acquisition and are being amortized on a straight-line basis over their estimated useful lives of six years.

Long Lived Assets

        Long-lived assets, including fixed assets and intangibles, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to the undiscounted expected future cash flows generated by that asset. If the carrying value of that asset exceeds the expected future cash flows, an impairment exists, which is measured by the amount the carrying value exceeds the estimated fair value of the asset. No impairment charges were recorded for the year ended December 31, 2007.

Revenue Recognition

        The Company derives revenue primarily from three sources: (1) imaging services, (2) sale of hardware and software, and (3) hardware and software maintenance services.

        Revenue is realized or realizable and earned when the Company has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client, risk of loss has transferred to the client, and either client acceptance has been obtained, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in the client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

        Maintenance revenue is recognized ratably over the term of the maintenance period.

Income Taxes

        The Company is not a tax paying entity for federal or state (except Texas) income tax purposes. The Company's taxable income or loss is included in the members respective income tax returns.

        In May 2006, the state of Texas enacted legislation that restructured the state business tax by replacing the taxable capital and earned surplus components of the then current state franchise tax with a new "taxable margin" component. Although the legislation states that the margin tax is not an income tax, it has the characteristics of an income tax as it is determined by applying a tax rate to a base that considers both revenue and expenses. The Company has recorded approximately $68,000 in margin tax payable as of December 31, 2007.

Deferred Rent

        The Company has operating leases with free rent periods and predetermined fixed increases of the rental rate during the initial lease term. For these leases, the Company recognizes rent expense on a straight-line basis over the minimum lease term and records the difference between the amounts charged to expense and the rent paid as deferred rent.

DOCUDATA SOLUTIONS, L.C.

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk for these instruments are limited due to the large number of clients comprising the Company's client base.

New Accounting Pronouncements

        In December 2007, the FASB issued SFAS 141(R), Business Combinations ("SFAS 141(R)"). This Statement replaces SFAS 141, Business Combinations, and requires an acquirer to recognize the assets acquired, the liabilities assumed, including those arising from contractual contingencies, any contingent consideration, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141(R)). SFAS 141(R) also requires acquisition related transaction expenses and restructuring costs to be expensed as incurred rather than capitalized as a component of a business combination. In addition, SFAS 141(R)'s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer. SFAS 141(R) amends SFAS No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. The provisions of SFAS 141(R) will impact the Company if it is a party to a business combination after the pronouncement is adopted on January 1, 2009.

NOTE 2. ACQUISITION

        In October 2006, the Company acquired General Micrographics Corporation (GMC) for $250,000 cash and a contractual contingent payout, based on revenue, estimated in the amount of $750,000. Contingent payments based on revenue through December 31, 2007 have been $472,562. The term for satisfying the contingency will be completed in October, 2008. According, the Company has recorded $277,438 contingent purchase consideration as of December 31, 2007 as a current liability. The Company's allocation of the net purchase price was $250,000, to tangible assets and $750,000 to intangible assets.

DOCUDATA SOLUTIONS, L.C.

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 3. INTANGIBLE ASSETS

        A summary of amortizable intangible assets as of December 31, 2007 is as follows:

	Gross Carring Value	December 31, Accumulated Depreciation	Net
	(in thousands)
Non-compete agreements	$375	$78	$297
Customer lists	375	78	297

Total amortizable intangible assets	$750	$156	$594

        Amortization expense related to intangible assets was $156,250 for the year ended December 31, 2007. The aggregate estimated amortization expense for intangible assets for each of the following five years is as follows:

Year Ended December 31,	(in thousands)
2008	$125
2009	125
2010	125
2011	125
2012	94

$594

NOTE 4. LINE OF CREDIT

        In September 2007, the Company extended its existing credit facility with a commercial bank which allows the Company to borrow up to $1,200,000 under a revolving line of credit at an interest rate of prime + 0.5% (7.75% at December 31, 2007). This facility is secured by substantially of the Company's assets and guarantees from the principal members. This facility matures in September 2008.

NOTE 5. LONG-TERM DEBT

        In September 2006, the Company entered into a term loan with a commercial bank in the amount of $800,000 at an interest rate of prime + 0.25% (7.5% at December 31, 2007). This note is secured by furniture and equipment of the Company and guarantees from the principal members. This note requires monthly principal and interest payments of $16,460 through September 2011.

        In February 2005, the Company entered into a term loan with a commercial bank in the amount of $19,441 at a fixed interest rate of 6.75%. This loan is secured by a Company vehicle and guarantees from the principal members. This note matures in September 2009.

        In May 2003, the Company financed a vehicle with a finance company in the amount of $39,260. This note matures in May 2008.

DOCUDATA SOLUTIONS, L.C.

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 5. LONG-TERM DEBT (Continued)

        Contractual maturities of long-term debt as of December 31, 2007 are as follows:

Year Ended December 31,	(in thousands)
2008	$157
2009	165
2010	177
2011	125

$624

        As described in NOTE 10, these notes were paid in full or assumed by the purchaser when the Company was sold in March 2008.

NOTE 6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consist of the following at December 31, 2007:

(in thousands)
Salaries, wages and payroll taxes	$345
Accrued taxes, including $68,000 in income taxes	196
Accrued legal fees	535
Deferred rent	89
Other	163

$1,328

NOTE 7. EMPLOYEE BENEFIT PLANS

        The Company's Employees' Savings Plan (the "401(k) Plan") allows substantially all full-time and part-time U.S. employees to make contributions defined by Section 401(k) of the Internal Revenue Code. No matching contributions were made by the Company to the 401(k) Plan during 2007.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Leases

        The Company leases certain sales and service facilities and equipment under non-cancelable operating leases expiring through year 2013. Total rent expense for the year ended December 31, 2007 was $718,241.

DOCUDATA SOLUTIONS, L.C.

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 8. COMMITMENTS AND CONTINGENCIES (Continued)

        Future minimum payments under non-cancelable operating leases are as follows as of December 31, 2007 (includes effect of amended and terminated Dallas leases in 2008, see NOTE 10):

Year Ended December 31,	(in thousands)
2008	$527
2009	474
2010	369
2011	381
2012	186
Thereafter	28

$1,965

        The Company believes that its facility leases can be either renewed or replaced with alternate facilities at comparable cost.

Litigation

        From time to time, the Company is party to various legal proceedings. Although the ultimate disposition of such proceedings is not presently determinable, in the opinion of the Company, any liability that may ensue would not have a material adverse impact on the financial position or results of operations or cash flows of the Company.

NOTE 9. RELATED PARTY TRANSACTIONS

        The Company leases operating and storage facilities in Dallas and Houston, Texas from partnerships controlled by the principal members of the Company. Total rent paid in 2007 under these leases was $502,004.

        At December 31, 2007, the Company had a receivable from a principal member of the Company in the amount of $23,660. This receivable was offset against the promissory notes identified below and retired in February 2008.

        The Company has promissory notes to the principal members of the Company. The aggregate amount of these notes was $190,000 at December 31, 2007. Interest on these notes totaled $15,200 for the year ended December 31, 2007. These notes were offset against the receivable noted above and the net balance was paid in full in February 2008.

NOTE 10. SUBSEQUENT EVENTS

        On March 4, 2008, the Company was purchased by BancTec, Inc. for approximately $26,000,000 which includes cash, a seller note and a future earn-out component. Key members of management will continue to operate the business. As part of the terms of the sale, all third party debt was retired at closing, except for the note with a financing company related to the purchase of a vehicle. In addition, the lease on a storage facility in Dallas, Texas owned by partnerships controlled by the principal members of the Company was terminated. The Company paid a $300,000 fee to terminate the lease. In addition, the lease term on another Dallas facility was amended to reduce the term of the lease by ten years.

46,575,000 Shares
of
Common Stock

PROSPECTUS

xx, 2008

Until xx, 2008 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid by the Registrant:

SEC Registration fee		$11,439
Listing fee for The NASDAQ Capital Market		75,000
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Blue Sky fees and expenses		*
Transfer agent and Registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

    *
    To be filed by amendment.

Item 14.    Indemnification of Directors and Officers

        Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable under the Delaware General Corporation Law:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases, redemptions or dividends; or

  •
  for any transaction from which the director derives an improper personal benefit.

        These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

        Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions. We may also indemnify employees and others and advance expenses to them in connection with legal proceedings.

        We have obtained directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on any breaches of duty, negligence, or other wrongful acts, including violations of securities laws, unless such a violation is based on any deliberate fraudulent act or omission or any willful violation of any statute or regulation.

        We have entered into separate indemnification agreements with our directors and officers that provide them with indemnification rights. These indemnification agreements require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers of the Company if they acted in good faith and in a manner they reasonably believed in the best interest of the Company. Exceptions to our duty to indemnify the officers and directors include, among others, liability arising from acts or omissions (i) in the event of claims initiated or voluntarily brought by the officer or director, not by way of defense; (ii) regarding enforcement of the indemnification agreement, if not taken in good faith; (iii) resulting in claims which have been paid or are required to be paid by an insurance carrier under an insurance policy which we maintain; (iv) related to the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Exchange Act; or (v) from which an officer or director may not be relieved of liability under Section 107(b)(7) of the Delaware General Corporation Law. Additionally, we have agreed to indemnify the officers and directors against court determined expenses even if an officer or director is adjudged to be liable to us, if such indemnification is not prohibited by applicable law. Furthermore, our officers or directors are entitled to receive advance amounts for expenses they incur in connection with claims or actions against them unless, except in certain situations, the expenses incurred are in connection with a criminal proceeding alleging a scheme to commit fraud; provided, however, that any amounts advanced must be repaid if it is determined that the officers or directors are not entitled to indemnification against expenses.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or officers pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        These provisions may have the practical effect in certain cases of eliminating the ability of our stockholders to collect monetary damages from our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Item 15.    Recent Sales of Unregistered Securities

        On February 26, 2007 we issued 53,333 shares of our Series B preferred stock to WCAS. The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to an exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. We received proceeds of $8 million from the sale of such shares, which we used to for working capital and to fund general operating activities.

        On June 27, 2007, we consummated the June 2007 Recapitalization in which we issued and sold 46,575,000 shares of our common stock, with FBR acting as initial purchaser and sole placement agent. A portion of the shares sold in the June 2007 Recapitalization were sold directly by us to accredited investors and non-U.S. persons in transactions exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder relating to sales not involving any public offering and Regulation S relating to offshore sales. The remainder of the shares were sold to the initial purchaser who resold the shares to persons it reasonably believed were "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) or to non-U.S. persons (as defined under Regulation S of the Securities Act). We, along with FBR, received and reviewed questionnaires from potential investors regarding such investors' status as qualified institutional buyers, accredited investors and/or non-U.S. persons. Our common stock was sold only to investors that we believed were qualified institutional buyers, accredited investors and/or non-U.S. persons. Additionally, none of these sales were made by any form of general solicitation or general advertising. Finally, we took reasonable precautions to ensure that all of the purchasers were purchasing shares for their own account and were informed of the limitations on resale of the common stock through the use of appropriate disclosure and contractual representations that were obtained from the purchasers. For its role as initial purchaser and sole placement agent, FBR received a discount equal to 7% of the aggregate consideration, or $0.56 per share. Following the closing of the June 2007 Recapitalization, FBR reimbursed to us an amount equal to 1% of the gross proceeds received from such offering and credited to us certain expenses.

        Pursuant to the June 2007 Recapitalization, we received net proceeds of approximately $345.0 million (after the initial purchaser's discount, placement fees and other offering expenses). We used approximately $91.6 million of the net proceeds to purchase and retire all of our outstanding shares of capital stock and options from our existing stockholders. Of the remaining net proceeds, we used approximately (i) $35.9 million to repay substantially all of the indebtedness then outstanding under our Revolving Credit Facility, (ii) $96.8 million to redeem in full our outstanding Senior Notes, plus accrued premium and interest thereon, (iii) $113.5 million to prepay all principal, premium and interest on our Sponsor Note, and (iv) $7.2 million for working capital and general corporate purposes.

Item 16.    Exhibits and Financial Statement Schedules

Exhibit Number	Description
3.1	Second Amended and Restated Certificate of Incorporation, dated June 27, 2007.†
3.2	Amended and Restated Bylaws, dated June 27, 2007.†
3.3	First Amendment to the Amended and Restated Bylaws, dated October 8, 2007.††
4.1	Purchase/Placement Agreement, dated June 20, 2007, by and between the Company and Friedman, Billings, Ramsey & Co., Inc.†
4.2	Registration Rights Agreement, dated June 27, 2007, by and between the Company and Friedman, Billings, Ramsey & Co., Inc.†
4.3	Redemption and Purchase Agreement, dated June 27, 2007, by and between BancTec, Inc. and BancTec Intermediate Holding, Inc.†
5.1	Opinion of Weil, Gotshal & Manges LLP.††
10.1	Employment Agreement, dated May 27, 2007, by and between the Company and J. Coley Clark.†
10.2	Employment Agreement, dated May 27, 2007, by and between the Company and Jeffrey D. Cushman.†
10.3	Employment Agreement, dated May 27, 2007, by and between the Company and Mark D. Fairchild.†
10.4	Employment Agreement, dated May 27, 2007, by and between the Company and Michael D. Fallin.†
10.5	Employment Agreement, dated May 27, 2007, by and between the Company and Lin M. Held.†
10.6	Employment Agreement, dated May 27, 2007, by and between the Company and Brendan P. Keegan.†
10.7	Employment Agreement, dated May 27, 2007, by and between the Company and Michael D. Peplow.†
10.8	Form of First Amendment to Employment Agreement, dated October 16, 2007, by and among BancTec, Inc. and the executive officers party thereto.††
10.9	Amended and Restated Credit Agreement, dated February 7, 2008, by and among BancTec, Inc., General Electric Capital Corporation and the borrower party thereto and the lenders party thereto.††

10.10	Amended and Restated 2007 Equity Incentive Plan, dated June 26, 2007.††
10.11	Form 2007 Equity Incentive Plan Option Award Agreement with Executive Officers.††
10.12	Form 2007 Equity Incentive Plan Option Award Agreement with Employees.††
10.13	Form 2007 Equity Incentive Plan Restricted Stock Award Agreement.††
10.14	Form 2007 Non-Employee Director Equity Plan, dated January 25, 2008.††
10.15	Form 2007 Non-Employee Director Equity Plan Stock Option Award Agreement.††
10.16	Form 2007 Non-Employee Director Equity Plan Restricted Stock Award Agreement.††
10.17	Form Lock-Up Agreement, dated June 27, 2007.††
10.18
Limited Remittance Processing Services Agreement, dated December 31, 2005, by and among BancTec, Inc., Electronic Data Systems Corporation and EDS Information Services L.L.C. (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment filing with the Securities and Exchange Commission)*
10.19
Service Contract Sales Brokerage Agreement, dated September 1, 1998, by and between BancTec USA, Inc. and Dell USA, L.P., as amended. (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment filing with the Securities and Exchange Commission)**
10.20
Services and Support Agreement, dated October 19, 1998, by and between BancTec USA, Inc. and Dell Marketing, L.P., as amended. (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment filing with the Securities and Exchange Commission)*
21.1	Subsidiaries of the Registrant.†
23.1	Consent of Weil, Gotshal & Manges LLP (contained in Exhibit 5.1 hereto).
23.2	Consent of Deloitte & Touche LLP.*
23.3	Consent of KBA Group LLP.*
24.1	Power of Attorney.†

*
Filed herewith

**
To be filed by future amendment

†
Previously filed with the Company's Registration Statement on Form S-1 (File No. 333-145255) on August 8, 2007.

††
Previously filed with Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 333-145255) on May 1, 2008.

Item 17.    Undertakings.

(A)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 24, 2008.

BANCTEC, INC.
By:	/s/ JEFFREY D. CUSHMAN Jeffrey D. Cushman, Senior Vice President, Chief Financial Officer and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 24, 2008:

Name		Title

* J. Coley Clark		Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
/s/ JEFFREY D. CUSHMAN Jeffrey D. Cushman		Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)
* Felipe F. Atela		Director
* R. Randolph Devening		Director
* Gary J. Fernandes		Director
* John R. Harris		Director
*By:	/s/ JEFFREY D. CUSHMAN Jeffrey D. Cushman Attorney-in-fact

Exhibit Index

Exhibit Number	Description
3.1	Second Amended and Restated Certificate of Incorporation, dated June 27, 2007.†
3.2	Amended and Restated Bylaws, dated June 27, 2007.†
3.3	First Amendment to the Amended and Restated Bylaws, dated October 8, 2007.††
4.1	Purchase/Placement Agreement, dated June 20, 2007, by and between the Company and Friedman, Billings, Ramsey & Co., Inc.†
4.2	Registration Rights Agreement, dated June 27, 2007, by and between the Company and Friedman, Billings, Ramsey & Co., Inc.†
4.3	Redemption and Purchase Agreement, dated June 27, 2007, by and between BancTec, Inc. and BancTec Intermediate Holding, Inc.†
5.1	Opinion of Weil, Gotshal & Manges LLP.††
10.1	Employment Agreement, dated May 27, 2007, by and between the Company and J. Coley Clark.†
10.2	Employment Agreement, dated May 27, 2007, by and between the Company and Jeffrey D. Cushman.†
10.3	Employment Agreement, dated May 27, 2007, by and between the Company and Mark D. Fairchild.†
10.4	Employment Agreement, dated May 27, 2007, by and between the Company and Michael D. Fallin.†
10.5	Employment Agreement, dated May 27, 2007, by and between the Company and Lin M. Held.†
10.6	Employment Agreement, dated May 27, 2007, by and between the Company and Brendan P. Keegan.†
10.7	Employment Agreement, dated May 27, 2007, by and between the Company and Michael D. Peplow.†
10.8	Form of First Amendment to Employment Agreement, dated October 16, 2007, by and among BancTec, Inc. and the executive officers party thereto.††
10.9	Amended and Restated Credit Agreement, dated February 7, 2008, by and among BancTec, Inc., General Electric Capital Corporation and the borrower party thereto and the lenders party thereto.††
10.10	Amended and Restated 2007 Equity Incentive Plan, dated June 26, 2007.††
10.11	Form 2007 Equity Incentive Plan Option Award Agreement with Executive Officers.††
10.12	Form 2007 Equity Incentive Plan Option Award Agreement with Employees.††
10.13	Form 2007 Equity Incentive Plan Restricted Stock Award Agreement.††
10.14	Form 2007 Non-Employee Director Equity Plan, dated January 25, 2008.††
10.15	Form 2007 Non-Employee Director Equity Plan Stock Option Award Agreement.††
10.16	Form 2007 Non-Employee Director Equity Plan Restricted Stock Award Agreement.††
10.17	Form Lock-Up Agreement, dated June 27, 2007.††

10.18
Limited Remittance Processing Services Agreement, dated December 31, 2005, by and among BancTec, Inc., Electronic Data Systems Corporation and EDS Information Services L.L.C. (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment filing with the Securities and Exchange Commission)*
10.19
Service Contract Sales Brokerage Agreement, dated September 1, 1998, by and between BancTec USA, Inc. and Dell USA, L.P., as amended. (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment filing with the Securities and Exchange Commission)**
10.20
Services and Support Agreement, dated October 19, 1998, by and between BancTec USA, Inc. and Dell Marketing, L.P., as amended. (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment filing with the Securities and Exchange Commission)*
21.1	Subsidiaries of the Registrant.†
23.1	Consent of Weil, Gotshal & Manges LLP (contained in Exhibit 5.1 hereto).
23.2	Consent of Deloitte & Touche LLP.*
23.3	Consent of KBA Group LLP.*
24.1	Power of Attorney.†

*
Filed herewith

**
To be filed by future amendment

†
Previously filed with the Company's Registration Statement on Form S-1 (File No. 333-145255) on August 8, 2007.

††
Previously filed with Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 333-145255) on May 1, 2008.